    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999


                                                      REGISTRATION NO. 333-84045
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            PREDICTIVE SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                            7371                           13-3808483
(State or Other Jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer Identification
 Incorporation or Organization)     Classification Code Number)                 Number)

                            ------------------------

                               145 HUDSON STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 219-4400
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                         ------------------------------

              RONALD G. PETTENGILL, JR.             ROBERT L. BELAU

                CHIEF EXECUTIVE OFFICER                PRESIDENT

                            PREDICTIVE SYSTEMS, INC.
                               145 HUDSON STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 219-4400
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agents for Service)

                         ------------------------------

                                   Copies to:

         ALEXANDER D. LYNCH, ESQ.                      PETER B. TARR, ESQ.
           BABAK YAGHMAIE, ESQ.                    JOSEPH E. MULLANEY III, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                    HALE AND DORR LLP
       1633 BROADWAY, 47(TH) FLOOR                       60 STATE STREET
         NEW YORK, NEW YORK 10019                  BOSTON, MASSACHUSETTS 02109
              (212) 581-1600                              (617) 526-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]


                                4,000,000 SHARES


                                  COMMON STOCK


    Predictive Systems, Inc. is offering 4,000,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "PRDS."


                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------


                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public Offering Price.......................................   $ 18.00    $72,000,000
Underwriting Discounts and Commissions......................   $  1.26    $ 5,040,000
Proceeds to Predictive......................................   $ 16.74    $66,960,000


    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    We have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock to cover over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock to purchasers on November 1, 1999.


                            ------------------------

ROBERTSON STEPHENS

           BEAR, STEARNS & CO. INC.

                      DONALDSON, LUFKIN & JENRETTE

                                 FIRST UNION SECURITIES, INC.


                THE DATE OF THIS PROSPECTUS IS OCTOBER 27, 1999.

              [PREDICTIVE LOGO WITH PICTURE OF NETWORK CONSULTANTS AND THE TEXT "BUSINESS-SAVVY NETWORK CONSULTANTS".]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


    UNTIL NOVEMBER 21, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       4
Risk Factors................................................       8
Forward-Looking Statements; Market Data.....................      16
Use of Proceeds.............................................      17
Dividend Policy.............................................      17
Capitalization..............................................      18
Dilution....................................................      19
Selected Consolidated Financial Data........................      20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      22
Business....................................................      32
Management..................................................      45
Certain Transactions........................................      56
Principal Stockholders......................................      59
Description of Capital Stock................................      61
Shares Eligible for Future Sale.............................      64
Underwriting................................................      66
Legal Matters...............................................      68
Experts.....................................................      68
Where You Can Find More Information.........................      68
Index to Financial Statements...............................     F-1

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                            PREDICTIVE SYSTEMS, INC.

OUR BUSINESS

    We are a network consulting company focused on the design, performance, management and security of complex computing networks. We utilize our proprietary consulting methodology, BusinessFirst, to translate our clients' strategic business objectives into sound technology solutions. Using our BusinessFirst methodology, we demonstrate the business value of technology solutions in specific and measurable terms, thereby enabling our clients to incorporate objective and quantifiable analysis into their technology investment decisions. As a result, our clients can gain a clear understanding of the benefits that they will derive from their network technology investments and a measure of certainty regarding how their technology investments will be translated into quantifiable improvements to their business processes.

OUR SERVICES

    As an independent service provider, we provide our clients with unbiased expertise that enables the design, implementation and management of optimal technology solutions. We provide our services on either a project outsource or collaborative consulting basis. Our project outsource services are primarily based and measured against mutually agreed upon service offerings and provide our clients with certainty of costs, delivery time and project scope. Our collaborative consulting services enable our clients to utilize our extensive expertise in order to extend their internal capabilities and to access our methodologies.

    In addition to these services, we have developed an innovative service model through which we deliver our clients productized services, which are pre-packaged service products. Our service products are characterized by pre-defined service offerings that have a pre-defined set of service deliverables, a pre-defined pricing model and are implemented using a pre-defined methodology. In contrast to our project outsource and collaborative consulting services which provide our clients with services that are customized for, and therefore unique to, each engagement, our service products are typically provided with little or no modification. We believe that this unique approach to network services further differentiates us from our competitors.

    Our consultants are organized into the following practice areas, which cover the four cornerstones of network computing: network and systems management; internetwork design and engineering; performance management; and information security. This structure enables our consultants to gain in-depth expertise and become intimately familiar with the best practices and methodologies identified within each of those disciplines.

OUR MARKET

    We believe we are well-positioned to capitalize on global trends impacting communications technology, primarily the acceptance and growth of the Internet and private intranets. As a result of these trends, the demand for network consulting services has grown dramatically. International Data Corporation, a market research organization, estimates that the worldwide market for these services will grow from $12.1 billion in 1998 to $25.5 billion by 2003. Although there are many third-party service providers attempting to address this growing market, including network equipment vendors, systems integrators, value-added resellers and network consulting companies, we believe that few have the requisite focus and expertise to address the multi-faceted issues surrounding today's complex networking environments.

OUR STRATEGY

    Our goal is to become the leading provider of services for the design, performance, management and security of complex networks. To achieve this goal, we intend to pursue the following strategies:

    - continue to evolve our BusinessFirst methodology;

    - expand and enhance our service product offerings;

    - continue to attract and retain highly qualified consultants;

    - further increase our industry expertise; and

    - expand in existing and new geographic markets.

OUR CLIENTS

    We provide our services to a broad range of clients in many industries, including communications services, financial services, network technology and professional services. Our clients include Allied Signal; Bear Stearns; Bloomberg; British Telecom; Cisco Systems; UUNET, an MCI WorldCom company; Pfizer and Qwest. These clients, in the aggregate, accounted for approximately 60.2% of our revenues for the six months ended June 30, 1999 and 55.0% of our revenues for the year ended December 31, 1998.

RECENT DEVELOPMENTS

    In September 1999, we completed the private placement of 1,242,000 shares of our common stock to Cisco Systems, Inc. for $12.00 per share. In connection with the investment, we have agreed to nominate a person designated by Cisco for election to our Board of Directors so long as Cisco owns more than 750,000 shares of our common stock.

    In September 1999, we also completed the private placement of 94,867 and 18,133 shares of our common stock to General Atlantic Partners 57, L.P. and GAP Coinvestment Partners II, L.P., respectively, for $12.00 per share.

OUR HISTORY

    We were organized as Predictive Holdings, Inc. in Delaware in February 1995. In March 1999, in order to simplify our corporate organizational structure, Predictive Holdings was merged into its wholly-owned subsidiary, Predictive Systems, the surviving corporation.

    Since our inception, we have expanded our service offerings, evolved our technology expertise and developed the scope of our business to address the most critical network technology needs of the broad client base we serve. We have continued to grow our client base by expanding geographically, and we have supported this client base by attracting and retaining talented professionals at all levels. As of August 31, 1999, our employee base had grown to 349 full-time employees.

    Our principal executive offices are located at 145 Hudson Street, New York, New York 10013. Our telephone number is (212) 219-4400. In addition, we maintain offices in nine other locations: Atlanta, Georgia; Boston, Massachusetts; Dallas, Texas; Florham Park, New Jersey; Herndon, Virginia; Pleasanton, California; Santa Cruz, California; London, England; and Amsterdam, The Netherlands.

                            ------------------------

    Except as otherwise noted, all information in this prospectus:

    - reflects the automatic conversion of all of our outstanding shares of series A convertible preferred stock into an aggregate of 6,512,316 shares of our common stock on the closing of this offering; and

    - assumes no exercise of the underwriters' over-allotment option.

    "PREDICTIVE SYSTEMS," "BUSINESSFIRST" and the Predictive logo are trademarks of Predictive. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common stock offered by Predictive...........  4,000,000 shares

Common stock to be outstanding after this
  offering...................................  22,542,280 shares

Use of proceeds..............................  For general corporate purposes, including working capital. We may also use a portion of
                                               the proceeds for acquisitions of
                                               complementary businesses or technologies.
                                               Please see "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  PRDS

    The number of shares outstanding after this offering is based on our shares of common stock outstanding as of August 31, 1999 and gives effect to:

    - the automatic conversion of all outstanding shares of series A convertible preferred stock into 6,512,316 shares of our common stock on the closing of this offering;

    - the sale of 1,242,000 shares of our common stock to Cisco at $12.00 per share subsequent to August 31, 1999; and

    - the sale of 94,867 and 18,133 shares of our common stock to General Atlantic Partners 57 and GAP Coinvestment Partners II, respectively, at $12.00 per share subsequent to August 31, 1999.

    This information excludes:

    - 10,293,013 shares subject to options outstanding as of August 31, 1999 at a weighted average exercise price of $1.87 per share;

    - 2,706,987 additional shares reserved for issuance under our stock option plan; and

    - 750,000 additional shares available for issuance under our employee stock purchase plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables summarize the financial data for our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                   SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                                 ------------------------------   -------------------
                                                  1996       1997       1998       1998       1999
                                                 -------    -------    -------    -------    -------
                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues.....................................  $ 8,106    $18,087    $25,923    $ 9,465    $22,566
  Cost of revenues.............................    4,352     10,407     14,560      5,617     11,278
  Gross profit.................................    3,754      7,680     11,363      3,848     11,288
  Noncash compensation expense.................       --         --         --         --         10
  Operating profit (loss)......................    1,543      1,887       (822)    (1,223)       180
  Net income (loss)............................  $   863    $ 1,011    $  (627)   $  (737)   $  (183)
                                                 =======    =======    =======    =======    =======

NET INCOME (LOSS) PER SHARE:
  Basic........................................  $  0.20    $  0.22    $ (0.11)   $ (0.16)   $ (0.02)
  Diluted......................................  $  0.07    $  0.08    $ (0.11)   $ (0.16)   $ (0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic........................................    4,269      4,382      6,015      4,634      8,971
  Diluted......................................   11,586     12,765      6,015      4,634      8,971

    The following table is a summary of our balance sheet at June 30, 1999. The unaudited pro forma data give effect to the sale of 1,242,000, 94,867 and 18,133 shares of our common stock to Cisco, General Atlantic Partners 57 and GAP Coinvestment Partners II, respectively, at $12.00 per share subsequent to June 30, 1999 and the application of the net proceeds therefrom. The pro forma as adjusted data give effect to:

    - the automatic conversion of 6,512,316 shares of our series A convertible preferred stock into 6,512,316 shares of common stock on the closing of the offering and the reissuance of treasury stock in connection with this conversion; and


    - the sale of 4,000,000 shares of common stock at an initial public offering price of $18.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.



                                                                       JUNE 30, 1999
                                                              --------------------------------
                                                                                     PRO FORMA
                                                                                        AS
                                                              ACTUAL     PRO FORMA   ADJUSTED
                                                              -------     -------     -------
                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   360     $15,870     $81,330
Working capital.............................................   11,802      27,312      92,772
Total assets................................................   17,633      33,143      98,603
Total stockholders' equity..................................   12,761      28,271      93,731

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THIS CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

          RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

OUR LIMITED OPERATING HISTORY, PARTICULARLY IN LIGHT OF OUR RECENT GROWTH, MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND TO PREDICT OUR FUTURE SUCCESS

    We commenced operations in February 1995 and therefore have only a limited operating history for you to evaluate our business. Because of our limited operating history, recent growth and the fact that many of our competitors have longer operating histories, we believe that the prediction of our future success is difficult. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a new business, many of which are beyond our control. You should not rely on our historical results of operations as indications of future performance. The uncertainty of our future performance and the uncertainties of our operating in a new and expanding market increase the risk that the value of your investment will decline.

BECAUSE MOST OF OUR REVENUES ARE GENERATED FROM A SMALL NUMBER OF CLIENTS, OUR REVENUES ARE DIFFICULT TO PREDICT AND THE LOSS OF ONE COULD SIGNIFICANTLY REDUCE OUR REVENUES

    During the six months ended June 30, 1999, each of Bear Stearns and Qwest Communications accounted for 23.1% and 17.1%, respectively, of our revenues. Our five largest clients accounted for 57.0% of our revenues for the six months ended June 30, 1999. For the year ended December 31, 1998, our five largest clients accounted for 54.9% of our revenues. If one of our major clients discontinues or significantly reduces the use of our services, we may not generate sufficient revenues to offset this loss of revenues and our net income will decrease. In addition, the non-payment or late payment of amounts due from a major client could adversely affect us.

OUR CLIENTS MAY TERMINATE THEIR CONTRACTS WITH US ON SHORT NOTICE

    Our services are often delivered pursuant to short-term arrangements and most clients can reduce or cancel their contracts for our services without penalty and with little or short notice. If a major client or a number of small clients terminate our contracts or significantly reduce or modify their business relationships with us, we may not be able to replace the shortfall in revenues. Consequently, you should not predict or anticipate our future revenues based upon the number of clients we have currently or the number and size of our existing projects.

OUR OPERATING RESULTS MAY VARY FROM QUARTER TO QUARTER IN FUTURE PERIODS, AND AS A RESULT, WE MAY FAIL TO MEET THE EXPECTATIONS OF OUR INVESTORS AND ANALYSTS, WHICH MAY CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE

    Our operating results have varied from quarter to quarter. Our operating results may continue to vary as a result of a variety of factors. These factors include:

    - the loss of key employees;

    - the development and introduction of new service offerings;

    - reductions in our billing rates;

    - the miscalculation of resources required to complete new or ongoing projects;

    - the utilization of our workforce; and

    - the timing and extent of training.

    Many of these factors are beyond our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. In addition, our operating results may be below the expectations of public market analysts or investors in some future quarter. If this occurs, the price of our common stock is likely to decline.

WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM FIXED-PRICE PROJECTS, UNDER WHICH WE ASSUME GREATER FINANCIAL RISK IF WE FAIL TO ACCURATELY ESTIMATE THE COSTS OF THE PROJECTS

    We derive a substantial portion of our revenues from fixed-price projects. For the year ending December 31, 1998 and the six months ended June 30, 1999, fixed-price projects accounted for 26.0% and 36.9% of our revenue, respectively. We assume greater financial risks on a fixed-price project than on a time-and-expense based project. If we miscalculate the resources or time we need for these fixed-price projects, the costs of completing these projects may exceed the price, which could result in a loss on the project and a decrease in net income. Further, the average size of our contracts has increased in recent quarters, resulting in a corresponding increase in our exposure to the financial risks of fixed-price engagements. We recognize revenues from fixed-price projects based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, that we report for periods during which we are working on a fixed-price project may not accurately reflect the final results of the project and we would be required to record an expense for these periods equal to the amount by which our revenues were previously overstated.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONAL FACTORS WHICH COULD RESULT IN GREATER THAN EXPECTED LOSSES

    Our results of operations may experience seasonal fluctuations as businesses typically spend less on network management services during the summer and year-end vacation and holiday periods. Additionally, as a large number of our employees take vacation during these periods, our utilization rates during these periods tend to be lower, which reduces our margins and operating income. Accordingly, we may report greater than expected losses for these periods.

OUR LONG SALES CYCLE MAKES OUR REVENUES DIFFICULT TO PREDICT AND COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO BE BELOW THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS

    The timing of our revenues is difficult to predict because of the length and variance of the time required to complete a sale. Before hiring us for a project, our clients often undertake an extensive review process and may require approval at various levels within their organization. Any delay due to a long sales cycle could reduce our revenues for a quarter and cause our quarterly operating results to be below the expectations of public market analysts or investors. If this occurs, the price of our common is likely to decline.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO GROW OUR BUSINESS, WHICH WE MAY NOT BE ABLE TO DO

    Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including the success of our existing and new service offerings and competing technological and market developments. As a result, we may not be able to generate sufficient cash from our operations to meet additional working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. Accordingly, we may need to raise additional capital in the future. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise additional funds when needed, our ability to operate and grow our business could be impeded.

                    RISKS RELATED TO OUR STRATEGY AND MARKET

WE MAY HAVE DIFFICULTY MANAGING OUR EXPANDING OPERATIONS, WHICH MAY HARM OUR
  BUSINESS

    A key part of our strategy is to grow our business, however, our rapid growth has placed a significant strain on our managerial and operational resources. From January 1, 1997 to August 31, 1999, our staff increased from approximately 123 to approximately 349 employees. To manage our growth, we must continue to improve our financial and management controls, reporting systems and procedures, and expand and train our work force. We may not be able to do so successfully.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED NETWORK SYSTEMS CONSULTANTS WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY

    Our continued success depends on our ability to identify, hire, train and retain highly qualified network management consultants. These individuals are in high demand and we may not be able to attract and retain the number of highly qualified consultants that we need. If we cannot retain, attract and hire the necessary consultants, our ability to grow, complete existing projects and bid for new projects will be adversely affected.

COMPETITION IN THE NETWORK CONSULTING INDUSTRY IS INTENSE, AND THEREFORE WE MAY LOSE PROJECTS TO OUR COMPETITORS

    Our market is intensely competitive, highly fragmented and subject to rapid technological change. We expect competition to intensify and increase over time. We may lose projects to our competitors, which could adversely affect our business, results of operations and financial condition. In addition, competition could result in lower billing rates and gross margins and could require us to increase our spending on sales and marketing.

    We face competition from systems integrators, value added resellers, local and regional network services firms, telecommunications providers, and network equipment and computer systems vendors. These competitors may be able to respond more quickly to new or emerging technologies and changes in client requirements or devote greater resources to the expansion of their market share.

    Additionally, our competitors have in the past and may in the future form alliances with various network equipment vendors that may give them an advantage in implementing networks using that vendor's equipment.

    We also compete with internal information technology departments of current and potential clients. To the extent that current or potential clients decide to satisfy their needs internally, our business will suffer.

IF WE ARE UNABLE TO INTEGRATE OUR RECENT ACQUISITION OF NETWORK RESOURCE CONSULTANTS AND COMPANY B.V. AND ANY OTHER FUTURE ACQUISITIONS, OUR BUSINESS MAY BE DISRUPTED

    We recently acquired Network Resource Consultants and Company B.V., a network consulting company based in The Netherlands. The integration of this and other future acquisitions presents us with significant financial, managerial and operational challenges. We may not be able to meet these challenges effectively. To the extent our management is required to devote significant time and attention to integrating the technology, operations and personnel of acquired businesses, we may not be able to properly serve our current clients or attract new clients. Any difficulties in integrating acquisitions could disrupt our ongoing business, distract our management and employees, increase our expenses and otherwise adversely affect our business.

IF WE ARE UNABLE TO FIND SUITABLE ACQUISITION CANDIDATES, OUR GROWTH COULD BE IMPEDED

    A component of our growth strategy is the acquisition of, or investment in, complementary businesses, technologies, services or products. Our ability to identify and invest in suitable acquisition and investment candidates on acceptable terms is crucial to this strategy. We may not be able to identify, acquire or make investments in promising acquisition candidates on acceptable terms. Moreover, in pursuing acquisition and investment opportunities, we may be in competition with other companies having similar growth and investment strategies. Competition for these acquisitions or investment targets could also result in increased acquisition or investment prices and a diminished pool of businesses, technologies, services or products available for acquisition or investment.

OUR ACQUISITION STRATEGY COULD HAVE AN ADVERSE EFFECT ON CLIENT SATISFACTION AND OUR OPERATING RESULTS

    Acquisitions involve a number of risks, including:

    - adverse effects on our reported operating results due to accounting charges associated with acquisitions;

    - increased expenses, including compensation expense resulting from newly hired employees; and

    - potential disputes with the sellers of acquired businesses, technologies, services or products.

    Client dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, service or product could significantly underperform relative to our expectations.

COMPETITION FOR EXPERIENCED PERSONNEL IS INTENSE AND OUR INABILITY TO RETAIN KEY PERSONNEL COULD INTERRUPT OUR BUSINESS AND ADVERSELY AFFECT OUR GROWTH

    Our future success depends, in significant part, upon the continued service and performance of our senior management and other key personnel, in particular Ronald G. Pettengill, Jr., our Chairman and Chief Executive Officer, and Robert
L. Belau, our President. Losing the services of any of these individuals would impair our ability to effectively deliver our services and manage our company, and to carry out our business plan. In addition, competition for qualified personnel in the network consulting industry is intense and we may not be successful in attracting and retaining these personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult to hire these persons. Our business will suffer if we encounter delays in hiring additional personnel.

OUR INTERNATIONAL EXPANSION EFFORTS, WHICH ARE A KEY PART OF OUR GROWTH STRATEGY, MAY NOT BE SUCCESSFUL

    We expect to expand our international operations and international sales and marketing efforts. Recently, we commenced operations in England. In addition, in August 1999, we acquired Network Resource Consultants and Company, a network consulting company based in The Netherlands. We have had limited experience in marketing, selling and distributing our services internationally. We may not be able to maintain and expand our international operations or successfully market our services internationally. Failure to do so may negatively affect our business, as well as our ability to grow.

OUR BUSINESS MAY SUFFER IF WE FAIL TO ADAPT APPROPRIATELY TO THE CHALLENGES ASSOCIATED WITH OPERATING INTERNATIONALLY

    Operating internationally may require us to modify the way we conduct our business and deliver our services in these markets.

    We anticipate that we will face the following challenges internationally:

    - the burden and expense of complying with a wide variety of foreign laws and regulatory requirements;

    - potentially adverse tax consequences;

    - longer payment cycles and problems in collecting accounts receivable;

    - technology export and import restrictions or prohibitions;

    - tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - cultural and language differences;

    - fluctuations in currency exchange rates; and

    - seasonal reductions in business activity during the summer months in Europe.

    If we do not appropriately anticipate changes and adapt our practices to meet these challenges, our growth could be impeded and our results of operations could suffer.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES, OUR SERVICES MAY BECOME LESS COMPETITIVE AND OUR BUSINESS WILL SUFFER

    Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. As a result of the complexities inherent in today's computing environments, we face significant challenges in remaining abreast of such changes and product introductions. If we cannot keep pace with these changes, we will not be able to meet our clients' increasingly sophisticated network management needs and our services will become less competitive.

    Our future success will depend on our ability to:

    - keep pace with continuing changes in industry standards, information technology and client preferences;

    - respond effectively to these changes; and

    - develop new services or enhance our existing services.

    We may be unable to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or client requirements.

IF THE USE OF LARGE-SCALE, COMPLEX NETWORKS DOES NOT CONTINUE TO GROW, WE MAY NOT BE ABLE TO SUCCESSFULLY INCREASE OR MAINTAIN OUR CLIENT BASE AND REVENUES

    To date, a majority of our revenues have been from network management services related to large-scale, complex networks. We believe that we will continue to derive a majority of our revenues from providing network design, performance, management and security services. As a result, our future success is highly dependent on the continued growth and acceptance of large-scale, complex computer networks and the continued trend among our clients to use third-party service providers. If the growth of the use of enterprise networks does not continue or declines, our business may not grow and our revenues may decline.

IF THE INTERNET DOES NOT GROW AND CONTINUE TO DEVELOP AS A VIABLE BUSINESS TOOL, DEMAND FOR OUR SERVICES AND OUR REVENUES MAY DECLINE

    The growing demand for network management services has been driven in part by the growth of the Internet. The Internet may not prove to be a viable commercial marketplace because of:

    - inadequate development of the necessary infrastructure;

    - lack of development of complementary products (such as high speed modems and high speed communication lines);

    - implementation of competing technology;

    - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; or

    - governmental regulation.

    Moreover, critical issues concerning the use of the Internet remain unresolved and may affect the growth of the use of such technologies to solve business problems. If the Internet fails to grow or grows more slowly as a viable business tool than anticipated, there will be a significant decline in the need for our services and our revenues will decline.

YEAR 2000 PROBLEMS PRESENT TECHNOLOGICAL RISKS WHICH MAY BE COSTLY TO CORRECT AND WHICH MAY DISRUPT OUR BUSINESS

    Year 2000 problems could cause us, or our clients, to experience operational difficulties and incur expenses. Although we have received compliance information from our material third-party vendors, we have not received compliance information from all of our third-party vendors. In addition, it is possible that our third-party vendors were mistaken in certifying that their systems are Year 2000 compliant. Furthermore, we will not conduct an end-to-end system test until October 1999. If we fail to fix our internal systems or to fix or replace material third-party software, hardware or services on a timely basis, we may suffer lost revenues, increased operating costs and other business interruptions, any of which would materially and adversely affect us. Moreover, if we fail to adequately address Year 2000 compliance issues, we may be subject to claims of mismanagement and related litigation, which would be costly and time-consuming to defend.

    In addition, we cannot assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. If those entities fail to be Year 2000 compliant, there may be a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could materially disrupt our ability to deliver our services.

  RISKS RELATED TO INTELLECTUAL PROPERTY MATTERS AND POTENTIAL LEGAL LIABILITY

UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY DAMAGE OUR BRAND

    We regard our copyrights, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license and other agreements with our employees, customers, partners and others to protect our intellectual property rights. However, we do not have any patents or patent applications pending and existing trade secret, trademark and copyright laws afford us only limited protection. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. The laws of some foreign countries are also uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

WE MAY NOT BE ABLE TO OBTAIN TRADEMARK PROTECTION FOR SOME OF OUR IMPORTANT TRADEMARKS, WHICH WOULD SIGNIFICANTLY IMPAIR OUR ABILITY TO PREVENT OTHERS FROM USING THOSE TRADEMARKS AND MAY REQUIRE US TO REPLACE THEM WITH NEW TRADEMARKS

    The trademark offices in the United States and England have raised objections to the registration of our "PREDICTIVE SYSTEMS," "BUSINESSFIRST" and Predictive logo trademarks, including likelihood of confusion with pre-existing trademarks and descriptiveness. We have responded to these objections and are awaiting the trademark offices' decisions on our responses. We have not, however, received any objections from third parties asserting likelihood of confusion claims with respect to our trademarks. Nonetheless, we may not be able to obtain trademark registrations in the United States or England, or both, for one or more of these trademarks, in which case we will be unable to fully enforce our statutory trademark rights against third parties for these trademarks, and/or we must decide to replace such trademarks with new trademarks.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH COULD BE EXPENSIVE AND, IF WE ARE NOT SUCCESSFUL, COULD DISRUPT OUR BUSINESS

    We cannot be certain that our services, the finished products that we deliver or materials provided to us by our clients for use in our finished products do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. As a result, we may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

BECAUSE OUR SERVICES ARE OFTEN CRITICAL TO OUR CLIENTS' OPERATIONS, WE MAY BE SUBJECT TO SIGNIFICANT CLAIMS IF OUR SERVICES DO NOT MEET OUR CLIENTS EXPECTATIONS

    Many of our projects are critical to the operations of our clients' businesses. If we cannot complete these projects to our clients' expectations, we could materially harm our clients' operations. This could damage our reputation, subject us to increased risk of litigation or result in our having to provide additional services to a client at no charge. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed.

                         RISKS RELATED TO THIS OFFERING

WE DO NOT HAVE A PLAN FOR THE USE OF THE NET PROCEEDS OF THIS OFFERING AND WILL THEREFORE HAVE DISCRETION AS TO THE USE OF THESE PROCEEDS, WHICH WE MAY NOT USE EFFECTIVELY

    We have no plan with respect to the use of the net proceeds of this offering and have not committed these proceeds to any particular purpose. Therefore, our management will have significant flexibility in applying the net proceeds of this offering and may use the proceeds in ways with which stockholders disagree. We may not be able to invest these funds effectively.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY

    Following this offering, the market price of our common stock is likely to be highly volatile and may fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources.

WE ARE CONTROLLED BY A SMALL GROUP OF OUR EXISTING STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS

    Our directors, executive officers and affiliates currently beneficially own approximately 79.5% of the outstanding shares of our common stock, and after the offering will beneficially own approximately 67.0% of the outstanding shares of our common stock. Accordingly, these stockholders will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

    The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. In addition, we have a significant number of shares that are subject to outstanding options. The exercise of these options and the subsequent sale of the underlying common stock could cause a further decline in our stock price. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE

    Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price per share will significantly exceed the pro forma net tangible book value per share as of June 30, 1999 of $1.62. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. In addition, we had 10,293,013 shares subject to options outstanding as of August 31, 1999 at a weighted average exercise price of $1.87 per share. The exercise of these options will result in further dilution of the value of the shares purchased in this offering.

                    FORWARD-LOOKING STATEMENTS; MARKET DATA

    Many statements made in this prospectus under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere are forward-looking statements that are not based on historical facts. Because these forward looking-statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors."

    This prospectus contains market data related to our business and the network consulting and integration services industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our common stock.

    The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS


    The net proceeds we will receive from the sale of the shares of common stock offered by us are estimated to be $65.5 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $75.5 million.


    The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock, and facilitate future access to public markets. As of the date of this prospectus, we have not made any specific expenditure plans with respect to the proceeds of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. We expect to use the net proceeds of this offering for general corporate purposes, including working capital. A portion of the net proceeds may also be used for the acquisition of complementary businesses or technologies. We are not currently a party to any contracts, letters of intent, commitments or agreements and are not currently engaged in active negotiations, with respect to any acquisitions.

    Pending such uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not intend to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

    - on an actual basis;

    - on a pro forma basis after giving effect to (1) the receipt of the net proceeds from the sale of 1,242,000, 94,867, and 18,133 shares of our common stock to Cisco, General Atlantic Partners 57 and GAP Coinvestment Partners II, respectively, at $12.00 per share subsequent to June 30, 1999 and the application of the net proceeds therefrom, (2) the automatic conversion of our series A convertible preferred stock into common stock, and (3) the reissuance of treasury stock in connection with this conversion; and


    - on a pro forma as adjusted basis to reflect our sale of shares of common stock at an initial public offering price of $18.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Please see "Use of Proceeds."


    You should read this information together with our consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                                                       JUNE 30, 1999
                                                              --------------------------------
                                                                                    PRO FORMA
                                                                           PRO         AS
                                                              ACTUAL      FORMA     ADJUSTED
                                                              -------    -------    ---------
                                                                 (UNAUDITED, IN THOUSANDS)
Long term debt..............................................  $    --    $    --    $      --
Stockholders' equity:
  Convertible preferred stock, $.001 par value, 20,000,000
    shares authorized, 6,512,316 issued and outstanding,
    actual; 10,000,000 authorized, none issued and
    outstanding, pro forma and pro forma as adjusted........        7         --           --
  Common stock, $.001 par value, 50,000,000 shares
    authorized, 12,465,750 issued and 9,610,650 outstanding,
    actual; (200,000,000 authorized, 17,477,966 issued and
    outstanding, pro forma; 21,477,966 issued and
    outstanding, pro forma as adjusted).....................       12         17           21
Additional paid-in capital..................................   20,308     27,421       92,877
Treasury stock..............................................   (8,399)        --           --
Deferred compensation.......................................     (295)      (295)        (295)
Retained earnings...........................................    1,144      1,144        1,144
Accumulated other comprehensive loss........................      (16)       (16)         (16)
                                                              -------    -------    ---------
  Total stockholders' equity................................   12,761     28,271       93,731
                                                              -------    -------    ---------
    Total capitalization....................................  $12,761    $28,271    $  93,731
                                                              =======    =======    =========


    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 1999. It does not include:

    - 10,293,013 shares subject to options outstanding as of August 31, 1999 at a weighted average exercise price of $1.87 per share;

    - 2,706,987 additional shares reserved for issuance under our stock option plan; and

    - 750,000 additional shares available for issuance under our employee stock purchase plan.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 1999 was approximately $28.3 million, or $1.62 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of stock outstanding at that date, assuming the receipt of the net proceeds from the sale of 1,242,000, 94,867 and 18,133 shares of our common stock to Cisco, General Atlantic Partners 57 and GAP Coinvestment Partners II, respectively, at
$12.00 per share, the conversion of all outstanding shares of our series A convertible preferred stock into common stock and the reissuance of our treasury stock in connection with this conversion. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.


    After giving effect to the issuance and sale of the shares of common stock offered by us and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value as of June 30, 1999 would have been $93.7 million, or $4.36 per share. This represents an immediate increase in pro forma net tangible book value of $2.74 per share to existing stockholders and an immediate dilution of $13.64 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution.



Initial public offering price per share.....................          $18.00
  Pro forma net tangible book value per share at June 30,
    1999....................................................  $1.62
  Pro forma increase attributable to new investors..........   2.74
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................           4.36
                                                                      -----
Pro forma dilution per share to new investors...............          $13.64
                                                                      =====



    The following table summarizes, on a pro forma basis, as of June 30, 1999, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an initial public offering price of $18.00 per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us:



                             SHARES PURCHASED       TOTAL CONSIDERATION
                           ---------------------   ----------------------   AVERAGE PRICE
                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                           ----------   --------   -----------   --------   -------------
Existing stockholders....  17,477,966     81.4%    $27,133,111     27.4%       $ 1.55
New investors............   4,000,000     18.6      72,000,000     72.6         18.00
                           ----------    -----     -----------    -----
    Total................  21,477,966    100.0%    $99,133,111    100.0%
                           ==========    =====     ===========    =====


    This discussion and table assume no exercise of any stock options outstanding as of June 30, 1999. As of August 31, 1999, there were options outstanding to purchase a total of 10,293,013 shares of common stock with a weighted average exercise price of $1.87 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. Please see "Capitalization."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated balance sheet data as of December 31, 1997 and 1998 and the selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of June 30, 1999 and the consolidated statements of operations for the six months ended June 30, 1998 and 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1996 has been derived from our consolidated audited financial statements not included in this prospectus. The selected consolidated balance sheet as of December 31, 1995 and the selected consolidated statement of operations data for the period from February 10, 1995 (inception) to December 31, 1995 are derived from our unaudited consolidated financial statements not included in this prospectus.

    The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for the fair presentation of our consolidated financial position and the consolidated results of operations for those periods. Results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year or for any future period.

    The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                        PERIOD FROM
                                        FEBRUARY 10,
                                      1995 (INCEPTION)                                              SIX MONTHS ENDED
                                      TO DECEMBER 31,           YEAR ENDED DECEMBER 31,                 JUNE 30,
                                      ----------------   -------------------------------------   -----------------------
                                          1995              1996          1997         1998         1998         1999
                                        -----------      -----------   ----------   ----------   ----------   ----------
                                        (UNAUDITED)      (IN THOUSANDS, EXCEPT PER SHARE DATA)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Professional services.............    $     2,090      $     6,819   $   16,897   $   23,858   $    8,935   $   21,278
  Hardware and software sales.......            161            1,287        1,190        2,065          530        1,288
                                        -----------      -----------   ----------   ----------   ----------   ----------
    Total revenues..................          2,251            8,106       18,087       25,923        9,465       22,566
Cost of revenues:
  Professional services.............            981            3,382        9,590       12,861        5,179       10,246
  Hardware and software purchases...            161              970          817        1,699          438        1,032
                                        -----------      -----------   ----------   ----------   ----------   ----------
    Total cost of revenues..........          1,142            4,352       10,407       14,560        5,617       11,278
                                        -----------      -----------   ----------   ----------   ----------   ----------

Gross profit........................          1,109            3,754        7,680       11,363        3,848       11,288

Expenses:
  Sales and marketing...............            220              386        1,082        3,433        1,255        3,409
  General and administrative........            535            1,683        4,390        8,184        3,587        7,377
  Depreciation and amortization.....             63              142          321          568          229          312
  Noncash compensation expense......             --               --           --           --           --           10
                                        -----------      -----------   ----------   ----------   ----------   ----------
Operating profit (loss).............            291            1,543        1,887         (822)      (1,223)         180

Other Income (Expense):
  Interest income...................              5               31           27           58           13           70
  Other income......................             --                8            4            1           --           37
  Interest expense..................             --               --          (36)        (324)         (67)        (109)
                                        -----------      -----------   ----------   ----------   ----------   ----------
Income (loss) before provision
  (benefit) for income taxes........            296            1,582        1,882       (1,087)      (1,277)        (178)
Income tax provision (benefit)......            146              719          871         (460)        (540)         361
                                        -----------      -----------   ----------   ----------   ----------   ----------
Net income (loss)...................    $       150      $       863   $    1,011   $     (627)  $     (737)  $     (183)
                                        ===========      ===========   ==========   ==========   ==========   ==========

Net income (loss) per share:
  Basic.............................    $      0.04      $      0.20   $     0.22   $    (0.11)  $    (0.16)  $    (0.02)
                                        ===========      ===========   ==========   ==========   ==========   ==========
  Diluted...........................    $      0.01      $      0.07   $     0.08   $    (0.11)  $    (0.16)  $    (0.02)
                                        ===========      ===========   ==========   ==========   ==========   ==========

Weighted average common shares
  outstanding:
  Basic.............................          4,245            4,269        4,382        6,015        4,634        8,971
                                        ===========      ===========   ==========   ==========   ==========   ==========
  Diluted...........................         10,396           11,586       12,765        6,015        4,634        8,971
                                        ===========      ===========   ==========   ==========   ==========   ==========

    Please see Note 3 to our consolidated financial statements for an explanation of the number of shares used in per share computations. Upon the closing of this offering, each share of our series A preferred stock will convert into one share of our common stock. On a pro forma basis, basic and diluted loss per share, had each share of our series A preferred stock been immediately converted into common stock at the time of issuance, would have been $(0.01) for the six months ended June 30, 1999.

                                                                             DECEMBER 31,
                                                             --------------------------------------------
                                                               1995         1996       1997       1998      JUNE 30, 1999
                                                               ------       ------    -------    -------       -------
                                                             (UNAUDITED)           (IN THOUSANDS)            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................................    $  270       $  638    $   420    $    --       $   360
Working capital............................................       661        1,178      1,679      2,365        11,802
Total assets...............................................     1,180        3,629      6,870     13,677        17,633
Total stockholders' equity.................................       192        1,061      2,072      2,026        12,761

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Substantially all of our revenues are derived from professional services. We provide network consulting services to our clients on either a project outsource or collaborative consulting basis. We derive revenues from these services on both a fixed-price, fixed-time basis and on a time-and-expense basis. We use our BusinessFirst methodology to estimate and propose prices for our fixed-price projects. The estimation process accounts for standard billing rates particular to each project, the client's technology environment, the scope of the project, and the project's timetable and overall technical complexity. A member of our senior management team must approve all of our fixed-price proposals. For these contracts, we recognize revenue using a percentage-of-completion method primarily based on costs incurred. We make provisions for estimated losses on uncompleted contracts on a contract-by-contract basis and recognize such provisions in the period in which the losses are determined. Professional services revenues for time-and-expense based projects are recognized as services are performed. Any payments received in advance of services performed are recorded as deferred revenue. Our clients are generally able to reduce or cancel their use of our professional services without penalty and with little or no notice. We also derive limited revenues from the sale of hardware and software. We sell hardware and software only when specifically requested by a client. We expect revenues from the sale of hardware and software to continue to decline on a percentage basis.

    Since we recognize professional services revenues only when our consultants are engaged on client projects, the utilization of our consultants is important in determining our operating results. In addition, a substantial majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. As a result, any underutilization of our consultants may cause significant variations in our operating results in any particular quarter and could result in losses for such quarter. Factors which could cause underutilization include:

    - the reduction in size, delay in commencement, interruption or termination of one or more significant projects;

    - the completion during a quarter of one or more significant projects;

    - the miscalculation of resources required to complete new or ongoing projects; and

    - the timing and extent of training, weather related shut-downs, vacations and holidays.

    Our cost of revenues consist of costs associated with our professional services and hardware and software purchases. Costs of revenues associated with professional services include compensation and benefits for our consultants and project-related travel expenses. Costs of hardware and software purchases consist of acquisition costs of third-party hardware and software resold.

    On August 12, 1999, we acquired Network Resource Consultants and Company for an aggregate purchase price of approximately $4.3 million. The purchase price was paid in the form of 1,062,814 shares of our common stock in exchange for all of the outstanding capital stock of Network Resource Consultants and Company. The acquisition was accounted for as a purchase and resulted in intangible assets of approximately $4.3 million representing the excess purchase price over the fair value of the net assets acquired. The intangible assets will be amortized over a period of 5 years.

    On September 16, 1999, we completed the sale of 1,242,000 shares of our common stock to Cisco at $12.00 per share for net proceeds of approximately $14.2 million.

    On September 22, 1999, we completed the sale of 94,867 and 18,133 shares of our common stock to General Atlantic 57, and GAP Coinvestment Partners II, respectively, at $12.00 per share for net proceeds of approximately $1.4 million.

    We plan to continue to expand our operations by hiring additional consultants and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses will have a material adverse effect on our operating results if our revenues do not increase to support such expenses. Based on all of the foregoing, we believe that our quarterly revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied on as indications of future performance.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data for the periods indicated expressed as a percentage of total revenues:

                                                                                         SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,            JUNE 30,
                                                       ------------------------------   -------------------
                                                        1996       1997       1998       1998       1999
                                                        ------     ------     ------     ------     ------
Revenues:
  Professional services..............................     84.1%      93.4%      92.0%      94.4%      94.3%
  Hardware and software sales........................     15.9        6.6        8.0        5.6        5.7
                                                        ------     ------     ------     ------     ------
    Total revenues...................................    100.0      100.0      100.0      100.0      100.0
Costs of revenues:
  Professional services..............................     41.7       53.0       49.6       54.7       45.4
  Hardware and software sales........................     12.0        4.5        6.6        4.6        4.6
                                                        ------     ------     ------     ------     ------
    Total cost of revenues...........................     53.7       57.5       56.2       59.3       50.0
Gross Profit.........................................     46.3       42.5       43.8       40.7       50.0
Expenses:
  Sales and marketing................................      4.8        6.0       13.2       13.3       15.1
  General and administrative.........................     20.8       24.3       31.6       37.9       32.7
  Depreciation and amortization......................      1.7        1.8        2.2        2.4        1.4
  Noncash compensation expense.......................       --         --         --         --         --
Operating profit (loss)..............................     19.0       10.4      (3.2)     (12.9)        0.8
Other income (expense)...............................      0.5         --      (1.0)      (0.6)         --
                                                        ------     ------     ------     ------     ------
Net income (loss) before income tax provision
  (benefit)..........................................     19.5       10.4      (4.2)     (13.5)        0.8
Income tax provision (benefit).......................      8.9        4.8      (1.8)      (5.7)        1.6
                                                        ------     ------     ------     ------     ------
Net income (loss)....................................     10.6%       5.6%     (2.4)%     (7.8)%     (0.8)%
                                                        ======     ======     ======     ======     ======

SIX MONTHS ENDED JUNE 30, 1998 AND 1999

    REVENUES. Substantially all of our revenues are derived from fees for professional services. Revenues increased 138.4% from $9.5 million in the six months ended June 30, 1998 to $22.6 million in the six months ended June 30, 1999. Revenues from professional services increased 138.1% from $8.9 million in the six months ended June 30, 1998 to $21.3 million in the six months ended
June 30, 1999. This increase was primarily due to an increase in the number of professional services projects and an increase in the size of the projects. Revenues from hardware and software sales increased 142.8% from $530,000 in the six months ended June 30, 1998 to $1.3 million in the six months ended June 30, 1999. During the six months ended June 30, 1999, each of Bear, Stearns & Co. Inc. and Qwest Communications, Inc. accounted for 23.1% and 17.1%, respectively, of our revenues. The number of our billable consultants increased from approximately 120 at June 30, 1998 to approximately 190 at June 30, 1999. Subsequent to June 30, 1999, we added an additional 14 billable consultants as a result of our acquisition of Network Resource Consultants and Company, B.V.

    GROSS PROFIT. Gross profit increased 193.3% from $3.8 million in the six months ended June 30, 1998 to $11.3 million in the six months ended June 30, 1999. As a percentage of revenues, gross profit increased from 40.7% in the six months ended June 30, 1998 to 50.0% in the six months ended June 30, 1999. This increase in gross profit was due to efficiencies in completing fixed-price, fixed-time projects, higher utilization rates and an increase in average billing rates. Cost of revenues increased from $5.6 million in the six months ended
June 30, 1998 to $11.3 million in the six months ended June 30, 1999. This increase in cost of revenues was due primarily to an increase in compensation and benefits paid to consultants.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of compensation and benefits, travel expenses and promotional expenses. Sales and marketing expenses increased 171.5% from $1.3 million in the six months ended June 30, 1998 to $3.4 million in the six months ended June 30, 1999. As a percentage of revenues, sales and marketing expenses increased from 13.3% in the six months ended June 30, 1998 to 15.1% in the six months ended June 30, 1999. This increase was primarily due to an increase of $1.6 million in compensation and benefits paid due to the hiring of additional personnel and an increase of $451,000 in commissions paid.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 105.7% from $3.6 million in the six months ended June 30, 1998 to $7.4 million in the six months ended June 30, 1999. As a percentage of revenues, general and administrative expense decreased from 37.9% in the six months ended June 30, 1998 to 32.7% in the six months ended June 30, 1999. The increase in absolute dollars was primarily due to an increase of $1.9 million in recruiting and professional development and other administrative costs, an increase of $1.1 million in compensation and benefits costs, and an increase of $790,000 in facilities and equipment costs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 36.1% from $229,000 in the six months ended June 30, 1998 to $312,000 in the six months ended June 30, 1999. This increase was due to purchases of additional equipment to support our growth.

    NONCASH COMPENSATION EXPENSE. During the six months ended June 30, 1999, we granted options to purchase shares of common stock at exercises prices that were less than the fair market value of the underlying shares of common stock. This will result in noncash compensation expense over the period that these specific options vest. We estimate the expense will be approximately $48,000 for the year ended December 31, 1999. During the six months ended June 30, 1999, we recorded $9,875 of noncash compensation expense related to these options. The remaining noncash compensation expense beyond 1999 is currently estimated to be $257,000.

    OTHER INCOME (EXPENSE). Other expense decreased from $54,000 in the six months ended June 30, 1998 to $3,000 in the six months ended June 30, 1999. This decrease was primarily due to an increase in interest expense related to short term borrowings, offset by increased interest income and other non-operating income.

    INCOME TAXES. The income tax benefit was ($541,000) on pre-tax losses of $1.3 million for the six months ended June 30, 1998. For the six months ended June 30, 1999, the income tax expense was $361,000 on pre-tax income of $178,000. The effective tax rate was 42.3% and 203.1% during the six months ended June 30, 1998 and 1999, respectively. The increase in the effective tax rates relates to the provision for a valuation allowance against net operating losses of our English subsidiary.

YEARS ENDED DECEMBER 31, 1997 AND 1998

    REVENUES. Revenues increased 43.3% from $18.1 million in 1997 to $25.9 million in 1998. Revenues from professional services increased 41.2% from $16.9 million in 1997 to $23.9 million in 1998. This increase was primarily due to an increase in the number of professional services projects and an increase in the size of these projects. Revenues from hardware and software sales increased 73.6% from $1.2 million in 1997 to $2.1 million in 1998. During 1998, Bear, Stearns & Co. Inc. accounted for 21.0% of revenues. The number of our billable consultants increased from approximately 98 at December 31, 1997 to approximately 149 at December 31, 1998.

    GROSS PROFIT. Gross profit increased 48.0% from $7.7 million in 1997 to $11.4 million in 1998. As a percentage of revenues, gross profit increased from 42.5% in 1997 to 43.8% in 1998. This increase in gross profit was due to efficiencies in completing fixed-price, fixed-time projects, partially offset by lower utilization rates and a decrease in average billing rates. Cost of revenues increased from $10.4 million in 1997 to $14.6 million in 1998. This increase in cost of revenues was due primarily to an increase in compensation and benefits paid to consultants.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 217.4% from $1.1 million in 1997 to $3.4 million in 1998. As a percentage of revenues, sales and marketing expenses increased from 6.0% in 1997 to 13.2% in 1998. This increase was primarily due to an increase of $1.6 million in compensation and benefits paid due to the hiring of additional personnel, an increase of $591,000 due to increased sales and marketing efforts, and an increase of $142,000 in commissions paid because of the increase in revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 86.4% from $4.4 million in 1997 to $8.2 million in 1998. As a percentage of revenues, general and administrative expense increased from 24.3% in 1997 to 31.6% in 1998. This increase was due to an increase of $1.4 million in recruiting and professional development and other administrative costs, an increase of $1.3 million in compensation and benefits costs, and an increase of $1.1 million in facilities and equipment costs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 76.9% from $321,000 in 1997 to $568,000 in 1998. This increase was due to purchases of additional equipment to support our growth.

    OTHER INCOME (EXPENSE). Other expense increased from ($5,000) in 1997 to ($265,000) in 1998. This increase was primarily due to an increase in interest expense related to an increase in short term borrowings.

    INCOME TAXES. The income tax provision was $871,000 on pre-tax income of $1.9 million in 1997. In 1998 the income tax benefit was ($460,000) on pre-tax losses of $1.1 million. The effective tax rate was 46.3% and 42.3% for 1997 and 1998, respectively. The differences in the effective tax rate resulted from a greater amount of non-tax deductible expenses during 1997.

YEARS ENDED DECEMBER 31, 1996 AND 1997

    REVENUES. Revenues increased 123.1% from $8.1 million in 1996 to $18.1 million in 1997. Revenues from professional services increased 147.8% from $6.8 million in 1996 to $16.9 million in 1997. Revenues from hardware and software sales decreased 7.6% from $1.3 million in 1996 to $1.2 million in 1997. The increase in professional services was primarily due to an increase in the number of professional services projects and an increase in the size of these projects. During 1997, each of Bear, Stearns & Co. Inc. and Unisys Corporation accounted for 20.6% and 19.7% of revenues, respectively. The number of our billable consultants increased from approximately 42 at December 31, 1996 to approximately 98 at December 31, 1997.

    GROSS PROFIT. Gross profit increased 104.6% from $3.8 million in 1996 to $7.7 million in 1997. As a percentage of revenues, gross profit decreased from 46.3% in 1996 to 42.5% in 1997. The increase in gross profit in absolute dollars was due to efficiencies in completing fixed-price, fixed-time projects, higher utilization rates and an increase in average billing rates. Cost of revenues increased from $4.4 million in 1996 to $10.4 million 1997. This increase in cost of revenues was due primarily to an increase in compensation and benefits paid to consultants.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 180.3% from $386,000 in 1996 to $1.1 million in 1997. As a percentage of revenues, sales and marketing expenses increased from 4.8% in 1996 to 6.0% in the 1997. This increase was due primarily to an increase of $441,000 in compensation and benefits paid due to the hiring of additional personnel, and an increase of $126,000 in commissions paid because of the increase in revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 160.8% from $1.7 million in 1996 to $4.4 million in 1997. As a percentage of revenues, general and administrative expense increased from 20.8% 1996 to 24.3% in 1997. This increase was primarily due to an increase of $1.1 million in facilities and equipment costs, an increase of $883,000 in recruiting and professional development and other administrative costs, and an increase of $756,000 in compensation and benefits costs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 125.8% from $142,000 in 1996 to $321,000 in 1997. This increase was due to purchases of additional equipment to support our growth.

    OTHER INCOME (EXPENSE). Other income (expense) decreased from $39,000 in 1996 to ($5,000) in 1997, due to an increase in interest expense as a result of short term borrowings during 1997.

    INCOME TAXES. The income tax provision was $719,000 on pre-tax income of $1.6 million in 1996. In 1997, the income tax provision was $871,000 on pre-tax income of $1.9 million. The effective tax rate was 45.4% and 46.3% in 1997 and 1998, respectively. The increase in the effective tax rate above the federal and state statutory rates reflects certain non-tax deductible expenses.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly statement of operations data for each of the seven quarters in the period ended June 30, 1999 and the percentage of our revenues represented by each item in the respective quarters. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with our financial statements and notes. The unaudited results of operations for any quarter are not necessarily indicative of results for any future period.

                                                                           QUARTER ENDED
                                           ------------------------------------------------------------------------------
                                           DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,
                                             1997       1998        1998       1998        1998       1999        1999
                                           --------   ---------   --------   ---------   --------   ---------   ---------
                                                                           (IN THOUSANDS)
Revenues:
  Professional services..................   $3,918     $3,798      $5,137     $6,702      $8,221     $9,887      $11,391
  Hardware and software sales............      406         78         452        233       1,302        478          810
                                            ------     ------      ------     ------      ------     ------      -------
    Total revenues.......................    4,324      3,876       5,589      6,935       9,523     10,365       12,201

Cost of Revenues:
  Professional services..................    2,269      2,387       2,792      3,308       4,374      4,849        5,397
  Hardware and software purchases........      245         65         373        229       1,032        426          606
                                            ------     ------      ------     ------      ------     ------      -------
    Total cost of revenues...............    2,514      2,452       3,165      3,537       5,406      5,275        6,003
                                            ------     ------      ------     ------      ------     ------      -------

Gross profit.............................    1,810      1,424       2,424      3,398       4,117      5,090        6,198
Expenses:
  Selling and marketing..................      372        484         771      1,032       1,146      1,589        1,820
  General and administrative.............    1,303      1,722       1,865      2,231       2,366      3,469        3,908
  Depreciation and amortization..........      104        108         121        123         216        144          168
  Noncash compensation expense...........       --         --          --         --          --          5            5
                                            ------     ------      ------     ------      ------     ------      -------
Operating profit (loss)..................       31       (890)       (333)        12         389       (117)         297
Other income (expense)...................      (14)       (22)        (32)       (85)       (126)       (28)          26
                                            ------     ------      ------     ------      ------     ------      -------
Net income (loss) before income tax
  provision (benefit)....................       17       (912)       (365)       (73)        263       (145)         323
Income tax provision (benefit)...........        8       (390)       (150)        46          34        (49)         410
                                            ------     ------      ------     ------      ------     ------      -------
Net income (loss)........................   $    9     $ (522)     $ (215)    $ (119)     $  229     $  (96)     $   (87)
                                            ======     ======      ======     ======      ======     ======      =======

                                                                    PERCENTAGE OF TOTAL REVENUES
                                           ------------------------------------------------------------------------------
Revenues:
  Professional services..................     90.6%      98.0%       91.9%      96.6%       86.3%      95.4%        93.4%
  Hardware and software sales............      9.4        2.0         8.1        3.4        13.7        4.6          6.6
                                            ------     ------      ------     ------      ------     ------      -------
    Total revenues.......................    100.0      100.0       100.0      100.0       100.0      100.0        100.0

Cost of Revenues:
  Professional services..................     52.5       61.5        50.0       47.7        45.9       46.8         44.2
  Hardware and software purchases........      5.6        1.7         6.6        3.3        10.9        4.1          5.0
                                            ------     ------      ------     ------      ------     ------      -------
    Total cost of revenues...............     58.1       63.2        56.6       51.0        56.8       50.9         49.2
                                            ------     ------      ------     ------      ------     ------      -------
Gross profit.............................     41.9       36.8        43.4       49.0        43.2       49.1         50.8

Expenses:
  Selling and marketing..................      8.6       12.5        13.8       14.9        12.0       15.3         14.9
  General and administrative.............     30.2       44.5        33.4       32.1        24.8       33.5         32.0
  Depreciation and amortization..........      2.4        2.8         2.2        1.8         2.3        1.4          1.4
  Noncash compensation expense...........       --         --          --         --          --         --           --
                                            ------     ------      ------     ------      ------     ------      -------
Operating profit (loss)..................      0.7      (23.0)       (6.0)       0.2         4.1       (1.1)         2.5
Other income (expense)...................     (0.3)      (0.5)       (0.5)      (1.3)       (1.3)      (0.3)         0.2
                                            ------     ------      ------     ------      ------     ------      -------
Net income (loss) before income tax
  provision (benefit)....................      0.4      (23.5)       (6.5)      (1.1)        2.8       (1.4)         2.7
Income tax provision (benefit)...........      0.2      (10.1)       (2.7)       0.6         0.4       (0.5)         3.4
                                            ------     ------      ------     ------      ------     ------      -------
Net income (loss)........................      0.2%     (13.4)%      (3.8)%     (1.7)%       2.4%      (0.9)%       (0.7)%
                                            ======     ======      ======     ======      ======     ======      =======

    We have historically experienced significant quarterly fluctuations in our revenues and results of operations and expect these fluctuations to continue. Factors causing these variations include the number, timing, scope and contractual terms of client projects, delays incurred in the performance of such projects, accuracy of estimates of resources and time required to complete ongoing projects, and general economic conditions. In addition, our future revenues and operating results may fluctuate as a result of changes in pricing in response to customer demand and competitive pressures, the ratio of fixed-price contracts versus time-and-expense contracts and the timing of collection of accounts receivable. A high percentage of our operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or in employee utilization rates may cause significant variations in operating results in any particular quarter, and could result in losses. Any significant shortfall of revenues in relation to our expectations, any material reduction in utilization rates for our consultants, an unanticipated termination of a major project, a client's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major customer projects could require us to pay underutilized employees and have a material adverse effect on our business, results of operations and financial condition.

    Our quarterly operating results are also subject to certain seasonal fluctuations. We have in the past recruited new consultants in the first and second quarters who have not conducted billable services until later in the year. Demand for our services may be lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers that curtail operations during this period. These and other seasonal factors may contribute to fluctuations in our operating results from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations through the sale of equity securities and cash flow from operations. As of June 30, 1999, we had approximately $360,000 in cash and cash equivalents.

    Cash used in operating activities increased from $960,000 for the six months ended June 30, 1998 to $4.4 million for the six months ended June 30, 1999. Significant uses of cash resulted from an increase in accounts receivable, unbilled work in progress and a decrease in deferred income, partially offset by a reduction in the net loss.

    Cash (used in) provided by operating activities was ($3.7) million in 1998, ($1.2) million in 1997 and $678,000 in 1996. The increase in the use of cash resulted from the net loss in 1998, an increase in accounts receivable and unbilled work in progress during 1998 partially offset by an increase in accounts payable and accrued expenses at December 31, 1998.

    Cash provided by financing activities was $4.1 million for the six months ended June 30, 1999, $5.4 million for 1998, $1.4 million for 1997 and $5,000 for 1996. Cash provided by financing activities for the six months ended June 30, 1999 resulted from the proceeds of $18.6 million related to the sale of preferred stock offset partially by the repayment of short-term borrowings and repurchase of treasury stock. Cash provided by financing activities for 1998 and 1997 resulted from short-term borrowings.

    Our capital expenditures were $745,000 for the six months ended June 30, 1999, $687,000 for 1998, $357,000 for 1997 and $315,000 for 1996. Capital
expenditures were made to purchase computer equipment and office furniture and for leasehold improvements.

    We have a demand loan facility, secured by a lien on all of our assets, under which we may borrow up to the lesser of $5.0 million or 80.0% of our accounts receivable. Amounts outstanding under the facility bear interest at a rate of 11.25% per annum. At June 30, 1999, there were no amounts outstanding under the facility.

    On September 16, 1999, we completed sale of 1,242,000 shares of our common stock to Cisco at $12.00 per share for net proceeds of approximately $14.2 million.

    On September 22, 1999, we completed the sale of 94,867 and 18,133 shares of our common stock to General Atlantic Partners 57 and GAP Coinvestment Partners II, respectively, at $12.00 per share for net proceeds of approximately $1.4 million.

    We believe that our current cash and cash equivalents, together with cash generated from operations, will be sufficient to meet our foreseeable working capital needs for at least the next 12 months.

IMPACT OF THE YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, it is necessary to update the computer systems and/or software used by many companies and governmental agencies to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    We are exposed to the risk that the systems on which we depend to conduct our operations are not Year 2000 compliant.

    STATE OF READINESS. We are in the process of determining the Year 2000 readiness of our information technology systems, which include our hardware and software, and our non-information technology systems, which include the telephone systems and other office equipment we use internally. Our assessment plan consists of the following steps:

    - evaluating our date dependent code, software and hardware and evaluating external dependencies;

    - quality assurance testing of our internally-developed proprietary software;

    - contacting third-party vendors and licensors of material hardware, software and services that we use;

    - contacting vendors of material non-information technology systems that we use;

    - formulating repair or replacement requirements and implementing corrective measures; and

    - evaluating the need for, and preparing and implementing, if required, a contingency plan.

    To date, we have determined the following through our assessment:

    - We have checked our internally developed software and systems for date dependent code, and all material files and systems are Year 2000 compliant. We believe that the recently installed code is also Year 2000 compliant;

    - We have contacted the vendors of material hardware and software components of our information technology systems, and they have informed us that the products we use are currently Year 2000 compliant;

    - Commercial software, including financial reporting software, upon which we depend is either Year 2000 compliant or will be upgraded to be compliant in the normal course of business through upgrades or installation of software patches;

    - Substantially all hardware we use in our network operations and all of the hardware we use in our office operations have been certified as Year 2000 compliant by its vendors;

    - Our telephone system and mail systems are certified as Year 2000 compliant; and

    - Our landlords and third-party advertising sales representative and servicing organizations have not yet provided us with Year 2000 compliance information.

    While we have assessed the Year 2000 readiness of each of our material internal systems, we will not conduct an end-to-end system test until October 1999. Accordingly, we cannot yet assess whether our internal system, as a whole, is Year 2000 compliant. In addition, we will continue to attempt to obtain verification from all remaining distributors, suppliers and vendors that their systems are Year 2000 compliant. We intend to complete our assessment, and the replacement or remediation of any non-Year 2000 compliant technologies, by the end of the third quarter of 1999.

    COSTS. We estimate that the total cost for our Year 2000 compliance efforts will be approximately $250,000. Most of these expenses relate to the operating costs associated with time spent by our employees in Year 2000 compliance matters. If we encounter unexpected difficulties, or we are unable to obtain compliance information from material third parties, we may need to spend additional amounts to ensure that our systems are Year 2000 compliant.

    RISKS. Although we have received compliance information from our material third-party vendors, we have not received compliance information from all of our third-party vendors. In addition, it is possible that our third-party vendors were mistaken in certifying that their systems are Year 2000 compliant. In addition, we will not conduct an end-to-end system test until October 1999. If we fail to fix our internal systems or to fix or replace material third-party software, hardware or services on a timely basis, we may suffer lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, if we fail to adequately address Year 2000 compliance issues, we may be subject to claims of mismanagement and related litigation, which would be costly and time-consuming to defend.

    In addition, we cannot assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. If those entities fail to be Year 2000 compliant, there may be a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could have a material adverse effect on our business, results of operations and financial condition.

    CONTINGENCY PLAN. As discussed above, we are engaged in an ongoing Year 2000 assessment and have developed no contingency plans to address the worst-case scenario that might occur if technologies we depend upon actually are not Year 2000 compliant. We will take into account our Year 2000 simulation testing results and the responses we receive from all third-party vendors and service providers in determining the need for and nature and extent of any contingency plans. We intend to develop any required contingency plan by the end of October 1999.

FORWARD-LOOKING STATEMENTS

    The Year 2000 discussion above is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998 and contains forward-looking statements. These statements are based on management's best current estimates, which were derived from a number of assumptions about future events, including the continued availability of resources, representations received form third parties and other factors. However, we cannot assure you that these estimates will be achieved, and our actual results could differ materially from those anticipated. Specific factors that might cause material differences include:

    - the ability to identify and remediate all relevant systems;

    - results of Year 2000 testing;

    - adequate resolution of Year 2000 issues by governmental agencies, businesses and other third parties who are our outsourcing service providers, suppliers, and vendors;

    - unanticipated system costs; and

    - our ability to implement adequate contingency plans.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standard Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS No. 131, "Disclosures About Segments of an Enterprise and Related

Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. We do not operate in more than one segment. Our chief operating decision maker allocates resources and assesses the performance associated with its business on a single-segment basis.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." This statement establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all quarters of fiscal years beginning after June 15, 1999. We do not expect the adoption of this standard to have a material effect on our results of operations, financial position or cash flows.

                                    BUSINESS

OVERVIEW

    We are a network consulting company focused on the design, performance, management and security of complex computing networks. We utilize our proprietary consulting methodology, BusinessFirst, to translate our clients' strategic business objectives into sound technology solutions. Using our BusinessFirst methodology, we demonstrate the business value of technology solutions in specific and measurable terms, thereby enabling our clients to incorporate objective and quantifiable analysis into their technology investment decisions.

    As an independent service provider, we provide our clients with unbiased expertise that enable the design, implementation and management of optimal technology solutions. We provide our services on either a project outsource or collaborative consulting basis. Our project outsource services are based on and measured against mutually agreed upon service offerings and provide our clients with certainty of costs, delivery time and project scope. Our collaborative consulting services enable our clients to utilize our extensive expertise in order to extend their internal capabilities and to access our methodologies. In addition to these services, we have developed an innovative service model through which we deliver our clients packaged service products, otherwise referred to as productized services. Our service products are characterized by pre-defined service offerings that have pre-defined deliverables, a pre-defined pricing model and are implemented using a pre-defined methodology. In contrast to our project outsource and collaborative consulting services which provide our clients with services that are customized for, and therefore unique to, each engagement, our service products are typically provided with little or no modification.

    Our consultants are organized into the following practice areas, which cover the four cornerstones of network computing: network and systems management; internetwork design and engineering; performance management; and information security. This structure enables our consultants to gain in-depth expertise and become intimately familiar with the best practices and methodologies identified within each of those disciplines.

INDUSTRY BACKGROUND

    The effective communication and management of information has become critical to success in today's competitive and rapidly changing global business environment. Network infrastructures that once were viewed as sources of competitive advantage are now being recognized as competitive necessities for businesses in a broad range of industries. This shift is driven primarily by the following factors:

    - the migration from mainframe and client/server technologies to Internet-based computing environments among most industries;

    - the demand for real-time exchange of critical, time-sensitive information within organizations and among their external constituents; and

    - the widespread adoption of the Internet among consumers.

    As a result of these factors, current and emerging network hardware and software companies are rapidly developing sophisticated technologies for business users to accommodate critical applications, such as electronic commerce, supply chain management, web hosting, customer relationship management and global marketing. In addition to business use of networks, consumers are increasingly accessing networks, via the Internet, to communicate, store and publish information, conduct retail transactions and access online sources of entertainment. Business and consumer trends will continue to positively impact the number of users who access, and the data traffic carried over, the Internet.

    The growth in network-dependent activities requires complex network solutions that integrate a variety of systems and technologies from multiple vendors. The rapid pace of change in networking technology has further increased the complexity of designing and implementing these network solutions. As competing hardware and software companies develop applications to more effectively and efficiently manage increasing volumes of information, rapid adoption of new technologies is required for businesses to remain competitive. Accordingly, the demand for experienced professionals that can assist businesses in designing, implementing, managing and monitoring complex network solutions has increased dramatically.

    As a result of demand for professionals with networking expertise, it has become increasingly difficult for businesses to attract and retain dedicated internal information technology resources. In response, many businesses are focusing on their core competencies and outsourcing their network management needs to third-party service providers. Consequently, the demand for network consulting and integration services has grown dramatically. International Data Corporation, a market research organization, estimates that the worldwide market for these services will grow from $12.1 billion in 1998 to $25.5 billion by 2003. There are many third-party service providers, including network equipment vendors, systems integrators, value-added resellers and network consulting companies, seeking to capitalize on this growth.

    However, we believe that few have the requisite focus and expertise to address the complex, multi-faceted issues surrounding today's networks, and many are limited by the fact that they:

    - are primarily motivated by distributing their own products and often lack the skills to implement multi-vendor solutions;

    - are focused on traditional mainframe computing environments and derive a large percentage of their revenue from reselling hardware and software products; or

    - only augment businesses' in-house capabilities with hourly rate-based teams of technical personnel.

    As a result, a significant opportunity exists for a service provider that can offer businesses high-end consulting and technical expertise in the design, implementation, management and security of complex networks.

THE PREDICTIVE SOLUTION

    We are a network consulting company focused on the design, performance, management and security of complex computing networks. We utilize our proprietary consulting methodology, BusinessFirst, to translate our clients' strategic business objectives into sound technology solutions. We believe that our success to date has been largely attributable to the following key characteristics of our service offerings:

    QUANTIFIABLE BUSINESS ANALYSIS. Using our BusinessFirst methodology, we can demonstrate the business value of technology solutions in specific and measurable terms, thereby enabling our clients to incorporate objective and quantifiable analysis into their technology investment decisions. We utilize widely accepted principles of risk analysis and mitigation used by the insurance and financial services industries to assess our client's technology environment. We provide our clients with a detailed analysis of the financial benefit of a project by quantifying factors such as business risks, total cost of ownership and operational efficiency. As a result, our clients can gain a clear understanding of the benefits that they will derive from their network technology investments and a measure of certainty about how their technology investments will be translated into quantifiable improvements to their business processes.

    FLEXIBLE AND INNOVATIVE SERVICE DELIVERY METHODOLOGIES. We provide our clients with a flexible service delivery model that is designed to enhance their ability to cost-effectively leverage our expertise.

We are engaged by our clients in one of three ways: on a project outsource basis, on a collaborative consulting basis or through the purchase of pre-defined service offerings, otherwise known as service products. When engaged on a project outsource basis, we work with our clients to mutually define a fixed scope of work at the beginning of the project that is tailored to the clients' specific needs and therefore, modified from engagement to engagement. We then deliver the services for a fixed fee, in a fixed period of time with a fixed set of deliverables. When engaged on a collaborative consulting basis, we extend our clients' internal technical capabilities with our consultants. This enables our clients to utilize our extensive expertise and to access our methodologies while they retain overall responsibility for the project. Collaborative consulting services are typically billed on a time and expense basis, and typically do not entail fixed-cost, fixed-time or fixed-service commitments. Our service products are pre-defined service offerings that we believe address the needs that are common to many of our clients. These service products are characterized by pre-defined deliverables, pre-defined pricing and are provided with little or no modification.

    IN-DEPTH NETWORK COMPUTING EXPERTISE. Our consultants are organized into practice areas which cover the four cornerstones of network computing: network and systems management; internetwork design and engineering; performance management; and information security. This enables our consultants to gain in-depth expertise and become intimately familiar with the best practices within each of those disciplines. More importantly, it enables us to leverage the knowledge base within each practice group to provide our clients with cross-functional teams of consultants that are better equipped to address their varying networking needs in a coordinated and efficient manner.

STRATEGY

    Our goal is to become the leading provider of services for the design, performance, management and security of complex networks. To achieve this goal, we intend to pursue the following strategies:

    CONTINUE TO EVOLVE OUR BUSINESSFIRST METHODOLOGY. The evolution and enhancement of our BusinessFirst methodology is critical to our ability to leverage and share knowledge across engagements and to further improve our ability to deliver predictable, high-quality services to our clients on time and on budget. We have a dedicated team of consultants that is focused on continuously enhancing and refining our BusinessFirst methodology by incorporating the best practices identified over numerous engagements. We believe that this enables us to consistently deliver high-quality network technology solutions.

    EXPAND AND ENHANCE OUR SERVICE PRODUCT OFFERINGS. We intend to continue to enhance and expand our innovative service product offerings. These service offerings provide our clients with a pre-defined set of deliverables that require minimal customization and are characterized by an objective and quantifiable value proposition and return on investment justification. Moreover, our service products enable us to increase our margin opportunities by improving the efficiency of our sales and service delivery model. These products also enable us to market and sell our services through indirect channels. For example, we recently entered into an agreement with Cabletron under which Cabletron has agreed to market and sell our service product offerings, which will initially include our Information Security Requirements Analysis product and will expand to other service product offerings. We intend to enter into other strategic relationships which will enable us to further expand our market penetration by leveraging our strategic partners' distribution channels to market and sell these services.

    CONTINUE TO ATTRACT AND RETAIN HIGHLY QUALIFIED CONSULTANTS. We intend to continue to attract and retain highly qualified consultants by providing them with a rich environment and culture to work in, and by offering them attractive professional development and compensation opportunities. We generally recruit consultants who have significant technical expertise and offer them the ability to accelerate their career development by working with sophisticated technologies in complex, multi-vendor environments. We have established a formal training program, Predictive University, which is designed to improve the skills and productivity of our consultants. We intend to continue to build our nationwide recruiting organization, promote our corporate culture with stated values, and to invest heavily in the training and development of our consultants.

    FURTHER INCREASE OUR INDUSTRY EXPERTISE. We intend to continue to expand the scope of our industry expertise in order to further penetrate the markets which we serve. We believe our expertise in specific industries considerably enhances our ability to help companies within those industries gain competitive advantage by improving the performance and utility of their networks. We have significant experience within the financial services, communication services, and Internet and electronic commerce industries. In each of these markets, we employ industry experts, pursue targeted sales and marketing opportunities and develop industry-specific service offerings. We intend to expand into other industries which we believe will be well suited to our services.

    EXPAND IN EXISTING AND NEW GEOGRAPHIC MARKETS. We intend to expand our presence in the geographic markets we currently serve and to enter new markets. We believe that building a critical mass of highly-qualified consultants and establishing a multi-national presence through both internal growth and acquisitions will provide us with a substantial competitive advantage. We recently acquired Network Resource Consultants and Company B.V. in The Netherlands in order to further expand our European presence. We currently offer our services through a network of nine offices located throughout the United States and in London, England and Amsterdam, The Netherlands. We intend to continue to pursue strategic acquisitions to gain access to new geographic markets, additional talented professionals, and network management tools and methodologies.

BUSINESSFIRST METHODOLOGY

    BusinessFirst is a proprietary methodology that governs our organization and client engagements. Our BusinessFirst methodology enables us to better understand the business objectives that drive the need for technology solutions and provide our clients with pre-defined services on a fixed-time, fixed-price basis. We begin each engagement by helping our clients clarify their business requirements in specific terms. We then undertake a thorough assessment of our client's existing business processes and technology infrastructure. Based on this assessment, we formulate an analysis of the requirements to translate their technology investments into measurable business objectives. Once we formulate a requirements analysis, we draw upon our broad expertise to design a solution that leverages our clients' existing technology infrastructure to maximize their return on investment. We believe that our BusinessFirst methodology bridges the gap in the marketplace between management consulting firms and technical staff augmentation services and enables us to translate business objectives into leading-edge technology solutions.

SERVICES

    Our consultants are organized into four practice areas. Although many of our consultants are cross-skilled in a variety of technologies and many technologies span multiple practice areas, each practice area represents an aspect of network technology important enough to warrant specialization.

    These practice areas are:

    - network and systems management;

    - internetwork design and engineering;

    - performance management; and

    - information security.

    Our consultants have extensive experience with a wide variety of technologies and vendors. For some clients, our consultants are involved in both technology and vendor selection. Other clients have already selected the technology, vendor or both. Regardless, we offer our clients a completely objective, vendor-neutral approach. Our knowledge of advanced technologies and leading vendors is a significant part of our value proposition to our clients.

    NETWORK AND SYSTEMS MANAGEMENT. Our network and systems management practice focuses on designing and implementing reliable and continuously available management systems for large-scale, highly-complex networks. The fundamental tenet of this practice area is that proactive management is an essential element of any network design and engineering effort. Our network management consultants develop systems and processes that are able to identify, isolate and resolve network failures, sometimes before they occur.

    The following table lists some of the services provided by our network and systems management practice area:

                 SERVICE                                         DESCRIPTION
                 -------                                         -----------

Service Definition and Service Level        Highlights a client's service level commitments and
  Agreement Workshop                        assists in the development of a rational, long-term
                                            plan for meeting and exceeding those commitments.

Rapid Restart Assessment                    Determines the readiness of a client's network
                                            operations center and provides short-term and
                                            long-term recommendations for addressing its
                                            deficiencies.

Network Operation Center Architecture and   Assists clients in evaluating and selecting network
  Implementation                            and systems management technologies appropriate for
                                            their network operations centers. Configures and
                                            implements the selected technology and trains clients'
                                            operations staff.

Process and Procedure Development           Designs, implements and documents the processes and
                                            procedures required to operate a network operations
                                            center.

Automation, Correlation and Root Cause      Automates repetitive management tasks associated with
  Analysis Technology Development           operating a network.

    INTERNETWORK DESIGN AND ENGINEERING. Our internetwork design and engineering practice focuses on designing and implementing network solutions in support of our clients' strategic business initiatives. We have created a team of seasoned professionals who use their specialized technical skills, real-world industry experience and methodologies to solve the problems associated with building and maintaining network foundations. With core competencies in the areas of backbone technology, local area network switching, Internet Protocol, or IP, management and design, asynchronous transfer mode, or ATM, and remote access, our versatile team contributes both technical depth and breadth to client engagements.

    The following table lists some of the services provided by our internetwork design and engineering practice area:

                 SERVICE                                         DESCRIPTION
                 -------                                         -----------

Advanced Technology Planning and Migration  Assists clients in planning and integrating advanced technologies into their business-critical networks.
                                            The services include technology briefings,
                                            vendor/product selection, solution design and
                                            integration planning and comprehensive testing.

Network Deployment Services                 Implements network technology into clients' existing
                                            networks. Services include project management, vendor
                                            coordination, technology installations and training.

Remote Access and Virtual Private Network   Designs and deploys secure, high-performance remote
                                            access and virtual private network solutions to allow
                                            clients, their employees, supply-chain partners and
                                            other business partners to access information
                                            remotely.

Network Audit Services                      Audits clients' network infrastructure to evaluate its
                                            design and performance, document the configuration,
                                            analyze its compliance to prescribed standards and
                                            develop an action plan to meet strategic objectives.

Internet Protocol Management Solutions      Designs and implements Internet Protocol address
                                            schemes required for a client to connect to the
                                            Internet. The service also implements management
                                            technologies to administer the Internet Protocol
                                            addresses used within an organization.

    PERFORMANCE MANAGEMENT. Our performance management practice leverages proven methodologies and our extensive experience to help our clients optimize their networks. We use sophisticated tools and techniques to gather, organize and warehouse network performance data. This data may subsequently be used for a number of related performance analysis applications, including capacity planning, response time management and network simulation modeling. Consultants in our performance management practice area are experts in applicable technologies, including core competencies in remote monitoring, or RMON, data warehousing and discrete event simulation modeling.

    The following table lists some of the services provided by our performance management practice area:

                 SERVICE                                         DESCRIPTION
                 -------                                         -----------

Network Baselining                          Collects data in order to establish a baseline of
                                            network resource utilization. The baseline is then
                                            used as a comparison against future trends.

Application Impact Analysis                 Analyzes how an application uses network resource to
                                            predict response times that users will experience when
                                            the application is deployed. Recommends improvements
                                            that enable the application to maximize network
                                            resources.

Network Usage-Based Billing Services        Assists clients' transition from a flat-rate billing
                                            model to a usage-based billing model for buying
                                            network services.

Capacity Planning                           Assists clients in understanding the capacity and
                                            network resource constraints that exist within their
                                            network with sufficient advance warning to enable them
                                            to add capacity before user performance is affected.

Response Time Management                    Monitors and analyzes end-user application response
                                            times to ensure that they remain within the service
                                            level commitments.

Network Simulation Modeling                 Models a network environment so that new configuration
                                            and new application deployment scenarios can be
                                            simulated before going into production.

    INFORMATION SECURITY. Our information security practice is focused on ensuring that the confidentiality, integrity and availability of our clients' networks are protected. Our information security consultants have practical experience with a wide array of advanced security technologies, as well as the social and procedural aspects of security. By translating the complexities of information security into understandable terms such as risks, costs and benefits, we enable our clients to make clear and informed decisions about protecting their information assets.

    The following table lists some of the services provided by our information security practice area:

                 SERVICE                                         DESCRIPTION
                 -------                                         -----------

Information Security Requirements Analysis  Assesses clients' physical security environment, the technical controls for accessing information assets
                                            and employee security awareness. Highlights
                                            deficiencies and makes recommendations to migrate
                                            clients to industry-specific best practices.

Asset and Risk Analysis                     Identifies critical assets, determines susceptibility
                                            to risks and quantifies the impact of such risks.
                                            Recommends a risk mitigation plan to prioritize
                                            corrective actions.

Information Security Policy Development     Assists customers to create a comprehensive
                                            information security policy that clearly states
                                            requirements for employee behavior, technical security
                                            systems and the physical controls needed to protect
                                            the client's information assets.

Security System Design and Implementation   Designs and implements security systems using custom
                                            configured products to enforce the specific
                                            information security policy of each client.

Incident Response and Digital Forensics     Provides critical response team services in the event
  Services                                  of a security breach. Restores the operational
                                            integrity of the systems, maintains evidence, provides
                                            forensic and investigative services and facilitates
                                            changes to prevent a recurrence of the breach.

Information Security Assessments            Verifies the implementation and effectiveness of
                                            clients' security policies by reviewing and testing
                                            their policies, employee awareness, perimeter security
                                            and response team readiness.

SERVICE PRODUCTS

    Through our collective experience, we gain insights into the common needs of our clients. When we determine that a need is both urgent and pervasive, we standardize our services into a solution referred to as a service product. Our service products are pre-defined service offerings that are replicable from one project to another and have a pre-defined set of service deliverables, a pre-defined pricing model and are implemented using a pre-defined methodology. In contrast to our project outsource and collaborative consulting services which provide our clients with services that are customized for, and therefore unique to, each engagement, our service products are typically provided with little or no modification.

    Our service products offer a number of advantages as compared to custom consulting engagements. These include:

    - efficient delivery of our services over and over again using a replicable methodology;

    - ability to gain broad market penetration because our productized services are well-defined and can be more easily sold by our sales force and through third-party sales channels;

    - ability to more effectively articulate the business benefit of our services based on observing the impact that our service products have for other clients; and

    - a more flexible pricing strategy that is based on the business benefit to our clients and not the cost to deliver our services.

Our current service products include:

    INFORMATION SECURITY REQUIREMENTS ANALYSIS. This service product is designed to discover information security weaknesses in our clients' networks and systems. It provides our clients with the ability to understand where they are vulnerable to a security threat and both the likelihood and potential cost of each threat. Our certified security experts assess a client's physical, administrative and technical security. They then present a report to management explaining how the security weaknesses that they have found could impact the client's business and propose strategies for addressing these weaknesses.

    NETWORK ASSESSMENT. This service product provides a cost-effective expert analysis of a client's existing network environment. It provides a report that helps the client to understand the performance and reliability characteristics of its network and provides specific recommendations for improvements to the network along with an analysis of the business benefits that can be achieved through the recommended improvements.

    APPLICATION IMPACT STUDY. This service product provides clients with the information they need to understand how the deployment of a new application will impact an existing network. Our consultants use a combination of sophisticated analysis tools and methodologies to thoroughly understand how an application uses network resources. They then issue a report on the application's performance and its impact on the client's network. Clients can then determine if they need to enhance their network in order to ensure that their critical applications perform to their requirements.

    NETWORK BILLING. This service product provides clients with a detailed breakdown of who, how, why, when and where their network was used by their employees so they can charge employees based on their actual network usage. Our consultants implement the technology to collect the network usage statistics, and advise our clients on the most appropriate pricing strategy to charge for network usage. We then produce the bills that are passed on to the network users.

    ENTERPRISE MANAGEMENT ASSESSMENT. This service product provides an evaluation of a client's current enterprise network management systems. Our consultants analyze both a client's enterprise network management technology and its service level agreements. They then provide the client with a tactical and strategic roadmap that enables the client to implement network management solutions that support the client's business objectives.

    NETWORK MODELING. This service product allows clients to ask "what if" questions about planned changes in their network before the changes are implemented. Using a combination of sophisticated software tools and our own methodology, we build a model of the network environment. We can then simulate changes in the environment such as adding applications or changing equipment, and observe the impact. Clients can then use this analysis to optimally plan changes in their network.

    YEAR 2000 COMPLIANCE ASSESSMENT. This service product identifies network infrastructure that is at risk because of Year 2000 problems and the impact these risks can have on a client's business. Our network systems engineers analyze a client's network infrastructure devices and enterprise management applications to determine the potential risk based on vendor specifications. They then develop a plan for remediation to minimize the Year 2000 risk to a client's business.

CLIENTS

    We provide professional network services to a variety of clients across a broad range of vertical industries including:

COMMUNICATIONS        FINANCIAL SERVICES        NETWORK TECHNOLOGY      OTHER
SERVICES              Bear Stearns              Analog Devices          Allied Signal
Bell Atlantic         Bloomberg                 Cabletron               Houghton Mifflin
Bell South            Cigna                     Cisco                   Mary Kay Cosmetics
British Telecom       DLJdirect                 Data General            Norfolk Southern
Cable & Wireless      Deutsche Bank             IBM                     Pepsi
Cignal Global Comm.   First Union               Lucent Technologies     Pfizer
Enron Communications  Fleet Bank                Nortel Networks         Siemens Energy
iBEAM Broadcasting    ING Baring Furman Selz    PROFESSIONAL SERVICES
ICG Netcom            J.P. Morgan               Law Plus
Intelsat              Morgan Stanley            Lockheed Martin
MCI WorldCom          Pershing                  Unisys
Primus Telecom.       State Street Bank
PSINet                State Farm
Qwest                 S.W.I.F.T.
Teligent              Union Bank of California
UUNet

REPRESENTATIVE CLIENT CASE STUDIES

    The following case studies are representative of some of the network consulting services that we have provided to our clients.

    UUNET. UUNET, the Internet services division of MCI WorldCom, is a global leader in Internet communications solutions to businesses worldwide. UUNET has built its reputation on providing high-quality services such as Internet access, web hosting, remote access and other value-added networking services. To ensure its ability to provide clients with the highest levels of service, UUNET constructed one of the most rigorously-engineered and widely deployed Internet-protocol networks in the world. UUNET currently offers service to more that 70,000 businesses in 114 countries throughout North America, Europe and Asia Pacific. UUNET selected us to develop its next-generation Internet-based service offering, Virtual Private Networking.

    Virtual Private Networks, or VPN's, provide secure, encrypted connections over the public Internet that allow businesses to communicate privately without having to build separate private networks. While UUNET's own network systems engineers are among the most experienced in the world, they wanted an independent assessment of their VPN system design. We worked with UUNET to develop a comprehensive VPN solution, including network management, service provisioning and fulfillment, and network security. We also worked successfully with UUNET to ensure that the VPN was scalable across UUNET's global network, both in terms of functionality, ease of deployment and ease of operation. Finally, we helped develop and document the processes and procedures necessary to efficiently operate the service.

    The success of UUNET's VPN service has led to other collaborations with us, including the development of UUNET's Internet-based fax service and branded dial-up Internet access service.

    BT SYNCORDIA SOLUTIONS. BT Syncordia Solutions, a division of British Telecom, is Europe's second largest provider of managed and outsourced network solutions. BT Syncordia manages the infrastructure of more than 27,000 clients in 46 countries. BT Syncordia-managed networks carry a significant portion of the commercial banking transactions in the United Kingdom. In order to meet the availability requirements of its customers, BT Syncordia turned to us to help it design and build a world-class network operations center.

    We used our Business First methodology and extensive technical experience to design and build a network operations center for BT Syncordia. We integrated sophisticated network management tools that could manage BT Syncordia's multi-vendor network and easily incorporate changes due to increases in network traffic, introduction of new services and increases in customer base. We also instituted processes and procedures that enabled BT Syncordia's operations staff to act rapidly to identify and resolve network performance issues.

    UNION BANK OF CALIFORNIA. Union Bank of California has been a leader in the development of on-line banking products and services. Its early entree into the on-line banking arena has allowed it to effectively utilize the Internet to conduct a significant amount of banking transactions each day. Critical to the continued success and growth of Union Bank of California's on-line presence is the security of its networks. Union Bank has turned to us to address its network security requirements.

    Even though Union Bank of California had designed and implemented sophisticated security technology solutions, they enlisted our help to validate its security program and to assist it in highlighting deficiencies or vulnerabilities in its existing security program. We performed a thorough assessment of their perimeter defenses, encryption strategy, authentication techniques, and operational processes and procedures. Our efforts helped Union Bank of California make necessary changes to their infrastructure, security systems and operational policies that significantly improved the security of their Internet banking and other on-line initiatives. We also created an ongoing review process to ensure continued, optimal security.

SALES AND MARKETING

    We have developed direct and indirect sales channels for the sale of our services. To facilitate our direct sales effort we have developed the infrastructure necessary to capture and track the major sales indicators through the sales cycle. Additionally, a significant amount of time and effort has been and will continue to be invested in the development of tools, training materials and training for sales and technical personnel. Our service products have provided us with an opportunity to develop strategic third-party relationships with hardware, software service and telecommunications providers in order to expand our sales channel. As a result, we are developing an indirect sales channel through relationships with third-party strategic partners. We have entered into an agreement with Cabletron under which Cabletron has agreed to market and sell our service products. Cabletron will initially sell and market our Information Security Requirements Analysis product, with an additional 3 products to be added over the term of the agreement. The products will be sold by Cabletron and all projects will be carried out under Cabletron's name. We will provide the services for each product for which we will be paid a predetermined amount by Cabletron. In addition, we have agreed with Cabletron not to offer or provide security services with certain competitors of Cabletron. The term of the agreement is through July 30, 2001 and will renew automatically for successive one year terms unless terminated by either of us. We intend to pursue other agreements with strategic partners in order to further broaden the indirect sales channel for our service products.

HUMAN RESOURCES

    We seek to attract, train, retain and deliver the highest level of technical talent. We believe that our proactive approach gives us a strong competitive edge in the marketplace and a scalable, consistently high standard of service delivery. As of August 31, 1999, we had 349 full-time employees.

    RECRUITING. Our success is dependent in part on attracting and retaining talented and motivated personnel at all levels. Accordingly, we invest significant resources in our recruiting efforts. We have a proactive recruiting philosophy and believe in a broad-based model for attracting candidates. Generally, we hire technical consultants according to profiles that fit into one of our four practice areas.

    CORPORATE CULTURE. Our corporate culture is shaped by our view of employees as investors because they choose to invest their talents, skills, time and energy into our organization. This mindset is critical to our ability to attract and retain professional staff at a time when information technology professionals are in high demand. We have instituted a very competitive benefits package for all employees and have developed policies that ensure that we continue to address our employees' professional development and satisfaction. We strive to maintain our relaxed and supportive workplace despite our rapid growth and expansion.

    PROFESSIONAL DEVELOPMENT. We believe that our investment in our employees must mirror our employees' investment in and commitment to us. Integral to this goal is the establishment of a career development plan for each of our employees, which is created and agreed upon by management and the employee. We provide our consultants with the opportunity to obtain extensive subject matter expertise in their practice area and to work in collaborative multi-discipline projects. We have also established Predictive University, a training program that leverages both our in-house captured knowledge programs, as well as selected outside certification programs.

    COMPENSATION. We believe that linking employee compensation to our success through performance-based incentive programs encourages a high level of involvement from each team member and increases our employee retention. We provide a highly competitive compensation package that consists of a combination of base salary, performance-based incentives and company stock options.

COMPETITION

    The network management consulting industry is comprised of many participants, is highly competitive and is subject to rapid technological change. We face intense competition from systems integrators, value added resellers, local and regional network services firms, telecommunications providers, network equipment and computer systems vendors. Many of our competitors have greater name recognition, longer operating histories, more relationships with large and established clients and greater financial, technical and managerial resources. Furthermore, we expect that our competitors may in the future form alliances with other technology vendors, which may give them an advantage in managing networks that use that vendor's equipment.

    Most of our current clients and prospective clients have internal information technology departments and could choose to satisfy their network management needs through internal resources rather than by outsourcing them to third-party service providers such as ourselves. The decision by clients or prospective clients to rely on their own information technology departments could have a material adverse affect on our business, results of operations and financial condition. Moreover, as the domestic and global markets for information technology services continue to grow, we expect to face stiff competition from new entrants into the network management consulting industry.

    We believe that the principal competitive factors in the network management market are the ability to attract and retain qualified personnel, quality and breadth of services offered, price and reliability of services provided and the strength of client relationships. We believe we compete favorably with respect to all of these factors. We believe we distinguish ourselves from our competitors through our expertise in managing complex, multi-vendor networks and our ability to provide clients with cost certainty and guaranteed deliverables.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    We regard our copyrights, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license and other agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

    We pursue the registration of our trademarks in the United States and England. We may not be able to secure adequate protection of our trademarks in the United States and other countries. We currently have applied for trademark registrations in the United States and England for the PREDICTIVE SYSTEMS and BUSINESSFIRST marks, and further, a trademark application in the United States for the Predictive logo. The trademark offices in the United States and England have raised preliminary objections to the registration of the trademarks described above on a number of grounds, including likelihood of confusion with pre-existing trademarks and descriptiveness. We have responded to these objections and are awaiting the trademark offices' decisions on our responses. We have not, however, received any objections from third parties asserting likelihood of confusion claims with respect to our trademarks. Nonetheless, we may not be able to obtain trademark registrations in the United States or England, or both, for one or more of these trademarks, in which case we would be unable to fully enforce our statutory trademark rights against third parties for these trademarks, and/or we may decide to replace these trademarks with new trademarks. This could have a material adverse effect on our business, financial condition and results of operations. Effective trademark protection may not be available in all the countries in which we conduct business. Policing unauthorized use of our marks is also difficult and expensive. In addition, it is possible that our competitors have adopted or will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

    We cannot be certain that our services and the finished products that we deliver do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

FACILITIES

    Our principal executive offices are currently located in approximately 15,000 square feet of office space in New York, New York. Additionally, in June 1999 we entered into an agreement to lease approximately 32,000 square feet of office space in another facility in New York, New York, with an option for an additional 32,000 square feet available by March 2001. We expect to move our principal executive offices to the new facilities in February 2000. We also lease office space in:

    - Atlanta, Georgia;

    - Boston, Massachusetts;

    - Dallas, Texas;

    - Florham Park, New Jersey;

    - Herndon, Virginia;

    - Pleasanton, California;

    - Santa Cruz, California;

    - London, England; and

    - Amsterdam, The Netherlands.

    We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

    The following table sets forth our executive officers, directors and key employees, their ages and the positions they hold:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Ronald G. Pettengill, Jr..................     40      Chairman of the Board and Chief Executive
                                                       Officer
Robert L. Belau...........................     36      President and Director
Gerard E. Dorsey..........................     52      Chief Financial Officer
Thomas R. Joseph..........................     32      Vice President, General Manager North
                                                       America
Carl D. Humes.............................     33      Vice President, Global Operations
Gregory D. Nicastro.......................     39      Vice President, Strategic Services
Neeraj Sethi..............................     36      Vice President, Finance
R. Kevin Holt.............................     45      Vice President, Human Resources
John Wright...............................     36      Managing Director, Europe
Gary N. Papilsky..........................     28      Vice President and General Counsel
Peter L. Bloom (1)........................     41      Director
Donald J. Duffy (1).......................     32      Director
Braden R. Kelly (2).......................     28      Director
Eric Meyer (2)............................     38      Director
Inder Sidhu...............................     39      Director
William W. Wyman (2)......................     61      Director

------------------------

(1) Member of the compensation committee

(2) Member of the audit committee

    RONALD G. PETTENGILL, JR. co-founded Predictive in February 1995 and has been Chairman of the Board and Chief Executive Officer since that time. Prior to founding Predictive, Mr. Pettengill was Senior Vice President of Network Operations at Allerion, Inc., a systems integration and network control center design, operation and service delivery firm, from 1992 to 1995. From 1990 to 1992, Mr. Pettengill was the Director of Technical Services at Network Management, Inc., which provided consulting services to assist Fortune 500 companies migrate from mainframe to network-based client/ server environments. Prior to working at Network Management, Mr. Pettengill was the Network Manager at Bear, Stearns & Co. Inc.

    ROBERT L. BELAU co-founded Predictive in February 1995 and has been President and a Director since that time. Prior to founding Predictive, Mr. Belau was Director of Sales at Allerion, and also managed the definition, productization and pricing of its network management outsourcing services, from 1993 to 1995. From 1987 to 1993, Mr. Belau was the Director of Sales at Network Management. Mr. Belau is the step-brother of Eric Meyer, one of our directors.

    GERARD E. DORSEY has been Chief Financial Officer since September 1999. Prior to joining us, Mr. Dorsey was Senior Vice President-Finance, Chief Financial Officer and Secretary of Intelligroup, Inc., a professional information technology consulting services company, from 1995 to 1999. From 1991 to 1995, Mr. Dorsey was Senior Vice President-Finance and Chief Financial Officer of Ariel Corporation, a data communications company. Prior to joining Ariel Corporation, from 1991 until 1995, Mr. Dorsey was Chief Financial Officer of Information Management Technologies Corporation, a printing and office services outsourcing company. From 1987 until 1990, Mr. Dorsey was Treasurer of Loral Corporation.

    THOMAS R. JOSEPH has been Vice President, General Manager North America since April 1999. Prior to that Mr. Joseph held various positions with us, most recently as National Vice President of Business Development, from 1996 to 1999. From 1994 to 1996, Mr. Joseph was a Global Accounts Manager at Metropolitan Fiber Systems, a competitive access provider.

    CARL D. HUMES has been Vice President, Global Operations since April 1999. Prior to that
Mr. Humes served as Regional Vice President of Technical Services for our Mid-Atlantic region since 1996. From 1995 to 1996, Mr. Humes was a consultant at Booz-Allen & Hamilton, a strategic consulting firm. Prior to that, Mr. Humes was an officer in the United States Navy, and served on a nuclear submarine and at the White House Office of Emergency Operations.

    GREGORY D. NICASTRO has been Vice President, Strategic Services since April 1999. Prior to that, Mr. Nicastro served as Vice President of Marketing since 1997. Prior to joining us, Mr. Nicastro founded ActingExec, a marketing consulting firm, in 1995. From July 1995 to October 1995, Mr. Nicastro was Director of Systems Marketing at 3Com Corporation. From 1988 to 1995,
Mr. Nicastro served as National Account Sales Manager at Sun Microsystems.

    NEERAJ SETHI has been Vice President of Finance since 1995. Prior to joining us, Mr. Sethi was Assistant Vice President for Global Expense Management at Bankers Trust from 1992 to 1995. From 1989 to 1992, Mr. Sethi was Controller and Financial Analyst at Network Management.

    R. KEVIN HOLT has been Vice President of Human Resources since March 1999. Prior to joining us, Mr. Holt was a Managing Partner at USWeb/CKS (formerly USWeb). Prior to the merger of USWeb/CKS and Gray Peak Technologies, Mr. Holt served as Vice President and Director of Recruiting at Gray Peak, a high-end network solutions provider. From October 1995 until September 1997, Mr. Holt served as the Eastern Division Recruiting Manager at Sprint-Paranet, a global network solutions provider. Previously, Mr. Holt was the Founder and President of Metropolitan Search, a contingency and retained search and consulting company. Mr. Holt filed a petition for bankruptcy protection in 1994.

    JOHN WRIGHT has been Managing Director, Europe since January 1999. Prior to joining us, Mr. Wright founded Visia Management Consultants, a strategic consulting company, in 1997. From 1996 to 1997, Mr. Wright served as Director, Business Development at Global Village, a communications software firm. From 1987 to 1996, Mr. Wright served in various roles at Gandalf Digital Communications, including, most recently, Director of Indirect Channels.

    GARY N. PAPILSKY has been Vice President and General Counsel since October 1999. Prior to joining us, Mr. Papilsky was an attorney with Brobeck, Phleger & Harrison LLP, a law firm specializing in emerging growth technology companies, from 1998 to 1999. From 1996 to 1998, Mr. Papilsky was an attorney with the law firm of Sonnenschein Nath & Rosenthal.

    PETER L. BLOOM has been a director of Predictive since March 1999.
Mr. Bloom is a managing member of General Atlantic Partners, LLC, a private equity firm that invests globally in software, services, Internet and related information technology companies, and has been at General Atlantic since 1995. From 1982 to 1995, Mr. Bloom served in various roles at Salomon Brothers, including as Managing Director of Salomon's U.S. Technology Division. Mr. Bloom is a Director of Bindview Development Corporation and a Special Advisor to the Board of Directors of E*TRADE Group, Inc.

    DONALD J. DUFFY has been a director of Predictive since its inception in February 1995. Mr. Duffy is a co-founder of Meyer, Duffy & Associates, Inc., and MD Ventures, firms that invest in early stage networking and Internet technology companies. Mr. Duffy is a director of Bikers Dream Inc., a publicly traded company. Mr. Duffy has been at Meyer, Duffy & Associates since 1994. From 1992 to 1994, Mr. Duffy was a Vice President at Oak Hall Capital Advisors, a money management firm.

    BRADEN R. KELLY has been a director of Predictive since June 1999.
Mr. Kelly is an associate at General Atlantic Partners, LLC, and has been with General Atlantic since 1995. Mr. Kelly is a director of HEALTHvision, Inc., a provider of comprehensive Internet solutions to the healthcare industry. From 1993 to 1994, Mr. Kelly served as a Financial Analyst at Morgan Stanley & Company.

    ERIC MEYER has been as a director of Predictive since its inception in February 1995. Mr. Meyer is a co-founder of Meyer, Duffy & Associates and
MD Ventures, firms that invest in early stage networking and Internet technology companies. Mr. Meyer has been at Meyer, Duffy & Associates since 1994. From 1992 to 1994 Mr. Meyer served as a Vice President at Oak Hall Capital Advisors.
Mr. Meyer is the step-brother of Robert L. Belau, our President and one of our directors.

    INDER SIDHU has been a director of Predictive since September 1999. Mr. Sidhu has been the Vice President of Worldwide Professional Services at Cisco since December 1998. From 1995 to 1998, Mr. Sidhu served in various executive management positions in the Sales and Business Development organizations at Cisco. From 1991 to 1995 Mr. Sidhu was a consultant at McKinsey & Company. Prior to that, Mr. Sidhu led a network management group at 3Com Corporation.

    WILLIAM W. WYMAN has been a director of Predictive since September 1999. Since 1995, Mr. Wyman has been a business advisor and counselor on a broad range of issues to a number of corporate chief executives of financial services, information services, forest products and software companies. From 1984 to 1995, Mr. Wyman was a partner at Oliver, Wyman & Company, a firm which specializes in management consulting to large financial institutions and which he co-founded. Mr. Wyman is a director of SS&C Technologies and U.S. Timberlands. He also serves as a trustee of the Dartmouth Hitchcock Medical Center and on the Boards of Advisors of The Sprout Group, a venture capital fund associated with Donaldson, Lufkin & Jenrette, and Legend Capital, a leveraged buyout firm associated with Castle Harlan Investments.

CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors serving staggered three year terms. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Our board of directors has resolved that Messrs. Pettengill, Belau and Duffy will be Class I directors whose terms expire at the 2000 annual meeting of stockholders. Messrs. Bloom, Meyer and Wyman will be Class II directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Kelly and Sidhu will be Class III directors whose terms expire at the 2002 annual meeting of stockholders. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

BOARD COMMITTEES

    The audit committee reports to the board of directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The members of the audit committee are Messrs. Meyer, Kelly and Wyman who were appointed in May 1999, June 1999 and September 1999, respectively. Prior to that time, the responsibilities of the audit committee were handled by the entire board of directors.

    The compensation committee reviews and makes recommendations to the board of directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The members of the compensation committee are

Messrs. Duffy and Bloom, who were appointed in May 1999. Prior to that time, the responsibilities of the audit committee were handled by the entire board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past with the exception of the following:

    - Messrs. Pettengill, Belau, Duffy and Meyer serve on the board of directors of Tribeca Software, a network management software company, and Messrs. Pettengill and Belau are executive officers of Tribeca. Please see "Certain Transactions--Tribeca Software" for information about our relationship with Tribeca.

    - Messrs. Pettengill and Meyer serve on the board of directors of Riversoft Ltd., a network management software company. We act as a reseller for Riversoft's software. To date, our revenues from sales of Riversoft's software have not been material.

    - Our directors have engaged in various other transactions with us. For information about these transactions please see "Certain Transactions--Relationship with Cisco,--Sale of Common Stock,--Sales of Series A Convertible Preferred Stock and Warrants,--Share Redemption,-- Meyer Duffy & Associates,--Loans to Officers and--Option Grants."

DIRECTOR COMPENSATION

    We do not currently compensate our directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings. Each of Messrs. Bloom, Duffy, Kelly and Meyer were granted options to purchase 25,000 shares of our common stock at a price of $4.00 per share in May 1999. Messrs. Sidhu and Wyman were granted options to purchase 25,000 shares of our common stock at a price of $11.05 per share in September 1999. These options vest over a period of four years.

    Under the automatic option grant program of the 1999 Stock Incentive Plan, which is described below under "--1999 Stock Incentive Plan," each individual who first joins the board of directors after the closing of this offering as a non-employee member of the board of directors will also receive an option grant for 25,000 shares of our common stock at the time of his or her commencement of service on the board of directors. In addition, at each annual meeting of stockholders, beginning with the 2001 annual meeting, each individual who is to continue to serve as a non-employee member of the board of directors will receive an option to purchase 2,500 shares of our common stock.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued during the fiscal year ended December 31, 1998 to our Chief Executive Officer and to each of our most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus for such fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                              ANNUAL COMPENSATION   -----------------
                                              -------------------   SHARES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                   SALARY $   BONUS $         OPTIONS        COMPENSATION
---------------------------                   --------   --------   -----------------   ------------

Ronald G. Pettengill, Jr....................  $175,000   $ 50,000         60,000           $8,447(1)
  Chief Executive Officer

Robert L. Belau.............................   175,000     50,000         60,000            8,899(1)
  President

Thomas R. Joseph............................   112,500    190,000        270,000            3,000(2)
  Vice President, General Manager
  North America

Carl D. Humes...............................   112,500    190,000        270,000            3,000(2)
  Vice President, Global Operations

Gregory D. Nicastro.........................   140,000     14,000        --                --
  Vice President, Strategic Services

Neeraj Sethi................................   135,167     55,000        --                --
  Vice President, Finance

------------------------

(1) We paid a monthly car allowance and automobile insurance premiums for each of Messrs. Pettengill and Belau during the year ended December 31, 1998.

(2) We paid a monthly car allowance effective July 1998 for each of Messrs. Joseph and Humes during the year ended December 31, 1998.

OPTION GRANTS IN LAST FISCAL YEAR


    The following table sets forth grants of stock options for the year ended December 31, 1998 to our Chief Executive Officer and to each of our most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus for such fiscal year exceeded $100,000. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 2,427,000 shares of common stock granted under our option plans. There was no public market for our common stock as of December 31, 1998. Accordingly, the fair market value on December 31, 1998 is assumed to be the initial public offering price of $18.00 per share.



                                              PERCENT OF                             POTENTIAL REALIZABLE VALUE
                                 NUMBER OF      TOTAL                                  AT ASSUMED ANNUAL RATES
                                 SECURITIES    OPTIONS     EXERCISE                  OF STOCK PRICE APPRECIATION
                                 UNDERLYING   GRANTED TO   PRICE PER                       FOR OPTION TERM
                                  OPTIONS     EMPLOYEES      SHARE     EXPIRATION   -----------------------------
NAME                              GRANTED      IN 1998        ($)         DATE          5%                10%
----                             ----------   ----------   ---------   ----------   ----------         ----------
Ronald G. Pettengill, Jr.......    60,000         2.5%       $1.25        1/1/08    $1,600,434         $2,471,584
Robert L. Belau................    60,000         2.5         1.25        1/1/08     1,600,434          2,471,584
Thomas R. Joseph...............   150,000         6.2         1.25        1/1/08     4,001,086          6,178,959
                                  120,000         4.9         1.50        8/1/08     3,011,304          4,450,152
Carl D. Humes..................   150,000         6.2         1.25        1/1/08     4,001,086          6,178,959
                                  120,000         4.9         1.50        8/1/08     3,011,304          4,450,152


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES


    The following table sets forth information concerning the value realized upon exercise of options during 1998 and the number and value of unexercised options held by each of our named executive officers at December 31, 1998. There was no public market for our common stock as of December 31, 1998. Accordingly, the values set forth below have been calculated on the basis of the fair market value on December 31, 1998 assuming this was equal to the initial public offering price of $18.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.



                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                SHARES                         OPTIONS AT            IN-THE-MONEY OPTIONS
                               ACQUIRED                      FISCAL YEAR-END          AT FISCAL YEAR-END
                                  ON          VALUE      -----------------------   ------------------------
NAME                           EXERCISE     REALIZED     EXERCISABLE UNEXERCISABLE EXERCISABLE   UNEXERCISABLE
-----------------------------  ---------   -----------   ---------   -----------   -----------   ----------
Ronald G. Pettengill, Jr.....   585,000    $10,432,305    780,000           --     $13,385,220   $       --
Robert L. Belau..............   585,000     10,432,305    780,000           --      13,385,220           --
Thomas R. Joseph.............        --             --    210,000      150,000       3,547,530    2,490,000
Carl D. Humes................        --             --    210,000      150,000       3,510,000    2,490,000
Gregory D. Nicastro..........        --             --         --      336,000              --    5,628,000
Neeraj Sethi.................   135,000      2,407,455     90,000       90,000       1,520,010    1,507,500


EMPLOYMENT AGREEMENTS

    We have entered into executive employment agreements with Ronald G. Pettengill, Jr., our Chairman and Chief Executive Officer, and Robert L. Belau, our President. Each employment agreement provides for an initial annual base salary of $200,000. Each employment agreement also provides for initial performance based bonuses of $25,000 upon the closing of this offering and up to an additional $50,000 upon the achievement of certain gross revenue thresholds in the 1999 fiscal year. Under the agreements, each executive also received options to purchase 100,000 shares of our common stock at a price of $4.00 per share, which vest over 3 years. Additionally, each executive received options to purchase an additional 100,000 shares of our common stock at a price of $4.00 per share which vest after 4 years. These additional options will vest immediately upon the achievement of certain gross revenues thresholds.

    Each employment agreement expires on May 11, 2002, subject to earlier termination or extension. Each employment agreement provides that if Messrs. Pettengill and Belau are terminated by us without cause or if they terminate their employment agreements for good reason, they will be entitled to their base salary and health coverage until the later of the expiration date of their employment agreements or one year from the date of termination. Additionally, all stock options granted to them will immediately vest.

    Under the agreements, good reason includes:

    - a material breach of the agreements by us;

    - a material change in the executives duties and responsibilities;

    - a change in the executive's reporting relationship;

    - a relocation of our executive offices further than 75 miles from its current location; or

    - a change of control.

    Each employment agreement prohibits Messrs. Pettengill and Belau from competing with us, or soliciting our customers or employees, for a period of one year from the date of their termination of employment.

    We have also entered into an employment agreement with R. Kevin Holt, our Vice President of Human Resources, John Wright, Managing Director Europe, and Gerard E. Dorsey, our Chief Financial Officer. Mr. Holt's agreement provides for an initial annual base salary of $130,000 and for an initial performance based bonus of up to $120,000 upon the achievement of certain hiring goals, hiring processes and marketing goals in the fiscal year ending December 31, 1999. Under the agreement, Mr. Holt received options to purchase 130,000 shares of our common stock at a price of $2.50 per share, which vest over four years.

    Our employment agreement with Mr. Holt expires on January 23, 2001, subject to earlier termination. Mr. Holt's agreement provides that if he is terminated by us without cause or if he terminates his employment with us for good reason, he will be entitled to receive his base salary until the earlier of six months after the date of his termination or the date he accepts new employment. Under the agreement, good reason includes:

    - a reduction in Mr. Holt's base salary;

    - a relocation of Mr. Holt's office further than 50 miles from his current office; or

    - a material reduction in job duties.

    Our agreement prohibits Mr. Holt from competing with us, soliciting our employees or permitting his name to be used in connection with a competing business for a period of six months from the date of the termination of his employment.

    Our agreement with Mr. Wright provides for an initial base salary of L71,200, approximately $114,000 at an exchange rate of 1.6, plus a bonus based on our performance. Under the agreement, Mr. Wright received options to purchase 80,000 shares of our common stock at a price of $2.50 per share, which vest over four years. We agreed to contribute an amount equal to 5% of Mr. Wright's base salary to a pension plan. The employment agreement prohibits Mr. Wright from competing with us and soliciting our employees for a period of 6 and 12 months, respectively, from the termination of his employment. The agreement is in effect until terminated by either party by giving at least 3 months notice to the other party.

    Our agreement with Mr. Dorsey provides for an initial base salary of $210,000 and an annual bonus of up to a maximum of $75,000. Under the agreement, Mr. Dorsey received options to purchase 175,000 shares of our common stock at a price of $11.05 per share, which vest over 4 years. Our agreement further provides that Mr. Dorsey will receive an automobile allowance of $650 per month. The agreement prohibits Mr. Dorsey from competing with us and soliciting our employees for a period of one year from the termination of his employment. The agreement has an initial term of three years, and renews automatically for successive one year periods unless written notice is given by either party.

1999 STOCK INCENTIVE PLAN

    The 1999 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1998 Stock Option/Stock Issuance Plan and our 1998 California Stock Option/Stock Issuance Plan. The 1999 Plan became effective upon its adoption by the board of directors on September 14, 1999. It will be approved by the stockholders prior to the date of this offering.


    6,655,600 shares of common stock have been authorized for issuance under the 1999 Plan. This share reserve consists of the shares which were available for issuance under the predecessor plans on the effective date of the 1999 Plan plus an additional increase of 2,345,597 shares. The share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2001, by a number of shares equal to 1% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase will exceed 500,000 shares. However, in no event may any one participant in the 1999 Plan receive option grants or direct stock issuances for more than 500,000 shares in the aggregate per calendar year.


    Outstanding options under the predecessor plans will be incorporated into the 1999 Plan upon the date of this offering, and no further option grants will be made under those plans. The incorporated options will continue to be governed by their existing terms, unless our compensation committee extends one or more features of the 1999 Plan to those options. However, except as otherwise noted below, the outstanding options under the predecessor plans contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 1999 Plan.

    The 1999 Plan has five separate programs:

    - the discretionary option grant program under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may be granted options to purchase shares of our common stock;

    - the stock issuance program under which these individuals may be issued shares of our common stock directly, with the purchase of such shares or as a bonus tied to the performance of services;

    - the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants;

    - the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members; and

    - the director fee option grant program under which non-employee board members may elect to apply a portion of their retainer fee to the acquisition of special below-market stock option grants.

    The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The committee will also select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant or director fee option grant program for the non-employee board members.

    The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price (and any associated withholding taxes incurred in connection with the acquisition of shares) with a full-recourse, interest-bearing promissory note.

    In the event that we are acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The compensation committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members) or the options and shares may accelerate upon a subsequent termination of the individual's service.

    Options currently outstanding under the plan may be assumed by the successor corporation in an acquisition; such options are not by their terms subject to acceleration at the time of an acquisition or a change in control or upon the termination of the optionee's service following any such transaction.

    Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. This appreciation distribution may be made in cash or in shares of our common stock. There are currently no outstanding stock appreciation rights under the predecessor plans.

    The compensation committee has the authority to cancel outstanding options under the discretionary option grant program (including options incorporated from predecessor plans) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $5,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of an acquisition or change in control.

    Under the automatic option grant program, each individual who first joins our board after the effective date of this offering as a non-employee board member will automatically be granted an option for 25,000 shares of our common stock at the time of his or her commencement of board service. In addition, on the date of each annual stockholders meeting, beginning with the 2001 meeting, each individual who has served as a non-employee board member since the last annual stockholders meeting will receive an option grant to purchase
2,500 shares of our common stock. Each automatic grant will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each option will be immediately exercisable, subject to our right to repurchase any unvested shares, at the original exercise price, at the time of the board member's cessation of service. The options will vest, and our repurchase right will lapse, with respect to, the initial 25,000-share option grant in a series of four (4) equal successive annual installments upon the optionee's completion of each year of service over the four (4)-year period measured from the grant date. However, each such outstanding option will immediately vest upon an acquisition or change in control or the death or disability of the optionee while serving as a board member. Each 2,500-share option grant will be fully vested on grant.

    If the director fee option grant program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

    Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, director fee option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of our common stock paid in connection with the tender offer less the exercise price payable for such share.

    The board may amend or modify the 1999 Plan at any time, subject to any required stockholder approval. The 1999 Plan will terminate no later than September 14, 2009.

EMPLOYEE STOCK PURCHASE PLAN

    Our Employee Stock Purchase Plan was adopted by the board on September 14, 1999 and will be approved by the stockholders prior to the date of this offering. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and those of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, through periodic payroll deductions. A total of 750,000 shares of our common stock will be issued under the plan.

    The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in October 2001. The next offering period will begin on the first business day in November 2001, and subsequent offering periods will be set by our compensation committee.

    Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

    A participant may contribute up to 10% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year). The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The first purchase date will occur on the last business day in April 2000. In no event, however, may any participant purchase more than 500 shares, nor may all participants in the aggregate purchase more than 187,500 shares on any one semi-annual purchase date. Should the fair market value of our common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

    The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in October 2009.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH CISCO

    In September 1999, we sold 1,242,000 shares of our common stock to Cisco for $12.00 per share. In connection with the investment, we have agreed to nominate a person designated by Cisco to our Board of Directors so long as Cisco owns more than 750,000 shares of our common stock. Additionally, we provide network consulting services to Cisco pursuant to an existing agreement negotiated by the parties in an arms-length transaction. This agreement expires in May 2003 and governs the terms and conditions that apply to all consulting services performed by us for Cisco and for customers of Cisco. This agreement provides that if we give more favorable rates to another client we will inform Cisco and Cisco will have the right to terminate this agreement. In fiscal 1998 and the six months ended June 30, 1999, revenues from Cisco were $35,190 and $883,388, respectively. Inder Sidhu, one of our directors, is the Vice President of Worldwide Professional Services at Cisco.

SALE OF COMMON STOCK

    In September 1999, we sold 94,867 and 18,133 shares of our common stock to General Atlantic Partners 57 and GAP Coinvestment Partners II, respectively, for $12.00 per share. Peter L. Bloom and Braden R. Kelly, our directors, are respectively a managing member and an associate of General Atlantic Partners, LLC. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 57 and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II.

TRIBECA SOFTWARE

    In March 1998, we made a pro rata distribution of all of the outstanding shares of our former subsidiary, Tribeca Software, Inc., to our stockholders. Of the 1,501,700 then outstanding shares of Tribeca, we distributed the following amounts to our officers, directors and 5% stockholders and their affiliates:

                                                                NUMBER OF
                                                                 SHARES
NAME OF STOCKHOLDER                                            OF TRIBECA
-------------------                                           -------------
Ronald G. Pettengill, Jr....................................     234,000
Robert L. Belau.............................................     250,000
Belau Irrevocable Family Trust..............................      10,000
Neeraj Sethi................................................      13,000
Donald J. Duffy.............................................      25,000
Eric Meyer..................................................      42,500
MD Strategic, L.P...........................................      85,000
PVII, L.P...................................................      32,000
Boyce Meyer Trust(1)........................................     200,000

------------------------

    (1) Boyce Meyer was the father of Eric Meyer and the stepfather of Robert L. Belau.

    Subsequent to this transaction, Tribeca purchased from us, and we assigned to Tribeca, network management software and other assets, including computer and office equipment. As payment for these assets, Tribeca gave us a demand note in the amount of $130,000, which accrued interest at 8% per annum. Additionally, we gave Tribeca a $1,000,000 line of credit at an interest rate of 8% per annum. In March 1999, Tribeca paid us the full amounts due under the demand note and line of credit and the line of credit was terminated. The largest amount outstanding under the line of credit was $988,800.

    From March 1998 through June 1999, we performed payroll, accounting and other administrative services for Tribeca for a fee of $7,000 per month. Additionally, Tribeca leases office space and equipment from us for approximately $12,000 per month. We also have an oral agreement with Tribeca to purchase at a discount and resell its software. In 1998, sales of Tribeca's software accounted for approximately $100,000 of our revenues. We believe that these transactions were on terms that are no less favorable than those that could be obtained from unaffiliated third parties.

    Ronald G. Pettengill, Jr., our Chairman and Chief Executive Officer, Robert
L. Belau, our President, and Donald J. Duffy and Eric Meyer, our directors, are directors of Tribeca and own shares of common stock of Tribeca. Additionally, Messrs. Pettengill and Belau serve as executive officers of Tribeca.

SALE OF SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANTS

    In March 1999, we sold 6,512,316 shares of series A convertible preferred stock and warrants to purchase the number of shares of our common stock that equals 15% of the number of shares registered in this offering, at the initial public offering price, to six accredited investors for an aggregate purchase price of approximately $18.6 million. General Atlantic Partners 54, L.P. purchased 5,350,441 shares and GAP Coinvestment Partners II purchased 1,112,765 shares. Peter L. Bloom and Braden R. Kelly, our directors, are respectively a managing member and an associate of General Atlantic Partners, LLC. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54 and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II. The purchase price for the series A convertible preferred stock was $2.85 per share. On the closing of this offering, the series A convertible preferred stock will automatically convert into 6,512,316 shares of common stock. Under the terms of the warrants, a notice of exercise was required to be sent within twenty business days of the initial filing of this registration statement. As no notice of exercise was received within this exercise period, the warrants have terminated and are no longer exercisable.

SHARE REDEMPTION

    As a condition of the March 1999 sale of series A convertible preferred stock and warrants, we were required to repurchase approximately $8.4 million of our common stock. Accordingly, we made an offer to each of our stockholders to repurchase their shares at a price of $2.94 per share. Subsequently, in March 1999, we repurchased a total of 2,855,100 shares of common stock from 31 of our stockholders who elected to sell shares for an aggregate purchase price of approximately $8.4 million. Of these, we purchased the following amounts from our officers, directors and 5% stockholders and their affiliates:

                                                              NUMBER OF SHARES     AGGREGATE
NAME OF STOCKHOLDER                                               REDEEMED       CONSIDERATION
-------------------                                           ----------------   -------------
Ronald G. Pettengill, Jr....................................      534,000         $1,570,850
Robert L. Belau.............................................      480,000          1,412,000
Neeraj Sethi................................................       48,000            141,200
Donald J. Duffy.............................................      210,000            617,750
Eric Meyer..................................................      282,000            829,550
MD Strategic, L.P...........................................      119,040            350,176
Predictive Ventures, L.P....................................      300,000            882,500
PVII, L.P...................................................       33,060             97,251

    Eric Meyer and Donald J. Duffy, our directors, are general partners of MD Strategic, Predictive Ventures and PVII.

MEYER, DUFFY & ASSOCIATES

    We had an agreement with Meyer, Duffy & Associates, Inc. pursuant to which Meyer Duffy & Associates provided us with consulting and advisory services regarding capital raising and strategic partnerships. Eric Meyer and Donald J. Duffy, our directors, serve as co-managing Directors of Meyer, Duffy & Associates. We paid Meyer, Duffy & Associates a retainer fee of $5,000 per month in connection with these services through March 31, 1999, the date that the agreement terminated. Additionally, in August 1998, we loaned Meyer, Duffy & Associates, L.P., in connection with the exercise of options, $300,000 at an interest rate of 7% per annum. Meyer, Duffy & Associates, L.P. repaid this loan in March 1999. Messrs. Meyer and Duffy are the general partners of Meyer, Duffy & Associates, L.P.

LOANS TO OFFICERS

    In August 1998, in connection with the exercise of options, we loaned each of Ronald G. Pettengill, Jr., our Chairman and Chief Executive Officer and Robert L. Belau, our President, $97,500 at an interest rate of 7% per annum. Messrs. Pettengill and Belau repaid those loans in March 1999. In addition to these loans, from time to time, we have advanced loans to Messrs. Pettengill and Belau. As of December 31, 1998 the amounts outstanding under these advances for Messrs. Pettengill and Belau was $15,000 and $13,402, respectively which represents the largest amounts outstanding under these advances during fiscal 1998. There are currently no advances outstanding. We may in the future make loans to our officers.

OPTION GRANTS

    We granted each of Messrs. Bloom, Duffy, Kelly and Meyer, our non-employee directors, options to purchase 25,000 shares of our common stock at a price of $4.00 per share. We granted each of Messrs. Sidhu and Wyman, our non-employee directors, options to purchase 25,000 shares of our common stock at a price of $11.05 per share. Additionally, in 1999, we granted to Messrs. Pettengill, Belau, Dorsey, Joseph, Humes, Holt, Sethi, Wright and Papilsky options to purchase 200,000; 200,000; 175,000; 100,000; 60,000; 130,000; 70,000; 80,000 and
50,000, respectively. Please see "Management--Employment Agreements." For additional information regarding the grant of stock options to executive officers and directors, please see "Management--Director Compensation," "--Executive Compensation," "--1999 Stock Incentive Plan" and "Principal Stockholders."

AGREEMENTS WITH UNDERWRITERS

    We provide network consulting services to Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette and First Union Capital Markets Corp. pursuant to agreements they have entered into with us. The terms of these agreements were negotiated by the parties in arms-length transactions and were entered into prior to our selection of the underwriters of this offering. In 1998, revenues derived from Bear Stearns, Donaldson, Lufkin & Jenrette and its affiliates, and First Union equalled $5.4 million, $162,689 and $50,000, respectively. For the six months ended June 30, 1999, revenues derived from Bear Stearns and Donaldson, Lufkin & Jenrette and its affiliates equalled $5.2 million and $855,000, respectively. We may provide network consulting services to other underwriters in this offering after the date of this prospectus.

    We recently adopted a policy that all transactions with officers, directors, 5% stockholders and their affiliates be entered into only if they are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our common stock, as of September 30, 1999 and as adjusted to reflect the sale of common stock offered by us in this offering for:

    - each person known by us to beneficially own more than 5% of our common stock;

    - each executive officer named in the Summary Compensation Table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Predictive Systems, Inc., 145 Hudson Street, New York, New York 10013. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of September 30, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 18,790,080 shares of common stock outstanding as of September 30, 1999, assuming the conversion of the series A preferred stock, and 22,790,080 shares of common stock outstanding after completion of this offering. It assumes that the underwriters' over-allotment option to purchase up to an additional 600,000 shares is not exercised.

                                                                               PERCENTAGE OF
                                                                               COMMON STOCK
                                                                            BENEFICIALLY OWNED
                                                                            -------------------
                                                      SHARES BENEFICIALLY   PRIOR TO   AFTER
NAME OF BENEFICIAL OWNER                                  OWNED             OFFERING   OFFERING
----------------------------------------------------      ----------          ----       ----
Ronald G. Pettengill, Jr. (1).......................       2,229,000          11.4%       9.5%
Robert L. Belau (2).................................       2,655,000          13.6       11.4
Thomas R. Joseph (3)................................         240,000           1.3        1.0
Carl D. Humes (3)...................................         240,000           1.3        1.0
Gregory D. Nicastro (4).............................          84,000             *          *
Neeraj Sethi (5)....................................         150,000             *          *
Peter L. Bloom (6)..................................       6,880,006          36.6       30.2
Donald J. Duffy (7).................................       2,631,900          13.9       11.5
Braden R. Kelly (8).................................              --            --         --
Eric Meyer (9)......................................       3,114,900          16.4       13.6
Inder Sidhu (10)....................................       1,242,000           6.6        5.4
William W. Wyman (11)...............................              --            --         --
Cisco Systems, Inc. (12)............................       1,242,000           6.6        5.4
General Atlantic Partners, LLC (13).................       6,880,006          36.6       30.2
Meyer Duffy and Associates, L.P (14)................       1,800,000           9.6        7.9
All directors and executive officers as a group
  (16 persons) (15).................................      17,015,906          79.5       67.0

------------------------

*   Indicates less than one percent of the common stock.

(1) Includes (a) 780,000 shares issuable upon the exercise of currently exercisable options and (b) 150,000 shares of common stock held by The Conor
    G. Pettengill Trust and 150,000 shares held by The Julia G. Pettengill
    Trust.

(2) Includes (a) 780,000 shares issuable upon the exercise of currently exercisable options and (b) 126,000 shares of common stock held by The Belau Family Trust.

(3) Includes (a) 220,000 shares issuable upon the exercise of currently exercisable options and (b) 20,000 shares issuable upon the exercise of currently exerciseable stock options held by The Joseph Family Trust. Mr. Joseph disclaims beneficial ownership of the securities held by The Joseph Family Trust.

(4) Includes 84,000 shares issuable upon the exercise of currently exercisable options.

(5) Includes 120,000 shares issuable upon the exercise of currently exercisable options.

(6) Includes (a) 5,350,441 shares owned by General Atlantic Partners 54,
    (b) 349,918 shares owned by General Atlantic Partners 57, and (c) 1,179,647 shares owned by GAP Coinvestment Partners II. The general partner of General Atlantic Partners 54 and General Atlantic Partners 57 is General Atlantic Partners, LLC and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II. Peter L. Bloom is a managing member of General Atlantic Partners, LLC. Mr. Bloom disclaims beneficial ownership of these securities except to the extent of his economic interest in General Atlantic Partners, LLC, and GAP Coinvestment Partners II. The address of Mr. Bloom is c/o General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(7) Includes (a) 180,000 shares issuable upon the exercise of currently exercisable options, (b) 510,960 shares of common stock held by MD Strategic, L.P., (c) 1,800,000 shares of common stock held by Meyer, Duffy and Associates, L.P., and (d) 140,940 shares of common stock held by PVII, L.P. Mr. Duffy is a general partner of each of MD Strategic, L.P., Meyer, Duffy & Associates, L.P. and PVII, L.P. Mr. Duffy disclaims beneficial ownership of these securities except to the extent of his economic interest in MD Strategic L.P., Meyer Duffy & Associates, L.P. and PVII, L.P. The address of Mr. Duffy is c/o of Meyer, Duffy & Associates, Inc., 237 Park Avenue, New York, New York 10017.

(8) Mr. Kelly is a limited partner of GAP Coinvestment Partners II. Mr. Kelly disclaims beneficial ownership of the securities held by GAP Coinvestment Partners II except to the extent of his economic interest in those securities. The address of Mr. Kelly is c/o General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(9) Includes (a) 180,000 shares issuable upon the exercise of currently exercisable options, (b) 510,960 shares of common stock held by MD Strategic, L.P., (c) 1,800,000 shares of common stock held by Meyer, Duffy and Associates, L.P., and (d) 140,940 shares of common stock held by PVII, L.P. Mr. Meyer is a general partner of each of MD Strategies L.P., Meyer, Duffy and Associates, L.P. and PVII, L.P. Mr. Meyer disclaims beneficial ownership of these securities except to the extent of his economic interest in MD Strategic L.P., Meyer Duffy & Associates, L.P. and PVII, L.P. The address of Mr. Meyer is c/o Meyer, Duffy and Associates, Inc., 237 Park Avenue, New York, NY 10017.

(10) Includes 1,242,000 shares of common stock owned by Cisco. Mr. Sidhu is the Vice President of Worldwide Professional Services at Cisco. The address of Mr. Sidhu is c/o Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706.

(11) The address of Mr. Wyman is 4 North Balch Street, Hanover, New Hampshire 03755.

(12) The address of Cisco is 170 West Tasman Drive, San Jose, California 95134-1706.

(13) Includes (a) 5,350,441 shares owned by General Atlantic Partners 54,
    (b) 349,918 shares owned by General Atlantic Partners 57, and (c) 1,179,647 shares owned by GAP Coinvestment Partners II. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54 and General Atlantic Partners 57 and the managing members of General Atlantic Partners, LLC are also the general partners of GAP Coinvestment Partners II, therefore, General Atlantic Partners, LLC may vote and dispose of the shares owned by these entities. The address of General Atlantic Partners, LLC is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(14) The address of Meyer, Duffy and Associates, L.P. is c/o Meyer, Duffy & Associates, Inc., 237 Park Avenue, New York, New York 10017.

(15) Includes 2,604,000 shares of common stock issuable upon the exercise of currently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 200,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of September 30, 1999, 12,277,764 shares of common stock were outstanding and 6,512,316 shares of series A convertible preferred stock convertible into the same amount of shares of common stock were outstanding. As of September 30, 1999, we had 76 stockholders.

COMMON STOCK

    Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of Predictive, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. Such issuance may also have the effect of delaying, deferring or preventing a change in control of Predictive. We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    In March 1999, we entered into registration rights agreement with some of our stockholders, including: General Atlantic Partners 54; GAP Coinvestment Partners II; Ronald G. Pettengill, Jr., our Chief Executive Officer; Robert L. Belau, our President; Eric Meyer and Donald Duffy, our directors; and Meyer, Duffy and Associates. This agreement was amended in September 1999 to include General Atlantic Partners 57. Under the terms of this agreement, as amended, at any time after the first anniversary of the effective date of this offering, each of General Atlantic Partners 54, General Atlantic Partners 57 and GAP Coinvestment Partners II may, on two occasions only, require us to register for sale all or any portion of the shares of common stock issuable upon conversion of the preferred shares held by them. We are also obligated to register some shares of common stock held by parties to the registration rights agreement if they request to be included in the registration. In September 1999, we entered into a separate registration rights agreement with Cisco Systems.

    Under each of these agreements, if we become eligible to file registration statements on Form S-3, some parties to the registration rights agreements may require us to file a registration statement on Form S-3 under the Securities Act with respect to some shares of common stock held by them. We are also obligated to register some shares of common stock held by parties to the registration rights agreements if they request to be included in the registration. In addition, holders of common stock who are parties to the registration rights agreements will be entitled to require us to register some of their common stock when we register stock of other stockholders. This type of registration right is known as a "piggyback" registration right.

    The foregoing registration rights are subject to certain conditions and limitations, including:

    - The right of the underwriters in any underwritten offering to limit the number of shares of common stock held by stockholders with registration rights to be included in any demand, S-3 or piggyback registration; and

    - Our right to delay for up to 90 days the filing or effectiveness of a registration statement pursuant to a demand for registration if the board of directors of determines that the registration would not be in our best interest at that time.

    We are generally required to bear all of the expenses of all registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock held by stockholders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act immediately after effectiveness of the registration. We have agreed to indemnify the holders of registration rights in connection with demand, S-3 and piggyback registration under the terms of our registration rights agreements.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

CUMULATIVE VOTING

    Our amended and restated certificate of incorporation expressly denies stockholders the right to cumulate votes in the election of directors.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date, in order to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at these meetings.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors and the ability of stockholders to call special meetings.

AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with various business combination transactions and the amendment of various provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and special meetings by stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock will be American Stock Transfer & Trust Company, New York, New York.

LISTING

    We have applied to list our common stock on the Nasdaq National Market under the trading symbol "PRDS."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of its equity securities.

    Upon completion of this offering, we will have an aggregate of 22,790,080 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, the 4,000,000 shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as defined in Rule 144 promulgated under the Securities Act of 1933, may only be sold in compliance with the limitations described below. The remaining 18,790,080 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, these 18,790,080 shares will be available for sale in the public market as follows:

  NUMBER OF SHARES                                     DATE
---------------------                                  ----

        649,000             After the date of this prospectus

          1,050             After 90 days from the date of this prospectus

     18,140,030             After 180 days from the date of this prospectus, subject,
                            in some cases, to volume limitations

    In general, under Rule 144, as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of common stock (approximately 228,000 shares immediately after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of Predictive at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, that person's holding period for the purpose of selling under Rule 144 commences on the date of transfer from the affiliate. Notwithstanding the foregoing, to the extent the shares were acquired through the cashless exercise of a stock option or a warrant, that person's holding period for effecting a sale under Rule 144 commences on the date of the option or warrant grant. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased our shares in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period in Rule 144.

    As of the date of this prospectus, options to purchase a total of 10,111,463 shares of common stock are outstanding, of which 4,899,800 are currently exercisable (without regard to the 180-day lock up period). Promptly after the closing of this offering, we intend to file a registration statement to register for resale all shares of common stock issued or issuable under its 1999 employee stock purchase plan and not otherwise freely transferable. Accordingly, shares covered by that registration statement will be eligible for sale in the public markets, unless those options are subject to vesting restrictions.

    Our directors and officers and certain of our stockholders who hold 18,099,030 shares in the aggregate have agreed that they will not sell, directly or indirectly, any shares of common stock (other than shares of common stock purchased as part of the directed share program in connection with this offering) without the prior written consent of BancBoston Robertson
Stephens Inc. for a period of 180 days from the date of this prospectus.

    We have agreed not to sell or otherwise dispose of any shares of our common stock during the 180 day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under our stock option plan.

    Following this offering, under certain circumstances and subject to certain conditions, holders of 8,122,006 shares of our outstanding common stock will have certain demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have certain rights to participate in any future registration of securities by us. Additionally, holders of 8,791,952 shares of our outstanding common stock will have some rights to participate in any future registrations of securities by us. See "Description of Capital Stock-Registration Rights."

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc.; Bear, Stearns & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation and First Union Securities, Inc., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.


                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
BancBoston Robertson Stephens Inc...........................  1,600,000
Bear, Stearns & Co. Inc.....................................  1,000,000
Donaldson, Lufkin & Jenrette Securities Corporation.........  1,000,000
First Union Securities, Inc.................................    400,000
                                                              ---------
    Total...................................................  4,000,000
                                                              =========



    We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not in excess of $.76 per share, of which $.10 may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.


    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the same price per share as we will receive for the 4,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 4,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 4,000,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 4,000,000 shares of common stock offered by this prospectus.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.


                                                                  WITHOUT            WITH
                                                      PER      OVER-ALLOTMENT   OVER-ALLOTMENT
                                                     SHARE         OPTION           OPTION
                                                    --------   --------------   --------------
Initial public offering price.....................   $18.00     $72,000,000      $82,800,000
Underwriting discounts and commissions............     1.26       5,040,000        5,796,000
Proceeds, before expenses, to us..................    16.74      66,960,000       77,004,000



The expenses of the offering payable by us are estimated at $1,500,000. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock to purchasers on November 1, 1999.


    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

    FUTURE SALES. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day lock-up period. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., (a) consent to the disposition of any shares held by stockholders prior to the expiration of the 180-day lock-up period or
(b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive awards under our stock incentive plan. Please see "Shares Eligible for Future Sale."

    INTERNET DISTRIBUTION. A limited number of shares will be made available to the customers of E*TRADE Securities. E*TRADE will make a copy of the prospectus in electronic format available on its Web site. E*TRADE will accept conditional offers to purchase shares from all of its customers that complete and pass an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE exceeds the amount of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. These are no plans to direct shares to particular Internet purchasers.

    DIRECTED SHARES. We have requested that the underwriters reserve up to five percent of the shares of common stock for sale at the initial public offering price to directors, officers, employees and other individuals designated by us.

    The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    STABILIZATION. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    OTHER AGREEMENTS. BancBoston Robertson Stephens acted as placement agent in connection with the sale of 1,242,000 shares of common stock to Cisco in September 1999 and was paid customary fees.

    We provide network consulting services to some of the underwriters. Please see "Certain Transactions--Agreements with Underwriters."

                                 LEGAL MATTERS

    The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York. The Brobeck investment fund and attorneys at Brobeck hold in the aggregate 49,110 shares of series A preferred stock, which will automatically convert into 49,110 shares of common stock upon the closing of this offering. Various legal matters in connection with this offering will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements of Predictive Systems, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and the financial statements of Network Resource Consultants and Company B.V. as of and for the year ended December 31, 1998, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Predictive and the common stock, reference is made to the registration statement and the exhibits and schedules thereto.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information in Predictive files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Predictive's Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

PREDICTIVE SYSTEMS, INC.                                        PAGE
------------------------                                      --------

Report of Independent Public Accountants....................    F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998
  and June 30, 1999 (Unaudited).............................    F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998 and the Six Months Ended
  June 30, 1998 and 1999 (Unaudited)........................    F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1996, 1997 and 1998 and the Six
  Months Ended June 30, 1999 (Unaudited)....................    F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998 and the Six Months Ended
  June 30, 1998 and 1999 (Unaudited)........................    F-6

Notes to Consolidated Financial Statements..................    F-7

NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.
---------------------------------------------

Report of Independent Public Accountants....................    F-18

Balance Sheets as of December 31, 1998 and June 30, 1999
  (Unaudited)...............................................    F-19

Statements of Income for the Year Ended December 31, 1998
  and the Six Months Ended June 30, 1998 and 1999
  (Unaudited)...............................................    F-20

Statements of Stockholders' (Deficit) Equity for the Year
  Ended December 31, 1998 and the Six Months Ended June 30,
  1999 (Unaudited)..........................................    F-21

Statements of Cash Flows for the Year Ended December 31,
  1998 and the Six Months Ended June 30, 1998 and 1999
  (Unaudited)...............................................    F-22

Notes to Financial Statements...............................    F-23

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------

Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the Six Months Ended June 30, 1999..........      F-28

Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the Year Ended December 31, 1998............      F-29

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
  June 30, 1999..............................................      F-30

Notes to Unaudited Pro Forma Condensed Consolidated Financial
  Statements.................................................      F-31

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Predictive Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Predictive Systems, Inc. (a Delaware corporation) (the "Company") and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Predictive Systems, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1998 in conformity with generally accepted accounting principles.

                                               /s/ ARTHUR ANDERSEN LLP

                                               Arthur Andersen LLP

New York, New York
May 12, 1999

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,                        PRO FORMA
                                                              ------------------------    JUNE 30,      JUNE 30,
                                                                 1997         1998          1999          1999
                                                              ----------   -----------   -----------   -----------
                                                                                                (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  420,456   $        --   $  359,911
  Accounts receivable--net of allowance for doubtful
    accounts of $79,613, $141,489 and $426,817,
    respectively............................................   4,197,870     8,806,184   13,220,569
  Unbilled work in process..................................     179,404     1,062,824    1,477,863
  Notes receivable--employees...............................      53,371        55,100       50,461
  Notes receivable--stockholders............................          --       515,000           --
  Due from related party....................................          --       916,948           --
  Prepaid income taxes......................................     344,049       342,829           --
  Other current assets......................................     276,609       386,453      597,354
                                                              ----------   -----------   -----------
    Total current assets....................................   5,471,759    12,085,338   15,706,158
PROPERTY AND EQUIPMENT--net of accumulated depreciation and
  amortization of $485,510, $947,735 and $1,259,870,
  respectively..............................................     893,988     1,356,634    1,741,644
DEFERRED TAX ASSET..........................................     237,322            --           --
OTHER ASSETS................................................     267,314       235,047      185,074
                                                              ----------   -----------   -----------
    Total assets............................................  $6,870,383   $13,677,019   $17,632,876
                                                              ==========   ===========   ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Cash overdraft............................................  $  545,351   $   475,610   $       --
  Short-term borrowings.....................................     780,000     5,598,000           --
  Accounts payable and accrued expenses.....................     654,378     2,803,686    3,297,868
  Deferred income tax liability.............................   1,676,937       185,000      229,268
  Deferred income...........................................      32,955       445,414       25,073
  Dividends payable.........................................      26,250        61,250           --
  Income taxes payable......................................          --            --      201,511
  Current portion of capital lease obligations..............      76,982       151,027      150,511
                                                              ----------   -----------   -----------
    Total current liabilities...............................   3,792,853     9,719,987    3,904,231
                                                              ----------   -----------   -----------
NONCURRENT LIABILITIES:
  Deferred rent.............................................      23,306        70,957       52,177
  Capital lease obligations.................................     282,013       446,018      398,927
  Deferred income tax liability.............................          --       714,146      516,528
                                                              ----------   -----------   -----------
    Total liabilities.......................................   4,098,172    10,951,108    4,871,863
                                                              ----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES
MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK ($.001 par
  value, 5% cumulative, 4,200,000, 4,200,000 and 0 shares
  issued and outstanding)...................................     700,000       700,000           --             --
STOCKHOLDERS' EQUITY:
  Convertible preferred stock ($.001 par value, 20,000,000
    shares authorized, 0, 0 and 6,512,316 shares issued and
    outstanding, none issued and outstanding on a pro forma
    basis)..................................................          --            --        6,512             --
  Common stock ($.001 par value, 50,000,000 shares
    authorized, 4,408,200, 7,900,200 and 12,465,750 shares
    issued and 4,408,200, 7,900,200 and 9,610,650 shares
    outstanding, 16,122,966 shares issued and outstanding on
    a pro forma basis)......................................       4,408         7,900       12,466         16,123
  Additional paid-in capital................................      69,762       682,270   20,307,511     11,911,613
  Treasury stock, 2,855,100 shares..........................          --            --   (8,398,753)            --
  Deferred compensation.....................................          --            --     (294,750)      (294,750)
  Retained earnings.........................................   1,998,041     1,335,741    1,143,726      1,143,726
  Accumulated other comprehensive loss......................          --            --      (15,699)       (15,699)
                                                              ----------   -----------   -----------   -----------
    Total stockholders' equity..............................   2,072,211     2,025,911   12,761,013     12,761,013
                                                              ----------   -----------   -----------   -----------
    Total liabilities and stockholders' equity..............  $6,870,383   $13,677,019   $17,632,876   $17,632,876
                                                              ==========   ===========   ===========   ===========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                   JUNE 30,
                                        --------------------------------------   -------------------------
                                           1996         1997          1998          1998          1999
                                        ----------   -----------   -----------   -----------   -----------
                                                                                        (UNAUDITED)
REVENUES:
  Professional services..............   $6,818,678   $16,897,456   $23,857,780   $ 8,935,220   $21,278,287
  Hardware and software sales........    1,287,649     1,189,617     2,065,348       530,258     1,287,701
                                        ----------   -----------   -----------   -----------   -----------
    Total revenues...................    8,106,327    18,087,073    25,923,128     9,465,478    22,565,988

COST OF REVENUES:
  Professional services..............    3,381,505     9,590,306    12,861,272     5,179,277    10,245,945
  Hardware and software purchases....      970,479       816,935     1,698,356       437,820     1,031,889
                                        ----------   -----------   -----------   -----------   -----------
    Total cost of revenues...........    4,351,984    10,407,241    14,559,628     5,617,097    11,277,834
                                        ----------   -----------   -----------   -----------   -----------
    Gross profit.....................    3,754,343     7,679,832    11,363,500     3,848,381    11,288,154

SALES AND MARKETING..................      386,000     1,081,889     3,433,751     1,255,707     3,409,297

GENERAL AND ADMINISTRATIVE...........    1,683,574     4,390,476     8,184,486     3,586,811     7,376,425

DEPRECIATION AND AMORTIZATION........      142,134       320,908       567,761       229,348       312,135

NONCASH COMPENSATION EXPENSE.........           --            --            --            --         9,875
                                        ----------   -----------   -----------   -----------   -----------
    Operating profit (loss)..........    1,542,635     1,886,559      (822,498)   (1,223,485)      180,422

OTHER INCOME (EXPENSE):
  Interest income....................       31,540        26,575        57,976        12,662        69,574
  Other income.......................        7,613         3,849         1,555            35        36,882
  Interest expense...................           --       (35,545)     (324,591)      (66,629)     (109,078)
                                        ----------   -----------   -----------   -----------   -----------
    Income (loss) before income tax
      provision (benefit)............    1,581,788     1,881,438    (1,087,558)   (1,277,417)      177,800

INCOME TAX PROVISION (BENEFIT).......      718,678       870,504      (460,258)     (540,880)      361,065
                                        ----------   -----------   -----------   -----------   -----------
    Net income (loss)................   $  863,110   $ 1,010,934   $  (627,300)  $  (736,537)  $  (183,265)
                                        ==========   ===========   ===========   ===========   ===========
NET INCOME (LOSS) PER SHARE
  BASIC..............................   $     0.20   $      0.22   $     (0.11)  $     (0.16)  $     (0.02)
                                        ==========   ===========   ===========   ===========   ===========
  DILUTED............................   $     0.07   $      0.08   $     (0.11)  $     (0.16)  $     (0.02)
                                        ==========   ===========   ===========   ===========   ===========

WEIGHTED AVERAGE SHARES OUTSTANDING--
  BASIC..............................    4,269,000     4,382,417     6,015,433     4,633,900     8,970,694
                                        ==========   ===========   ===========   ===========   ===========
  DILUTED............................   11,586,130    12,764,610     6,015,433     4,633,900     8,970,694
                                        ==========   ===========   ===========   ===========   ===========
PRO FORMA NET LOSS PER SHARE--BASIC
  AND DILUTED (unaudited)(Note 2)....                                                               $(0.01)
                                                                                               ===========

PRO FORMA WEIGHTED AVERAGE SHARES
  OUTSTANDING--BASIC AND DILUTED
  (unaudited)(Note 2)................                                                           13,131,340
                                                                                               ===========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                         CONVERTIBLE
                                       PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                    ---------------------   ----------------------     PAID-IN      TREASURY       DEFERRED
                                     SHARES     PAR VALUE     SHARES     PAR VALUE     CAPITAL        STOCK      COMPENSATION
                                    ---------   ---------   ----------   ---------   -----------   -----------   -------------
Balance at December 31, 1995......         --    $    --     4,269,000    $ 4,269    $    37,901   $        --            --
  Net income......................         --         --            --         --             --            --            --
  Exercise of options.............         --         --        30,000         30          4,970            --            --
                                    ---------    -------    ----------    -------    -----------   -----------     ---------
Balance at December 31, 1996......         --         --     4,299,000      4,299         42,871            --            --
  Net income......................         --         --            --         --             --            --            --
  Exercise of options.............         --         --       109,200        109         26,891            --            --
  Preferred stock dividends.......         --         --            --         --             --            --            --
                                    ---------    -------    ----------    -------    -----------   -----------     ---------
Balance at December 31, 1997......         --         --     4,408,200      4,408         69,762            --            --
  Net loss........................         --         --            --         --             --            --            --
  Exercise of options.............         --         --     3,492,000      3,492        612,508            --            --
  Preferred stock dividends.......         --         --            --         --             --            --            --
                                    ---------    -------    ----------    -------    -----------   -----------     ---------
Balance at December 31, 1998......         --         --     7,900,200      7,900        682,270            --            --
  Net loss........................         --         --            --         --             --            --            --
  Foreign currency translation
    adjustment....................         --         --            --         --             --            --            --
  Total comprehensive loss........

  Preferred stock dividends.......         --         --            --         --             --            --            --
  Conversion of preferred to
    common........................         --         --     4,200,000      4,200        695,800            --            --
  Issuance of preferred stock.....  6,512,316      6,512            --         --     18,559,713            --            --
  Exercise of options.............         --         --       365,550        366         65,103            --            --
  Common stock repurchase to
    treasury, 2,855,100 shares....         --         --            --         --             --    (8,398,753)           --
  Recognition of deferred
    compensation..................         --         --            --         --        304,625            --      (304,625)
  Noncash compensation expense....         --         --            --         --             --            --         9,875
                                    ---------    -------    ----------    -------    -----------   -----------     ---------
Balance at June 30, 1999
  (unaudited).....................  6,512,316    $ 6,512    12,465,750    $12,466    $20,307,511   $(8,398,753)    $(294,750)
                                    =========    =======    ==========    =======    ===========   ===========     =========

                                                  ACCUMULATED
                                                     OTHER            TOTAL
                                     RETAINED    COMPREHENSIVE    STOCKHOLDERS'
                                     EARNINGS         LOSS           EQUITY
                                    ----------   --------------   -------------
Balance at December 31, 1995......  $  150,247     $      --       $   192,417
  Net income......................     863,110            --           863,110
  Exercise of options.............          --            --             5,000
                                    ----------     ---------       -----------
Balance at December 31, 1996......   1,013,357            --         1,060,527
  Net income......................   1,010,934            --         1,010,934
  Exercise of options.............          --            --            27,000
  Preferred stock dividends.......     (26,250)           --           (26,250)
                                    ----------     ---------       -----------
Balance at December 31, 1997......   1,998,041            --         2,072,211
  Net loss........................    (627,300)           --          (627,300)
  Exercise of options.............          --            --           616,000
  Preferred stock dividends.......     (35,000)           --           (35,000)
                                    ----------     ---------       -----------
Balance at December 31, 1998......   1,335,741            --         2,025,911
  Net loss........................    (183,265)                       (183,265)
  Foreign currency translation
    adjustment....................          --       (15,699)          (15,699)
                                                                   -----------
  Total comprehensive loss........                                    (198,964)
                                                                   ===========
  Preferred stock dividends.......      (8,750)           --            (8,750)
  Conversion of preferred to
    common........................          --            --           700,000
  Issuance of preferred stock.....          --            --        18,566,225
  Exercise of options.............          --            --            65,469
  Common stock repurchase to
    treasury, 2,855,100 shares....          --            --        (8,398,753)
  Recognition of deferred
    compensation..................          --            --                --
  Noncash compensation expense....          --            --             9,875
                                    ----------     ---------       -----------
Balance at June 30, 1999
  (unaudited).....................  $1,143,726     $ (15,699)      $12,761,013
                                    ==========     =========       ===========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                           ----------------------------------------   -------------------------
                                                              1996          1997           1998          1998          1999
                                                           -----------   -----------   ------------   -----------   -----------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................  $   863,110   $ 1,010,934   $   (627,300)  $  (736,537)  $  (183,265)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
    Noncash compensation expense.........................           --            --             --            --         9,875
    Deferred income taxes................................      463,229       838,572       (540,469)     (540,880)     (153,350)
    Depreciation and amortization........................      142,134       320,908        567,761       229,348       312,135
    Provision for doubtful accounts......................       20,840        99,308        102,196        76,680       285,328
    (Increase) decrease in--
      Accounts receivable................................   (1,197,039)   (2,718,335)    (4,710,510)     (428,825)   (4,699,713)
      Unbilled work in process...........................     (300,190)      204,978       (883,420)      (27,773)     (415,039)
      Prepaid income taxes...............................     (133,133)     (210,916)         1,220          (781)      342,829
      Other current assets...............................     (190,084)      (44,401)      (215,378)       37,855      (210,901)
      Other assets.......................................      (77,851)     (127,283)        32,267       (19,313)       49,973
    Increase (decrease) in--
      Accounts payable and accrued expenses..............      575,628       (61,916)     2,149,308       458,886       494,182
      Deferred income....................................      494,948      (464,493)       412,459        (3,842)     (420,341)
      Deferred rent......................................       16,462        (7,269)        47,651        (4,798)      (18,780)
      Income taxes payable...............................           --            --             --            --       201,511
                                                           -----------   -----------   ------------   -----------   -----------
        Net cash provided by (used in) operating
          activities.....................................      678,054    (1,159,913)    (3,664,215)     (959,980)   (4,405,556)
                                                           -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments to employees..................................           --       (57,151)       (26,950)      (10,206)      (30,938)
  Repayments from employees..............................           --         3,780         25,221            --        35,577
  Payments to stockholders...............................           --            --       (515,000)           --            --
  Repayments from stockholders...........................           --            --             --            --       515,000
  Payments to related party..............................           --            --       (916,948)     (424,633)     (478,078)
  Repayments from related party..........................           --            --             --            --     1,395,026
  Purchase of property and equipment.....................     (315,189)     (356,782)      (686,823)     (381,543)     (744,752)
                                                           -----------   -----------   ------------   -----------   -----------
        Net cash used in investing activities............     (315,189)     (410,153)    (2,120,500)     (816,382)      691,835
                                                           -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Common shares repurchased to treasury..................           --            --             --            --    (8,398,753)
  Cash overdraft.........................................           --       545,351        (69,741)     (221,054)     (475,610)
  Proceeds from short-term borrowings....................           --     2,452,000     19,643,000     9,064,000     4,351,000
  Repayments of short-term borrowings....................           --    (1,672,000)   (14,825,000)   (7,444,000)   (9,949,000)
  Payment of preferred dividends.........................           --            --             --            --       (70,000)
  Proceeds from sale of preferred stock..................           --            --             --            --    18,566,225
  Proceeds from exercise of stock options................        5,000        27,000        616,000       101,000        65,469
                                                           -----------   -----------   ------------   -----------   -----------
        Net cash provided by financing activities........        5,000     1,352,351      5,364,259     1,499,946     4,089,331
                                                           -----------   -----------   ------------   -----------   -----------
  Effects of exchange rates..............................           --            --             --            --       (15,699)
        Net increase (decrease) in cash..................      367,865      (217,715)      (420,456)     (276,416)      359,911

CASH AND CASH EQUIVALENTS, beginning of period...........      270,306       638,171        420,456       420,456            --
                                                           -----------   -----------   ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period.................  $   638,171   $   420,456   $         --   $   144,040   $   359,911
                                                           ===========   ===========   ============   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest.............................................  $       366   $    35,545   $    262,539   $    66,628   $   157,838
                                                           ===========   ===========   ============   ===========   ===========
    Taxes................................................  $   409,683   $   260,000   $         --   $        --   $    23,693
                                                           ===========   ===========   ============   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
  Borrowings under capital leases........................  $   334,759   $   335,669   $    238,050   $        --   $        --
                                                           ===========   ===========   ============   ===========   ===========
  Dividends declared on mandatory redeemable convertible
    preferred stock......................................  $        --   $    26,250   $     35,000   $    17,500   $     8,750
                                                           ===========   ===========   ============   ===========   ===========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OWNERSHIP AND OPERATIONS:

    Predictive Systems, Inc. (the "Company"), was incorporated under the laws of the State of Delaware on February 10, 1995. The Company was formerly 100% owned by Predictive Holdings, Inc. (the "Parent"). During the first quarter of 1999 the Parent was merged with and into the Company and the Parent was concurrently dissolved. The financial statements and footnotes reflect the combined operations and financial position of the Company and the Parent for all periods presented.

    The Company provides network consulting services for the design, performance, management and securities of complex computing networks. Services are currently provided through the Company's offices located throughout the United States and its wholly-owned subsidiary in England which was formed in the first quarter of 1999.

    The Company is proposing an initial public offering of up to 4,600,000 shares of common stock including overallotment. See "Risk Factors" in the accompanying prospectus.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    UNAUDITED INTERIM FINANCIAL STATEMENTS--

    The accompanying consolidated balance sheet as of June 30, 1999 and consolidated statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1998 and 1999 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year.

    USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE AND COST RECOGNITION--

    Revenue for time-and-material contracts are recognized as the services are rendered. Revenues for fixed-price contracts are recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled work in process represent costs incurred and estimated earnings, production, and other client-reimbursable costs. Included in unbilled work in process as of December 31, 1997 and 1998 and June 30, 1999 is $39,580, $1,032,390 and $1,448,809 (unaudited), respectively, related to fixed-price contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The Company acts as a reseller of certain hardware and software and sales revenue is recognized when these products are shipped to the customer.

    Deferred income represents prepayments from customers that are recorded as liabilities for future services to be performed. Income is recognized upon performance of these related services.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CASH EQUIVALENTS--

    The Company considers all short-term marketable equity securities with a maturity of three months or less at the time of purchase to be cash equivalents.

    PROPERTY AND EQUIPMENT--

    Computer equipment and office furniture are carried at their cost basis and depreciated using the straight-line method over their estimated useful lives, ranging from three to seven years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the life of the lease. Expenditures for maintenance and repairs are charged to operations as incurred and major expenditures for renewals and betterments are capitalized and depreciated over their useful lives.

    BUSINESS CONCENTRATIONS AND CREDIT RISK--

    Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

    For the year ended December 31, 1996, approximately 79% of sales were from six customers. For the year ended December 31, 1997, approximately 60% of sales were from four customers. For the year ended December 31, 1998, approximately 20% of sales were from one customer. The amounts due from these customers at December 31, 1997 and 1998 were approximately $2,357,000 and $2,931,000, respectively.

    INCOME TAXES--

    The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes"
("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company converted from a cash basis to an accrual basis taxpayer on January 1, 1998.

    UNAUDITED PRO FORMA INFORMATION--

    The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of its convertible preferred stock into common stock concurrent with the closing of the Company's anticipated initial public offering. (See Note 7 for conversion terms)

    The unaudited pro forma consolidated balance sheet as of June 30, 1999, reflects the conversion of 6,512,316 shares of the convertible preferred stock into 6,512,316 shares of common stock.

    Pro forma loss per share is computed using the weighted average number of common shares outstanding during the period assuming conversion of the convertible preferred stock into common stock as of the date of issuance.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    NET INCOME (LOSS) PER SHARE--

    The Company computes net income (loss) per share in accordance with SFAS
No. 128, "Earnings per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding.

    ACCOUNTING FOR LONG-LIVED ASSETS--

    The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company does not believe that any such changes have taken place.

    STOCK-BASED COMPENSATION--

    In 1996, the Company adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), and elected to continue the accounting set forth in Accounting Principles Board No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and to provide the necessary pro forma disclosures as if the fair value method had been applied (Note 7).

    FAIR VALUE OF FINANCIAL INSTRUMENTS--

    The carrying amounts of cash and cash equivalents, accounts and other receivables, and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of outstanding borrowings approximate fair value.

    NEW ACCOUNTING PRONOUNCEMENTS--

    In June 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company does not believe it operates in more than one segment. The chief operating decision maker allocates resources and assesses the performance associated with its business on a single-segment basis.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(3) NET INCOME (LOSS) PER SHARE:

    As discussed in Note 2, net income (loss) per share is calculated in accordance with SFAS 128. The following table reconciles the numerator and denominator for the calculation--

                                                                               SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                  JUNE 30,
                                   --------------------------------------   -----------------------
                                      1996          1997          1998         1998         1999
                                   -----------   -----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
Numerator--
  Net income (loss)..............  $   863,110   $ 1,010,934   $ (627,300)  $ (736,537)  $ (183,265)
  Preferred stock dividends......           --       (26,250)     (35,000)     (17,500)      (8,750)
                                   -----------   -----------   ----------   ----------   ----------
    Numerator for basic earnings
      per share--net income
      (loss) available to common
      stockholders...............      863,110       984,684     (662,300)    (754,037)    (192,015)
                                   ===========   ===========   ==========   ==========   ==========
Effect of dilutive securities--
  preferred stock dividend.......           --        26,250           --           --           --
                                   -----------   -----------   ----------   ----------   ----------
Numerator for diluted earnings
  per share--net income (loss)
  available to common
  stockholders after assumed
  conversions....................  $   863,110   $ 1,010,934   $ (662,300)  $ (754,037)  $ (192,015)
                                   ===========   ===========   ==========   ==========   ==========
Denominator--
  Denominator for basic earnings
    per share--weighted average
    shares.......................    4,269,000     4,382,417    6,015,433    4,633,900    8,970,694
                                   ===========   ===========   ==========   ==========   ==========
Effect of dilutive securities--
  Incremental shares for assumed
    conversions of preferred
    stock........................    4,200,000     4,200,000           --           --           --
  Incremental shares for assumed
    conversions of options.......    3,117,130     4,182,193           --           --           --
                                   -----------   -----------   ----------   ----------   ----------
  Dilutive potential common
    shares.......................    7,317,130     8,382,193           --           --           --
                                   ===========   ===========   ==========   ==========   ==========
Denominator for diluted earnings
  per share--adjusted weighted
  average shares and assumed
  conversions....................   11,586,130    12,764,610    6,015,433    4,633,900    8,970,694
                                   ===========   ===========   ==========   ==========   ==========
Basic earnings per share from net
  income (loss)..................  $      0.20   $      0.22   $    (0.11)  $    (0.16)  $    (0.02)
                                   ===========   ===========   ==========   ==========   ==========
Diluted earnings per share from
  net income (loss)..............  $      0.07   $      0.08   $    (0.11)  $    (0.16)  $    (0.02)
                                   ===========   ===========   ==========   ==========   ==========

    The following table summarizes the weighted average of securities outstanding which are excluded from the loss per share calculation for the year ended December 31, 1998 and the six months ended

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(3) NET INCOME (LOSS) PER SHARE: (CONTINUED)
June 30, 1998 and 1999, respectively. Preferred stock is reflected on an "if converted" basis. See Note 7.

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                             DECEMBER 31,   ---------------------
                                                 1998         1998        1999
                                             ------------   ---------   ---------
                                                                 (UNAUDITED)
Mandatory redeemable convertible
  preferred................................    4,200,000    4,200,000   1,516,667
Convertible preferred......................           --           --   4,160,646
Stock options..............................    2,396,092    4,557,823   3,856,450
                                               ---------    ---------   ---------
                                               6,596,092    8,757,823   9,533,763
                                               =========    =========   =========

(4) PROPERTY AND EQUIPMENT:

    The components of property and equipment are as follows--

                                                DECEMBER 31,
                                           -----------------------    JUNE 30,
                                              1997         1998         1999
                                           ----------   ----------   ----------
                                                                     (UNAUDITED)
Computer equipment.......................  $  646,026   $1,243,475   $1,812,587
Office furniture.........................     341,901      630,722      644,925
Leasehold improvements...................     391,571      430,172      544,002
                                           ----------   ----------   ----------
                                            1,379,498    2,304,369    3,001,514
Less--Accumulated depreciation and
  amortization...........................    (485,510)    (947,735)  (1,259,870)
                                           ----------   ----------   ----------
                                           $  893,988   $1,356,634   $1,741,644
                                           ==========   ==========   ==========

    Depreciation and amortization expense aggregated $142,134, $320,908, $567,761, $229,348 (unaudited) and $312,135 (unaudited), respectively, for the years ending December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999.

(5) SHORT-TERM BORROWINGS:

    The Company has a secured demand loan under which it may borrow up to $5,000,000, but not more than 80% of the Company's eligible accounts receivable, as defined. At December 31, 1998, the balance outstanding on this demand loan was $5,598,000 as the lender has informally extended the Company's ability to borrow under this demand loan. The interest rate on the demand loan was 11.25% at December 31, 1998. During the first quarter of 1999, the balance outstanding on the demand loan was paid in full.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(6) CAPITAL LEASE OBLIGATIONS:

    The Company has entered into various leases for computer equipment, office furniture, and leasehold improvements. These leases have been capitalized using interest rates ranging from 7.88% to 18.83% and expire on various dates through 2003. Depreciation on the capitalized assets has been included in depreciation expense in the accompanying statements of operations.

    The future minimum lease payments required under the above mentioned capital leases for the twelve months ended December 31, are as follows--

YEAR
----
1999........................................................  $ 211,951
2000........................................................    209,297
2001........................................................    155,655
2002........................................................     87,812
2003........................................................     55,697
Less--Amount representing interest..........................   (123,367)
                                                              ---------
Present value of net minimum lease payments.................    597,045
Less--Current portion.......................................   (151,027)
                                                              ---------
                                                              $ 446,018
                                                              =========

(7) STOCKHOLDERS' EQUITY:

    PREFERRED STOCK--

    Since inception, the Company has issued two types of preferred stock. The following is a discussion of each of these issuances--

        In 1995, the Company issued 4,200,000 shares of mandatory redeemable convertible preferred stock (the "1995 Preferred Shares") at a price of $0.17 per share. The shares accrue dividends at 5% per year, commencing March 1, 1997. Each share is convertible, subject to certain adjustments, into 1 share of common stock, at the option of the holder. The shares automatically convert upon successful completion of an initial public offering yielding gross proceeds of at least $10.0 million and at an initial public offering price of not less than $0.83 per share. Commencing March 1, 1998, the Company was able to redeem the 1995 Preferred Shares. Commencing March 1, 2001, if not previously redeemed, the Company was required to redeem the 1995 Preferred Shares in three equal annual installments.

        During the quarter ended March 31, 1999, the holders of the 1995 Preferred Shares exercised their conversion rights and converted all outstanding shares into 4,200,000 shares of common stock. In connection with the conversion, the Company paid $70,000 of accumulated dividends on the 1995 Preferred Shares.

        Subsequent to the conversion of the 1995 Preferred Shares, the Company redeemed 2,855,100 shares of common stock at a purchase price of approximately $2.94 per share.

        On March 5, 1999, the Company sold 6,512,316 shares of convertible preferred stock (the "1999 Preferred Shares") to General Atlantic Partners 54, L.P. (5,350,441 shares), GAP Coinvestment Partners II, LP (1,112,765 shares), and other investors (49,110 shares) resulting in net proceeds of approximately $18,600,000. The 1999 Preferred Shares are convertible to common shares on a 1 to 1 ratio at any time at the option of the holder, subject to certain adjustments. The shares will automatically convert
    (i) prior to the closing of the proposed initial public offering

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(7) STOCKHOLDERS' EQUITY: (CONTINUED)
    yielding net proceeds of at least $25 million and resulting in a market capitalization of at least $100 million or (ii) upon the conversion of at least 67% of all 1999 Preferred Shares.

        In connection with the issuance of the 1999 Preferred Shares to General Atlantic Partners 54, L.P. and GAP Coinvestment Partners II, L.P., warrants were issued to purchase shares of common stock equal to 15% of the number of shares sold in the proposed initial public offering at a price equal to the initial price to the public. In order to exercise the warrants, a notice of exercise must be delivered within 20 business days following the first filing of the Company's registration statement on Form S-1. (See Note 12)

    STOCK OPTIONS--

    In 1998, the Company adopted its Stock Option/Stock Issuance Plans (the "Option Plans"). Prior to this time, options issued were not issued in connection with a plan. The Option Plans are each divided into two separate equity programs, the Option Grant Program and the Stock Issuance Program. Under the Option Grant Program, the Company may issue either incentive stock options or nonqualified stock options. Under the Stock Issuance Program the Company may issue shares of common stock either through the purchase of such shares or as a bonus for services rendered. To date, no shares have been issued under the Stock Issuance Programs. Awards under either program may be granted to such directors, employees and consultants of the Company as the Board of Directors selects in its discretion. As of December 31, 1998 a combined total of 2,084,908 shares of common stock has been reserved for issuance under the two Option Plans.

    A summary of the activity under the Option Grant Programs is as follows--

                                                            YEAR ENDED DECEMBER 31,                           SIX MONTHS ENDED
                                      -------------------------------------------------------------------      JUNE 30, 1999
                                              1996                   1997                   1998                (UNAUDITED)
                                      --------------------   --------------------   ---------------------   --------------------
                                                  WEIGHTED               WEIGHTED                WEIGHTED               WEIGHTED
                                                  AVERAGE                AVERAGE                 AVERAGE                AVERAGE
                                                  EXERCISE               EXERCISE                EXERCISE               EXERCISE
                                       SHARES     PRICE       SHARES     PRICE        SHARES     PRICE       SHARES     PRICE
                                      ---------    -----     ---------    -----     ----------    -----     ---------    -----
Outstanding at beginning of
  period............................  4,386,000    $0.17     5,916,000    $0.33      9,471,600    $0.61     8,397,600    $1.02
Granted.............................  1,560,000     0.78     3,856,800     1.04      2,427,000     1.41     1,925,085     3.31
Exercised...........................    (30,000)    0.17      (109,200)    0.25     (3,492,000)    0.18      (365,550)    0.18
Forfeited...........................         --       --      (192,000)    0.83         (9,000)    0.83      (160,650)    1.05
                                      ---------    -----     ---------    -----     ----------    -----     ---------    -----
Outstanding at end of period........  5,916,000    $0.33     9,471,600    $0.61      8,397,600    $1.02     9,796,485    $1.50
                                      =========    =====     =========    =====     ==========    =====     =========    =====
Options exercisable at end of
  period............................  3,588,000    $0.27     5,700,300    $0.42      4,586,250    $0.80     4,859,100    $0.89
                                      =========    =====     =========    =====     ==========    =====     =========    =====
Weighted average fair value of
  options granted during period.....               $0.17                  $0.23                   $0.26                  $0.62

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(7) STOCKHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998--

                                                           WEIGHTED
                                            OPTIONS         AVERAGE        OPTIONS
                                         OUTSTANDING AT    REMAINING    EXERCISABLE AT
                                          DECEMBER 31,    CONTRACTUAL    DECEMBER 31,
EXERCISE PRICES                               1998           LIFE            1998
---------------                          --------------   -----------   --------------
$0.17..................................      789,000      6.20 years         789,000
 0.50..................................      240,000      7.00 years         240,000
 0.83..................................    3,040,800      7.83 years       2,557,800
 1.25..................................    2,788,800      8.61 years         912,450
 1.50..................................    1,539,000      9.59 years          87,000
                                           ---------                       ---------
                                           8,397,600                       4,586,250
                                           =========                       =========

    The Company has elected to follow APB 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for Option Plans. Had the determination of compensation costs been based on the fair value at the grant dates for awards under the Option Plans, consistent with the method of SFAS 123, the Company's income (loss) and basic and diluted income (loss) per share would have been reduced to the following pro forma amounts--

    The fair value of all of our option grants is estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for grants in 1996, 1997, 1998 and the six months ended June 30, 1999--

    - weighted-average risk free interest rates of 6.29%, 6.28%, 5.51% and 5.36% (unaudited), respectively;

    - expected dividend yields of 0%;

    - expected lives of 4 years; and

    - expected volatility of 0%.

                                                                           SIX
                                                                         MONTHS
                                        YEAR ENDED DECEMBER 31,           ENDED
                                  -----------------------------------   JUNE 30,
                                    1996        1997         1998         1999
                                  --------   ----------   -----------   ---------
                                                                        (UNAUDITED)
Net income (loss):
  As reported...................  $863,110   $1,010,934   $  (627,300)  $(183,265)
  Pro forma.....................   830,967      774,427    (1,006,406)   (465,089)
Basic net income (loss) per
  share:
  As reported...................  $   0.20   $     0.22   $     (0.11)  $   (0.02)
  Pro forma.....................  $   0.19   $     0.18   $     (0.17)  $   (0.05)
Diluted net income (loss) per
  share:
  As reported...................  $   0.07   $     0.08   $     (0.11)  $   (0.02)
  Pro forma.....................  $   0.07   $     0.06   $     (0.17)  $   (0.05)

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(7) STOCKHOLDERS' EQUITY: (CONTINUED)
    DEFERRED COMPENSATION--

    During 1999, the Company granted stock options with exercise prices which were less than the fair market value of the underlying shares of common stock at the date of grant. As a result, the Company has recorded deferred compensation of $304,625. This amount will be recognized as noncash compensation expense over the vesting period of the options (4 years).

(8) INCOME TAXES:

    The components of the Company's provision (benefit) for income taxes for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 are as follows--

                                                                              SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,             JUNE 30,
                                          -------------------------------   ---------------------
                                            1996       1997       1998        1998        1999
                                          --------   --------   ---------   ---------   ---------
                                                                                 (UNAUDITED)
Current income tax provision--
  Federal...............................  $185,521   $ 26,882   $      --   $      --   $ 399,865
  State.................................    69,928      5,050      80,211          --     114,550
                                          --------   --------   ---------   ---------   ---------
                                           255,449     31,932      80,211          --     514,415
                                          --------   --------   ---------   ---------   ---------
Deferred income tax provision
  (benefit)--
  Federal...............................   331,790    578,823    (407,182)   (381,133)   (131,082)
  State.................................   131,439    259,749    (133,287)   (159,747)    (22,268)
                                          --------   --------   ---------   ---------   ---------
                                           463,229    838,572    (540,469)   (540,880)   (153,350)
                                          --------   --------   ---------   ---------   ---------
                                          $718,678   $870,504   $(460,258)  $(540,880)  $ 361,065
                                          ========   ========   =========   =========   =========

    The following table indicates the significant elements contributing to the difference between the Federal statutory rate and the Company's effective tax rate--

                                                                                      SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,               JUNE 30,
                                              ------------------------------------   -------------------
                                               1996          1997          1998       1998       1999
                                              -------       -------       -------    -------    -------
                                                                                         (UNAUDITED)
Federal statutory rate......................     34.0%         34.0%       (34.0)%    (34.0)%      34.0%
State taxes net of Federal effect...........      6.6           6.6         (6.6)      (6.6)        6.6
Valuation allowance.........................       --            --            --         --      139.0
Noncash compensation expense................       --            --            --         --       10.7
Other.......................................      4.8           5.7         (1.7)      (1.7)       12.8
                                              -------       -------       -------    -------    -------
                                                 45.4%         46.3%       (42.3)%    (42.3)%     203.1%
                                              =======       =======       =======    =======    =======

    On January 1, 1998, the Company converted from a cash basis to an accrual basis taxpayer. The conversion from the cash basis to accrual basis required the recognition of a deferred tax liability of

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(8) INCOME TAXES: (CONTINUED)
approximately $1,667,000. Other major components of the deferred tax assets and (liabilities) as of December 31, 1997, 1998 and June 30, 1999 are as follows--

                                               DECEMBER 31,
                                         -------------------------    JUNE 30,
                                            1997          1998          1999
                                         -----------   -----------   -----------
                                                                     (UNAUDITED)
Bad debt reserve.......................  $    32,486   $    57,529   $   173,544
Prepaid expenses.......................      (66,407)           --            --
Accounts receivable....................   (1,739,221)           --            --
Unbilled receivables...................      (72,946)           --            --
Accounts payable and accrued
  expenses.............................      255,872            --            --
Depreciation...........................       14,231       100,124        88,405
Section 481 A. adjustment..............           --    (1,249,974)   (1,028,959)
Net operating loss carryforwards.......      227,732       174,474       260,000
Valuation allowance....................           --            --      (260,000)
Other, net.............................      (91,362)       18,701        21,214
                                         -----------   -----------   -----------
    Total deferred taxes, net..........  $(1,439,615)  $  (899,146)  $  (745,796)
                                         ===========   ===========   ===========

    At December 31, 1997 and 1998, the Company had available net operating loss carryforwards of approximately $580,000 and $390,000 to reduce future period's taxable income. These loss carryforwards begin to expire in 2012.

    During the six months ended June 30, 1999, the Company's newly formed subsidiary in England incurred net operating losses, which have been fully reserved for by a valuation allowance as it cannot be determined that the realization of these net operating losses is more likely than not.

(9) RELATED PARTIES:

    During 1998, the Company started a software development company which had previously been consolidated with the Company. In March 1998, the software development company was spun off through a pro rata distribution to shareholders accounted for at historical cost. In connection with the spin-off the Company sold certain assets with minimal book value to the software development company and received a note for approximately $130,000 for the sale of certain software. Additionally, the Company provided a $1,000,000 line of credit bearing interest at 8%. As of December 31, 1998, $916,948 was due from this company.

(10) NOTES RECEIVABLE--STOCKHOLDERS:

    In August 1998, the Company loaned certain stockholders approximately $515,000 in connection with the exercise of stock options. The stockholders signed notes payable to the Company in exchange for the loans which had interest rates of 7%. All amounts due under these notes were paid in full subsequent to December 31, 1998.

(11) COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES--

    The Company has entered into non-cancelable operating leases for office space with terms ranging from approximately six months to five years, with an option to renew two of these leases for an additional five years. These leases provide for minimum annual lease payments and additional

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(11) COMMITMENTS AND CONTINGENCIES: (CONTINUED) operating expense charges, as well as rent concessions for two locations, which are being amortized over five years, the term of the lease.

    The future minimum lease payments required under the above mentioned operating leases for the year ended December 31, are as follows--

YEAR
----
1999........................................................  $  857,708
2000........................................................     723,319
2001........................................................     690,309
2002........................................................     437,821
2003........................................................     211,934
                                                              ----------
    Total minimum lease payments............................  $2,921,091
                                                              ==========

    Rent expense was approximately $202,568, $457,825 and $736,120 for the years ended December 31, 1996, 1997 and 1998, respectively. Rent expense totaled approximately $284,300 (unaudited) and $527,118 (unaudited) for the six months ended June 30, 1998 and 1999, respectively.

    PENSION PLAN--

    The Company has a 401(k) plan with discretionary matching contributions for its employees. The Company did not make any contributions to the 401(k) plan during 1996, 1997 or 1998.

    LITIGATION--

    The Company is involved, from time to time, in legal proceedings incurred in the normal course of business. In the opinion of management and its counsel, none of these proceedings would have a material effect on the financial position or results of operations of the Company.

(12) SUBSEQUENT EVENTS: (UNAUDITED)

    On August 12, 1999, the Company acquired Network Resource Consultants and Company B.V. ("NRCC") in a transaction accounted for as a purchase. In connection with this acquisition, the Company exchanged 1,062,814 shares of its common stock in exchange for all of the outstanding stock of NRCC. The Company acquired net assets of approximately $88,000 and recorded intangible assets of approximately $4.3 million which represent the excess of the purchase price over the fair value of the assets acquired.

    The warrants issued to General Atlantic Partners 54, L.P. and GAP Coinvestment Partners II, L.P. to purchase shares of common stock equal to 15% of the number of shares sold in the proposed initial public offering expired 20 business days after the first filing of this Form S-1.

    On September 14, 1999, the Company sold 1,242,000 shares of its common stock to Cisco Systems, Inc. at a price of $12.00 per share. In connection with this transaction, the Company entered into an Investor's Rights Agreement with Cisco Systems, Inc. pursuant to which the Company granted Cisco Systems, Inc. certain registration rights.

    On September 22, 1999, the Company sold 94,867 and 18,133 shares of its common stock to General Atlantic Partners 57, L.P. and GAP Coinvestment Partners II, L.P., respectively, at a price of $12.00 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Network Resource Consultants and Company B.V.:

    We have audited the accompanying balance sheet of Network Resource Consultants and Company B.V. (the "Company") as of December 31, 1998, and the related statements of income, stockholders' (deficit) equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network Resource Consultants and Company B.V. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                               /s/ ARTHUR ANDERSEN LLP

                                               Arthur Andersen LLP

New York, New York
August 13, 1999

                 NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   JUNE 30,
                                                                  1998         1999
                                                              ------------   ---------
                                                                             (UNAUDITED)
                                        ASSETS

CURRENT ASSETS:
    Cash....................................................    $  32,432    $163,768
    Accounts receivable--net of allowance for doubtful
      accounts of $10,000 at December 31, 1998 and June 30,
      1999 (unaudited)......................................      465,347     322,149
    Prepaid expenses and other current assets...............      175,021      83,771
                                                                ---------    --------
      Total current assets..................................      672,800     569,688

FURNITURE, FIXTURES AND EQUIPMENT:
    Leasehold improvements..................................       12,390     103,450
    Computer equipment......................................       95,278      84,555
    Office furniture........................................       95,511     126,104
                                                                ---------    --------
      Total.................................................      203,179     314,109
    Less--Accumulated depreciation..........................      (59,481)    (95,651)
                                                                ---------    --------
      Total furniture, fixtures and equipment, net..........      143,698     218,458
                                                                ---------    --------
      Total assets..........................................    $ 816,498    $788,146
                                                                =========    ========

                    LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
    Accounts payable........................................    $ 117,253    $ 81,297
    Accrued expenses and other current liabilities..........      252,615     204,504
    Due to shareholder......................................      322,712     269,150
    Deferred revenue........................................       45,158      17,497
    Income taxes payable....................................       88,350     127,979
                                                                ---------    --------
      Total current liabilities.............................      826,088     700,427

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIT) EQUITY:
    Common stock $6.086 par value; authorized 20,000 shares;
      issued and outstanding 5,714 shares at December 31,
      1998 and June 30, 1999 (unaudited)....................       34,775      34,775
    Additional paid-in capital..............................       86,760      86,760
    Accumulated deficit.....................................     (168,622)    (75,870)
    Accumulated other comprehensive income..................       37,497      42,054
                                                                ---------    --------
      Total stockholders' (deficit) equity..................       (9,590)     87,719
                                                                ---------    --------
      Total liabilities and stockholders' (deficit)
        equity..............................................    $ 816,498    $788,146
                                                                =========    ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                 NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.

                              STATEMENTS OF INCOME

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                             YEAR ENDED       -------------------
                                                          DECEMBER 31, 1998     1998       1999
                                                          -----------------   --------   --------
                                                                                  (UNAUDITED)
REVENUES:
  Professional services.................................     $1,657,427       $856,406   $963,065
  Hardware and software sales...........................        231,498         33,593     36,460
                                                             ----------       --------   --------
      Total revenues....................................      1,888,925        889,999    999,525

COST OF REVENUES:
  Professional services.................................        903,204        468,012    532,868
  Hardware and software purchases.......................        148,783         16,108     19,551
                                                             ----------       --------   --------
      Total cost of revenues............................      1,051,987        484,120    552,419
                                                             ----------       --------   --------
      Gross profit......................................        836,938        405,879    447,106

SALES AND MARKETING.....................................         26,261         11,141      1,438

GENERAL AND ADMINISTRATIVE..............................        504,791        247,343    280,157

DEPRECIATION AND AMORTIZATION...........................         44,067         14,435     18,264
                                                             ----------       --------   --------
      Operating profit..................................        261,819        132,960    147,247

OTHER INCOME (EXPENSE):
  Interest income.......................................          8,431             --      2,355
  Other income (expense)................................          5,070           (146)      (132)
  Interest expense......................................        (24,760)        (9,881)    (8,936)
                                                             ----------       --------   --------
      Income before income tax provision................        250,560        122,933    140,534

INCOME TAX PROVISION....................................         84,183         41,798     47,782
                                                             ----------       --------   --------
      Net income........................................     $  166,377       $ 81,135   $ 92,752
                                                             ==========       ========   ========

  The accompanying notes to financial statements are an integral part of these statements.

                 NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.

                  STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                                                                               ACCUMULATED        TOTAL
                                COMMON STOCK       ADDITIONAL                     OTHER       STOCKHOLDERS'
                            --------------------    PAID-IN     ACCUMULATED   COMPREHENSIVE     (DEFICIT)
                             SHARES      AMOUNT     CAPITAL       DEFICIT        INCOME          EQUITY
                            ---------   --------   ----------   -----------   -------------   -------------
BALANCE, January 1, 1998..      4,000   $24,344      $    --     $(334,999)      $ 53,236       $(257,419)
Common stock issued to
  stockholder.............      1,714    10,431       86,760            --             --          97,191
Net income................         --        --           --       166,377             --         166,377
Foreign currency
  translation
  adjustment..............         --        --           --            --        (15,739)        (15,739)
                                                                                                ---------
Total comprehensive
  income..................                                                                        150,638
                            ---------   -------      -------     ---------       --------       ---------
BALANCE, December 31,
  1998....................      5,714    34,775       86,760      (168,622)        37,497          (9,590)
Net income................         --        --           --        92,752             --          92,752
Foreign currency
  translation
  adjustment..............         --        --           --            --          4,557           4,557
                                                                                                ---------
Total comprehensive
  income..................                                                                         97,309
                            ---------   -------      -------     ---------       --------       ---------
BALANCE, June 30, 1999
  (unaudited).............      5,714   $34,775      $86,760     $ (75,870)      $ 42,054       $  87,719
                            =========   =======      =======     =========       ========       =========

  The accompanying notes to financial statements are an integral part of these statements.

                 NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.

                            STATEMENTS OF CASH FLOWS

                                                                          SIX MONTHS ENDED JUNE 30,
                                                         YEAR ENDED       -------------------------
                                                      DECEMBER 31, 1998      1998          1999
                                                      -----------------   -----------   -----------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................      $ 166,377        $  81,135     $  92,752
  Adjustments to reconcile net income to net cash
    provided by operating activities-...............
    Depreciation and amortization...................         44,067           14,435        18,264
    (Increase) decrease in-
      Accounts receivable...........................       (158,335)        (184,494)      143,198
      Prepaid expenses and other current assets.....       (124,216)         (10,671)       91,251
    (Decrease) increase in-
      Accounts payable..............................        (87,938)          55,292       (35,957)
      Accrued expenses and other current
        liabilities.................................        157,681           43,824       (48,111)
      Deferred revenue..............................         39,310           (5,848)      (27,661)
      Income taxes payable..........................         88,350           16,419        39,629
                                                          ---------        ---------     ---------
        Net cash provided by operating activities...        125,296           10,092       273,365
                                                          ---------        ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Repayments to stockholder.........................       (115,840)         (39,225)      (53,563)
  Purchase of furniture, fixtures and equipment.....       (134,721)         (19,474)      (93,023)
                                                          ---------        ---------     ---------
        Net cash used in investing activities.......       (250,561)         (58,699)     (146,586)
                                                          ---------        ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES--
  Proceeds from sale of common stock................         97,191           97,191            --
                                                          ---------        ---------     ---------
  Effects of exchange rates.........................        (15,739)         (59,838)        4,557
        Net (decrease) increase in cash.............        (43,813)         (11,254)      131,336

CASH, beginning of period...........................         76,245           76,245        32,432
                                                          ---------        ---------     ---------
CASH, end of period.................................      $  32,432        $  64,991     $ 163,768
                                                          =========        =========     =========

  The accompanying notes to financial statements are an integral part of these statements.

                 NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.

                         NOTES TO FINANCIAL STATEMENTS

(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BUSINESS-

    Network Resource Consultants and Company B.V. (the "Company" or "NRCC"), is based in Veenendaal, the Netherlands. The Company is engaged in rendering services for the design, implementation and operation of network management systems.

    UNAUDITED INTERIM FINANCIAL STATEMENTS-

    The accompanying balance sheet as of June 30, 1999 and statements of income, stockholders' (deficit) equity and cash flows for the six months ended June 30, 1998 and 1999 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year.

    USE OF ESTIMATES-

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION-

    Revenues are recognized as services are rendered. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. In addition, the Company acts as a reseller of certain hardware and software and sales revenue is recognized when these products are shipped to the customer.

    FURNITURE, FIXTURES AND EQUIPMENT-

    Furniture, fixtures and equipment are stated at cost, net of accumulated depreciation and amortization. Furniture and equipment are depreciated on a straight-line basis over estimated useful lives of three to ten years. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the estimated useful life of the asset or the lease term.

    ACCOUNTING FOR LONG-LIVED ASSETS-

    The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 require, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances

                 NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.

(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) indicate that the carrying amount of an asset may not be fully recoverable. Management does not believe that any such changes have taken place.

    INCOME TAXES-

    The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis for operating profit and tax liability carryforward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

    COMPREHENSIVE INCOME-

    During 1998, the Company adopted SFAS No. 130 "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The components of comprehensive income relate to foreign currency translation adjustments.

    FOREIGN CURRENCY TRANSLATION-

    The Company's functional currency is the Dutch Guilder and the reporting currency is the U.S. dollar. All assets and liabilities of the Company are translated from its functional currency into its reporting currency at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of stockholders' (deficit) equity in the accompanying financial statements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS-

    The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments.

(2) RELATED PARTY TRANSACTIONS:

    As of December 31, 1998 and June 30, 1999, the Company had $322,712 and $269,150 (unaudited) outstanding to one of the Company's stockholders. The interest rate on the loan was 6%. Subsequent to June 30, 1999, the loan was settled in full.

                 NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.

(3) INCOME TAXES:

    The components of the Company's income tax provision are as follows-

                                                                             FOR THE SIX MONTHS
                                                               YEAR ENDED      ENDED JUNE 30,
                                                              DECEMBER 31,   -------------------
                                                                  1998         1998       1999
                                                              ------------   --------   --------
                                                                                 (UNAUDITED)
Income tax provision-
  Current--International....................................     $84,183     $41,798    $47,782
  Deferred--International...................................          --          --         --
                                                                 -------     -------    -------
                                                                 $84,183     $41,798    $47,782
                                                                 =======     =======    =======

    A reconciliation from the U.S. Federal statutory rate to the Company's effective tax rate is as follows-

                                                                               FOR THE SIX MONTHS
                                                               YEAR ENDED        ENDED JUNE 30,
                                                              DECEMBER 31,   ----------------------
                                                                  1998         1998          1999
                                                              ------------   --------      --------
                                                                                  (UNAUDITED)
U.S. Federal statutory tax rate.............................       34.0%        34.0%         34.0%
Netherlands tax rate adjustment.............................        1.0          1.0           1.0
Other.......................................................       (1.4)        (1.0)         (1.0)
                                                                  -----       ------        ------
                                                                   33.6%        34.0%         34.0%
                                                                  =====       ======        ======

    Deferred taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred taxes were not material as of December 31, 1998.

(4) STOCKHOLDERS' (DEFICIT) EQUITY:

    In January 1998, the Company issued 1,714 shares of common stock at a price of approximately $56.70 per share for total proceeds of approximately $97,191.

(5) COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASE COMMITMENTS-

    The Company was committed under operating leases principally for office space and equipment. Rent expense was $85,742 for the year ended December 31, 1998, and $39,311 and $46,883 for the six months ended June 30, 1998 and 1999 (unaudited), respectively.

                 NETWORK RESOURCE CONSULTANTS AND COMPANY B.V.

(5) COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Future minimum payments under lease agreements are as follows-

Year ended December 31,
1999........................................................  $137,379
2000........................................................   110,522
2001........................................................    73,660
2002........................................................    53,092
2003........................................................    50,441
Thereafter..................................................     8,408

    CONCENTRATIONS OF CREDIT RISK-

    As of December 31, 1998 and June 30, 1999, the two largest customer receivables represented 58% and 54% (unaudited), respectively, of total accounts receivable.

(6) SUBSEQUENT EVENT:

    Subsequent to year-end the Company was acquired by Predictive Systems, Inc., a network consulting company based in the United States.

                            PREDICTIVE SYSTEMS, INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements for the six months ended June 30, 1999 and the fiscal year ended December 31, 1998 have been derived from the application of pro forma adjustments to the historical financial statements of Predictive Systems, Inc. ("Predictive") and Network Resource Consultants and Company B.V. ("NRCC"), included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations information for the six months ended
June 30, 1999 and for the year ended December 31, 1998, gives effect to the acquisition as if it had occurred on January 1, 1998. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of NRCC as if it had occurred on June 30, 1999.

    The unaudited pro forma condensed consolidated financial statements do not necessarily reflect what our actual financial results would have been had the acquisition been completed on these dates, nor does it purport to be indicative of future financial results.

    The acquisition has been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the fair value of the net assets acquired was approximately $4.3 million.

                            PREDICTIVE SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                    HISTORICAL                  PRO FORMA
                                              ----------------------   ----------------------------
                                              PREDICTIVE      NRCC     ADJUSTMENTS       COMBINED
                                              -----------   --------   -----------      -----------
REVENUES:
  Professional services.....................  $21,278,287   $963,065   $       --       $22,241,352
  Hardware and software sales...............    1,287,701     36,460           --         1,324,161
                                              -----------   --------   ----------       -----------
    Total revenues..........................   22,565,988    999,525           --        23,565,513

COST OF REVENUES:
  Professional services.....................   10,245,945    532,868           --        10,778,813
  Hardware and software purchases...........    1,031,889     19,551           --         1,051,440
                                              -----------   --------   ----------       -----------
    Total cost of revenues..................   11,277,834    552,419           --        11,830,253
                                              -----------   --------   ----------       -----------
    Gross profit............................   11,288,154    447,106           --        11,735,260

SALES AND MARKETING.........................    3,409,297      1,438           --         3,410,735

GENERAL AND ADMINISTRATIVE..................    7,376,425    280,157           --         7,656,582

DEPRECIATION AND AMORTIZATION...............      312,135     18,264      426,354(1)        756,753

NONCASH COMPENSATION EXPENSE................        9,875         --                          9,875
                                              -----------   --------   ----------       -----------
    Operating profit (loss).................      180,422    147,247     (426,354)          (98,685)

OTHER INCOME (EXPENSE):
  Interest income...........................       69,574      2,355           --            71,929
  Other income (expense)....................       36,882       (132)          --            36,750
  Interest expense..........................     (109,078)    (8,936)          --          (118,014)
                                              -----------   --------   ----------       -----------
    Income (loss) before income tax
      provision.............................      177,800    140,534     (426,354)         (108,020)

INCOME TAX PROVISION........................      361,065     47,782           --           408,847
                                              -----------   --------   ----------       -----------
    Net (loss) income.......................  $  (183,265)  $ 92,752   $ (426,354)      $  (516,867)
                                              ===========   ========   ==========       ===========

NET LOSS PER SHARE--
  BASIC AND DILUTED.........................  $     (0.02)                              $     (0.05)
                                              ===========                               ===========

WEIGHTED AVERAGE SHARES OUTSTANDING--BASIC
  AND DILUTED...............................    8,970,694               1,062,814(2)     10,033,508
                                              ===========                               ===========

 The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                            PREDICTIVE SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                   HISTORICAL                    PRO FORMA
                                            ------------------------   -----------------------------
                                            PREDICTIVE       NRCC      ADJUSTMENTS        COMBINED
                                            -----------   ----------   -----------       -----------
REVENUES:
  Professional services...................  $23,857,780   $1,657,427   $       --        $25,515,207
  Hardware and software sales.............    2,065,348      231,498           --          2,296,846
                                            -----------   ----------   ----------        -----------
          Total revenues..................   25,923,128    1,888,925           --         27,812,053

COST OF REVENUES:
  Professional services...................   12,861,272      903,204           --         13,764,476
  Hardware and software purchases.........    1,698,356      148,783           --          1,847,139
                                            -----------   ----------   ----------        -----------
          Total cost of revenues..........   14,559,628    1,051,987           --         15,611,615
                                            -----------   ----------   ----------        -----------
          Gross profit....................   11,363,500      836,938           --         12,200,438

SALES AND MARKETING.......................    3,433,751       26,261           --          3,460,012
GENERAL AND ADMINISTRATIVE................    8,184,486      504,791           --          8,689,277
DEPRECIATION AND AMORTIZATION.............      567,761       44,067      852,707(1)       1,464,535
                                            -----------   ----------   ----------        -----------
          Operating (loss) profit.........     (822,498)     261,819     (852,707)        (1,413,386)

OTHER INCOME (EXPENSE):
  Interest income.........................       57,976        8,431           --             66,407
  Other income............................        1,555        5,070           --              6,625
  Interest expense........................     (324,591)     (24,760)          --           (349,351)
                                            -----------   ----------   ----------        -----------
          (Loss) income before income tax
            (benefit) provision...........   (1,087,558)     250,560     (852,707)        (1,689,705)

INCOME TAX (BENEFIT) PROVISION............     (460,258)      84,183           --           (376,075)
                                            -----------   ----------   ----------        -----------
          Net (loss) income...............  $  (627,300)  $  166,377   $ (852,707)       $(1,313,630)
                                            ===========   ==========   ==========        ===========
NET LOSS PER SHARE--
  BASIC AND DILUTED.......................  $     (0.11)                                 $     (0.19)
                                            ===========                                  ===========
WEIGHTED AVERAGE SHARES OUTSTANDING-
  BASIC AND DILUTED.......................    6,015,433                 1,062,814(2)       7,078,247
                                            ===========                                  ===========

 The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                            PREDICTIVE SYSTEMS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1999

                                                    HISTORICAL                  PRO FORMA
                                              ----------------------   ----------------------------
                                              PREDICTIVE      NRCC     ADJUSTMENTS       COMBINED
                                              -----------   --------   -----------      -----------
                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................  $   359,911   $163,768   $       --       $   523,679
  Accounts receivable, net..................   13,220,569    322,149           --        13,542,718
  Prepaid expenses and other current
    assets..................................    2,125,678     83,771           --         2,209,449
                                              -----------   --------   ----------       -----------
    Total current assets....................   15,706,158    569,688           --        16,275,846

FURNITURE, FIXTURES AND EQUIPMENT, NET......    1,741,644    218,458           --         1,960,102
INTANGIBLES.................................           --         --    4,263,537 (3)     4,263,537
OTHER ASSETS................................      185,074         --           --           185,074
                                              -----------   --------   ----------       -----------
    Total assets............................  $17,632,876   $788,146   $4,263,537       $22,684,559
                                              ===========   ========   ==========       ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....  $ 3,297,868   $285,801   $  100,000 (4)   $ 3,683,669
  Deferred income tax liability.............      229,268         --           --           229,268
  Deferred revenue..........................       25,073     17,497           --            42,570
  Due to shareholder........................           --    269,150           --           269,150
  Income taxes payable......................      201,511    127,979           --           329,490
  Current portion of capital lease
    obligations.............................      150,511         --           --           150,511
                                              -----------   --------   ----------       -----------
    Total current liabilities...............    3,904,231    700,427      100,000         4,704,658
  Other long-term liabilities...............      967,632         --           --           967,632
                                              -----------   --------   ----------       -----------
    Total liabilities.......................    4,871,863    700,427      100,000         5,672,290
                                              -----------   --------   ----------       -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Convertible preferred stock...............  $     6,512   $     --   $       --       $     6,512
  Common stock..............................       12,466     34,775      (33,712)(5)        13,529
  Additional paid-in capital................   20,307,511     86,760    4,163,433 (5)    24,557,704
  Treasury stock............................   (8,398,753)        --           --        (8,398,753)
  Deferred compensation.....................     (294,750)        --           --          (294,750)
  Retained earnings (deficit)...............    1,143,726    (75,870)      75,870 (5)     1,143,726
  Accumulated other comprehensive (loss)
    income..................................      (15,699)    42,054      (42,054)(5)       (15,699)
                                              -----------   --------   ----------       -----------
    Total stockholders' equity..............   12,761,013     87,719    4,163,537        17,012,269
                                              -----------   --------   ----------       -----------
    Total liabilities and stockholders'
      equity................................  $17,632,876   $788,146   $4,263,537       $22,684,559
                                              ===========   ========   ==========       ===========

 The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this balance sheet.

                            PREDICTIVE SYSTEMS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited pro forma condensed consolidated statements of operations have been prepared to reflect the acquisition of NRCC as if this acquisition occurred on January 1, 1998. The unaudited pro forma condensed consolidated balance sheet was prepared to reflect the acquisition as of June 30, 1999. NRCC's historical financial statements were derived from its books and records and reflect:

    - the statement of operations of NRCC for the six month period from January 1, 1999 to June 30, 1999;

    - the statement of operations of NRCC for the 12 month period ended December 31, 1998; and

    - the balance sheet of NRCC as of June 30, 1999.

The acquisition has been accounted for under the purchase method of accounting.

    The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated statements of operations:

        1. Represents the amortization of the excess of the purchase price over the net assets of NRCC acquired.

        2. Represents the increase in the number of outstanding shares of common stock to reflect the 1,062,814 shares issued to the stockholders of NRCC to fund the purchase price.

    The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated balance sheet:

        3. Represents the preliminary estimates of the excess purchase price over the net assets acquired as follows--

Purchase price (including $100,000 of transaction
  expenses).................................................  $4,351,256
Net tangible assets acquired................................      87,719
                                                              ----------
Excess of purchase price over net tangible assets
  acquired..................................................  $4,263,537
                                                              ==========

    Predictive believes that all significant assets and liabilities have been identified and, accordingly, that the final determination of the allocation of the NRCC purchase price should not vary materially from the preliminary estimate. Predictive anticipates finalizing the purchase price allocation upon completing the preparation and review of the August 12, 1999 (acquisition date) financial statements of NRCC.

    The identifiable assets are being amortized over their estimated useful lives. Intangible assets resulting from the excess of the purchase price over the fair value of the net assets acquired, including workforce, customer lists and goodwill, are being amortized over a period of 5 years.

    Subsequent to the acquisition, Predictive will review the carrying values assigned to the intangible assets to determine whether later events or circumstances have occurred that indicate that the balance of the intangible assets may be impaired. Predictive's principal considerations in determining the impairment of the intangible assets will include the strategic benefit to Predictive of the particular business as measured by expected undiscounted future cash flows. Predictive is not aware of any events or circumstances which would impair the intangible assets.

                            PREDICTIVE SYSTEMS, INC.

                          NOTES TO UNAUDITED PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        4. Represents the amount of estimated cost for legal and accounting services and other expenses associated with the acquisition.

        5. Reflects the adjustments to stockholders' equity as follows:

COMMON STOCK:
Elimination of NRCC common stock............................  $  (34,775)
Issuance of common stock in connection with the acquisition
 of NRCC....................................................       1,063
                                                              ----------
      Subtotal..............................................     (33,712)

ADDITIONAL PAID-IN CAPITAL:
Elimination of NRCC additional paid-in capital..............     (86,760)
Additional paid-in capital from issuance of common stock in
 connection with the acquisition of NRCC....................   4,250,193
                                                              ----------
      Subtotal..............................................   4,163,433

RETAINED EARNINGS (DEFICIT):
Elimination of NRCC retained deficit........................      75,870

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Elimination of NRCC accumulated other comprehensive
 income.....................................................     (42,054)
                                                              ----------

      Total.................................................  $4,163,537
                                                              ==========

[PREDICTIVE LOGO WITH PICTURES OF NETWORK CONSULTANTS
AND THE TEXT
"THE PREDICTIVE SYSTEMS SOLUTION

IN-DEPTH NETWORK CONSULTING EXPERTISE

FLEXIBLE AND INNOVATIVE SERVICE DELIVERY

QUANTIFIABLE BUSINESS ANALYSIS

CROSS-INDUSTRY CLIENT BASE"]

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $   17,904
NASD filing fee.............................................       6,940
Nasdaq National Market listing fee..........................      95,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     150,000
Printing and engraving......................................     250,000
Blue sky fees and expenses (including legal fees)...........      12,500
Transfer Agent and Registrar fees and expenses..............      15,000
Miscellaneous...............................................     452,656
                                                              ----------
    Total...................................................  $1,500,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding

(whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities since January 1, 1996:

    1. On March 5, 1999, the Registrant issued 6,512,316 shares of Series A Convertible Preferred Stock for an aggregate amount of $18,565,225.44 in a private placement to six accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

    2. On March 5, 1999, the Registrant issued warrants to purchase 15% of the number of shares registered in its initial public offering at the initial public offering price for an aggregate amount of $1,000 in a private placement to two accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

    3. On August 12, 1999, the Registrant issued 1,062,814 shares of common stock to two persons in exchange for all of the outstanding capital stock of Network Resource Consultants and Company, B.V. in reliance upon the exemption from registration provided by Section 4(2).

    4. On September 16, 1999, the Registrant issued 1,242,000 shares of common stock to Cisco Systems, Inc., an accredited investor, in a private placement for an aggregate amount of $14,904,000 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

    5. On September 22, 1999, the Registrant issued 94,867 and 18,133 shares of common stock to General Atlantic Partners 57, L.P. and GAP Coinvestment Partners II, L.P., both accredited investors, in a private placement for an aggregate amount of $1,356,000 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

    6. The Registrant from time to time has granted stock options to employees, directors and consultants in reliance upon exemption from registration pursuant to either (i) issuances to accredited investors in private placements pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or (ii) issuances to employees, directors and consultants for services pursuant to Rule 701 promulgated under the Securities Act. The following table sets forth certain information regarding such grants:

                                                              NUMBER OF     EXERCISE
                                                               SHARES        PRICES
                                                              ---------   ------------
January 1, 1996 to December 31, 1996........................  1,560,000   $0.50-$ 0.83
January 1, 1997 to December 31, 1997........................  3,856,800   $0.83-$ 1.25
January 1, 1998 to December 31, 1998........................  2,427,000   $1.25-$ 1.50
January 1, 1999 to present..................................  2,980,363   $1.50-$11.05

    No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


NUMBER                                             DESCRIPTION
------                     ------------------------------------------------------------
         1.1+              Form of underwriting agreement.
         3.1+              Certificate of incorporation.
         3.2+              Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.
         3.3+              By-laws.
         3.4+              Form of amended and restated by-laws to be in effect upon
                           the closing of this offering.
         4.1+              Specimen common stock certificate.
         4.2+              See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                           Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the
                           Registrant.
         4.3+              Stock Purchase Warrant, dated March 5, 1999, by and between
                           General Atlantic Partners 54, L.P. and the Registrant.
         4.4+              Stock Purchase Warrant, dated March 5, 1999, by and between
                           Gap Coinvestment Partners II, L.P. and the Registrant.
         5.1+              Opinion of Brobeck, Phleger & Harrison LLP.
        10.1+              1999 Stock Incentive Plan.
        10.2+              1999 Employee Stock Purchase Plan.
        10.4+              Employment Agreement, dated May 11, 1999, by and between
                           Ronald Pettengill and the Registrant.
        10.5+              Employment Agreement, dated May 11, 1999, by and between
                           Robert Belau and the Registrant.
        10.6+              Employment Agreement, dated January 22, 1999, by and between
                           Kevin Holt and the Registrant.
        10.7+              Registration Rights Agreement, dated March 5, 1999.
        10.8+              Secured Promissory Note, dated August 31, 1998, in favor of
                           Brown Brothers Harriman & Co.
        10.9+              Agreement of Lease, dated June 25, 1999, by and between the
                           Registrant and Polestar Fifth Property Associates LLC.
        10.10+             Development and License Agreement, dated July 29, 1998, by and between Bear, Stearns & Co. Inc. and the Registrant.
        10.11+             Consulting Agreement, dated October 14, 1998, by and between
                           Pershing Division of Donaldson, Lufkin & Jenrette Securities
                           Corporation and the Registrant.
        10.12+             Consulting Services Agreement, dated October 15, 1998, by
                           and between First Union Corporation and the Registrant.
        10.13+             Strategic Partnering Agreement, dated July 30, 1999, by and between Cabletron Systems Inc. and the Registrant.
        10.14+             Systems Integration Consulting Services Agreement, dated
                           May 21, 1998, by and between LCI International Telecom Corp.
                           dba Qwest Communications Corporation and the Registrant.
        10.15+             Amendment No. 1 to Consulting Services Agreement dated
                           June 21, 1999, to Systems Integration Consulting Services
                           Agreement, dated May 21, 1998, by and between LCI
                           International Telecom Corp. dba Qwest Communications
                           Corporation and the Registrant.
        10.16+             Stock and Warrant Purchase Agreement, dated March 5, 1999, by and among General Atlantic Partners 54, L.P., GAP
                           Coinvestment Partners II, L.P., the Other Purchasers named therein and the Registrant.

NUMBER                                             DESCRIPTION
------                     ------------------------------------------------------------
        10.17+             Service Agreement, dated January 1, 1999, by and between
                           John Wright and Predictive Limited.
        10.18+             Common Stock Purchase Agreement, dated September 16, 1999, by and between Cisco Systems, Inc. and the Registrant.
        10.19+             Investor's Rights Agreement, dated September 16, 1999, by
                           and between Cisco Systems, Inc. and the Registrant.
        10.20**            Professional Services Subcontract, dated May 14, 1999, by
                           and between Cisco Systems, Inc. and the Registrant.
        10.21+             Common Stock Purchase Agreement, dated September 22, 1999, by and among General Atlantic Partners 57, L.P., GAP
                           Coinvestment Partners II, L.P. and the Registrant.
        10.22+             Amendment No. 1 to the Registration Rights Agreement, dated
                           March 5, 1999, dated September 22, 1999.
        10.23+             Employment Agreement, dated September 21, 1999 by and
                           between Gerard Dorsey and the Registrant.
        10.24+             Amendment No. 1 to Common Stock Purchase Agreement, dated
                           September 27, 1999, by and between Cisco Systems, Inc. and the Registrant.
        23.1               Consent of Arthur Andersen LLP.
        23.2+              Consent of Brobeck, Phleger & Harrison LLP (included in
                           Exhibit 5.1).
        23.3               Consent of Arthur Andersen LLP.
        24.1+              Powers of attorney (please see Signature Page).
        27.1+              Financial Data Schedule.

------------------------

+   Previously filed.

** Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act. Confidential portions of this Exhibit have been filed separately with the Securities and Exchange Commission.

    (b) Financial Statement Schedules.

       Schedule II-Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 27th day of October, 1999.


                                                       PREDICTIVE SYSTEMS, INC.

                                                       By:  /s/ RONALD G. PETTENGILL, JR.
                                                            -----------------------------------------
                                                            Name: Ronald G. Pettengill, Jr.
                                                            Title: Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated.



SIGNATURE                                              TITLE(S)                       DATE
---------                                              --------                       ----
                                                       Chief Executive Officer and    October 27, 1999
/s/ RONALD G. PETTENGILL, JR.                          Chairman of the Board of
-------------------------------------------            Directors (principal
Ronald G. Pettengill, Jr.                              executive officer)
*                                                      President and Director         October 27, 1999
-------------------------------------------
Robert L. Belau
/s/ GERARD E. DORSEY                                   Chief Financial Officer        October 27, 1999
-------------------------------------------            (principal financial and
Gerard E. Dorsey                                       accounting officer)
*                                                      Director                       October 27, 1999
-------------------------------------------
Peter L. Bloom

*                                                      Director                       October 27, 1999
-------------------------------------------
Donald J. Duffy

*                                                      Director                       October 27, 1999
-------------------------------------------
Braden R. Kelly

*                                                      Director                       October 27, 1999
-------------------------------------------
Eric Meyer

*                                                      Director                       October 27, 1999
-------------------------------------------
Inder Sidhu

*                                                      Director                       October 27, 1999
-------------------------------------------
William W. Wyman


*By:              /s/ RONALD G. PETTENGILL, JR.
             --------------------------------------
                    Ronald G. Pettengill, Jr.
                        ATTORNEY-IN-FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Predictive Systems, Inc.

    We have audited in accordance with generally accepted auditing standards, the financial statements of Predictive Systems, Inc. included in this registration statement and have issued our report thereon dated May 12, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        /s/ ARTHUR ANDERSEN LLP

                                        Arthur Andersen LLP

New York, New York
May 12, 1999

                                                                     SCHEDULE II

                            PREDICTIVE SYSTEMS, INC.

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                          BALANCE AT   CHARGED TO
                                                          BEGINNING    COSTS AND                 BALANCE AT
                                                           OF YEAR      EXPENSES    DEDUCTIONS   END OF YEAR
                                                          ----------   ----------   ----------   -----------
For the fiscal year ended December 31, 1996
    Allowance for doubtful accounts.....................     $  9         $ 21         $ --         $ 30
                                                             ====         ====         ====         ====

For the fiscal year ended December 31, 1997
    Allowance for doubtful accounts.....................     $ 30         $ 99         $(49)        $ 80
                                                             ====         ====         ====         ====

For the fiscal year ended December 31, 1998
    Allowance for doubtful accounts.....................     $ 80         $102         $(41)        $141
                                                             ====         ====         ====         ====

                               INDEX TO EXHIBITS


NUMBER                                             DESCRIPTION
------                     ------------------------------------------------------------
         1.1+              Form of underwriting agreement.
         3.1+              Certificate of incorporation.
         3.2+              Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.
         3.3+              By-laws.
         3.4+              Form of amended and restated by-laws to be in effect upon
                           the closing of this offering.
         4.1+              Specimen common stock certificate.
         4.2+              See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                           Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the
                           Registrant.
         4.3+              Stock Purchase Warrant, dated March 5, 1999, by and between
                           General Atlantic Partners 54, L.P. and the Registrant.
         4.4+              Stock Purchase Warrant, dated March 5, 1999, by and between
                           Gap Coinvestment Partners II, L.P. and the Registrant.
         5.1+              Opinion of Brobeck, Phleger & Harrison LLP.
        10.1+              1999 Stock Incentive Plan.
        10.2+              1999 Employee Stock Purchase Plan.
        10.4+              Employment Agreement, dated May 11, 1999, by and between
                           Ronald Pettengill and the Registrant.
        10.5+              Employment Agreement, dated May 11, 1999, by and between
                           Robert Belau and the Registrant.
        10.6+              Employment Agreement, dated January 22, 1999, by and between
                           Kevin Holt and the Registrant.
        10.7+              Registration Rights Agreement, dated March 5, 1999.
        10.8+              Secured Promissory Note, dated August 31, 1998, in favor of
                           Brown Brothers Harriman & Co.
        10.9+              Agreement of Lease, dated June 25, 1999, by and between the
                           Registrant and Polestar Fifth Property Associates LLC.
        10.10+             Development and License Agreement, dated July 29, 1998, by and between Bear, Stearns & Co. Inc. and the Registrant.
        10.11+             Consulting Agreement, dated October 14, 1998, by and between
                           Pershing Division of Donaldson, Lufkin & Jenrette Securities
                           Corporation and the Registrant.
        10.12+             Consulting Services Agreement, dated October 15, 1998, by
                           and between First Union Corporation and the Registrant.
        10.13+             Strategic Partnering Agreement, dated July 30, 1999, by and between Cabletron Systems Inc. and the Registrant.
        10.14+             Systems Integration Consulting Services Agreement, dated
                           May 21, 1998, by and between LCI International Telecom Corp.
                           dba Qwest Communications Corporation and the Registrant.
        10.15+             Amendment No. 1 to Consulting Services Agreement dated
                           June 21, 1999, to Systems Integration Consulting Services
                           Agreement, dated May 21, 1998, by and between LCI
                           International Telecom Corp. dba Qwest Communications
                           Corporation and the Registrant.
        10.16+             Stock and Warrant Purchase Agreement, dated March 5, 1999, by and among General Atlantic Partners 54, L.P., GAP
                           Coinvestment Partners II, L.P., the Other Purchasers named therein and the Registrant.
        10.17+             Service Agreement, dated January 1, 1999, by and between
                           John Wright and Predictive Limited.
        10.18+             Common Stock Purchase Agreement, dated September 16, 1999, by and between Cisco Systems, Inc. and the Registrant.
        10.19+             Investor's Rights Agreement, dated September 16, 1999, by
                           and between Cisco Systems, Inc. and the Registrant.

NUMBER                                             DESCRIPTION
------                     ------------------------------------------------------------
        10.20**            Professional Services Subcontract, dated May 14, 1999, by
                           and between Cisco Systems, Inc. and the Registrant.
        10.21+             Common Stock Purchase Agreement, dated September 22, 1999, by and among General Atlantic Partners 57, L.P., GAP
                           Coinvestment Partners II, L.P. and the Registrant.
        10.22+             Amendment No. 1 to the Registration Rights Agreement, dated
                           March 5, 1999, dated September 22, 1999.
        10.23+             Employment Agreement, dated September 21, 1999 by and
                           between Gerard Dorsey and the Registrant.
        10.24+             Amendment No. 1 to Common Stock Purchase Agreement, dated
                           September 27, 1999, by and between Cisco Systems, Inc. and the Registrant.
        23.1               Consent of Arthur Andersen LLP.
        23.2+              Consent of Brobeck, Phleger & Harrison LLP (included in
                           Exhibit 5.1).
        23.3               Consent of Arthur Andersen LLP.
        24.1+              Powers of attorney (please see Signature Page).
        27.1+              Financial Data Schedule.

------------------------

+   Previously filed.

** Confidential treatment has been requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act. Confidential portions of this Exhibit have been filed separately with the Securities and Exchange Commission.